EXHIBIT 2.1

EXECUTION COPY

AGREEMENT TO ESTABLISH JOINT VENTURE

between

BARTON BEERS, LTD.

and

DIBLO, S.A. DE C.V.

Dated: July 17, 2006

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ARTICLE X SURVIVAL AND INDEMNIFICATION		18

10.1	Survival of Representations, Warranties and Covenants	18
10.2	Indemnification by Barton	18
10.3	Indemnification by Diblo	18
10.4	Procedure	18
10.5	Indemnification Remedy	19

ARTICLE XI TERMINATION		19

11.1	Termination	19
11.2	Effect of Termination	19

ARTICLE XII UNWINDING THE JOINT VENTURE		20

12.1	Within Three (3) Years after Closing Date	20
12.2	More than Three (3) Years after Closing Date	20

ARTICLE XIII GOVERNING LAW; CHOICE OF FORUM		21

ARTICLE XIV MISCELLANEOUS		22

14.1	Notices	22
14.2	Counterparts and Facsimile Signatures	23
14.3	Assignment	23
14.4	Entire Agreement	23
14.5	Severability	23
14.6	Waiver; Amendment	23
14.7	Parties in Interest; No Third Party Rights	24
14.8	Relationship of Parties	24
14.9	Binding Effect	24

SCHEDULES

Schedule 1.1(a)	Brands
Schedule 1.1(b)	Modelo Party/Diblo Consents
Schedule 6.1	Representations and Warranties

EXHIBITS

Exhibit A	Certification of Formation of the Company
Exhibit B	Company LLC Agreement
Exhibit C	Barton Contribution Agreement
Exhibit D	Importer Agreement
Exhibit E	[Reserved]
Exhibit F	Administrative Services Agreement
Exhibit G	CBI Guarantee

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AGREEMENT TO ESTABLISH JOINT VENTURE

This AGREEMENT TO ESTABLISH JOINT VENTURE (this “Agreement”), dated this 17th day of July, 2006, is by and between BARTON BEERS, LTD., a corporation incorporated under the laws of the State of Maryland (“Barton”), and DIBLO, S.A. DE C.V., a sociedad anónima de capital variable organized under the laws of Mexico (“Diblo”).

W I T N E S S E T H:

WHEREAS, Barton and Diblo desire to engage a joint venture for the principal purpose of importing, marketing and selling Beer in the United States and its territories;

WHEREAS, to give effect to the joint venture, Barton will cause a limited liability company (the “Company”) to be formed in the State of Delaware for the purpose of carrying out such joint venture;

WHEREAS, by establishing a joint venture, the importation and sale of Beer produced by subsidiaries of Diblo under the current two-importer agreements will cease, except as provided by this Agreement, and in its place a single importer arrangement will be in effect with the joint venture having exclusive rights to import and sell such Beer in the Territory (as defined below);

WHEREAS, to establish the Company, Barton shall first transfer to the Company certain assets which are principally used in Barton’s current business operations in the Territory and thereafter Diblo shall cause one of its subsidiaries (the “Modelo Party”) to contribute cash to the Company; and

WHEREAS, the operations of the Company will be independently directed by the Company’s employees under a Board of Directors whose members are appointed by Barton and the Modelo Party, with an equal number of directors appointed by each, all as further provided in this Agreement and the Related Agreements;

NOW, THEREFORE, in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

INTERPRETATION

1.1 Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the following meanings:

“Act” means the Delaware Limited Liability Company Act set forth in Title 6 of the Delaware Code (6 Del. C. § 18-101, et seq.), as amended from time to time.

“Administrative Services Agreement” has the meaning assigned to such term in Section 3.2.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls or is controlled by that Person or is under common control with that Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. For the avoidance of doubt, Anheuser-Busch Companies, Inc., Anheuser-Busch International, Inc. or Anheuser-Busch International Holdings, Inc. shall not be deemed Affiliates of Grupo Modelo, Diblo or any Grupo Modelo Corporate Family Member.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Alcoholic Beverage Authorities” means the United States Alcohol and Tobacco Tax and Trade Bureau, as well as the applicable state and other Governmental Authorities relating to the alcoholic beverage business.

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“Asset Value Purchase Price” has the meaning assigned to such term in the Company LLC Agreement.

“Authorization” means any license, membership, approval, variance or permit, consent, order, decree, notification, declaration, registration, filing, certificate or other authorization, domestic or foreign.

“Barton” has the meaning assigned to such term in the preamble to this Agreement.

“Barton Business” has the meaning assigned to the term “Business” in the Barton Contribution Agreement.

“Barton Consents” means those Authorizations set forth on Schedule 4.2 of the Barton Contribution Agreement.

“Barton Contribution Agreement” has the meaning assigned to such term in Section 2.4(a).

“Barton Opportunity Cost” has the meaning assigned to such term in the Company LLC Agreement.

“Beer” means beer, ale, porter, stout, malt beverages, and any other versions or combinations of the foregoing, including, without limitation, non-alcoholic versions of any of the foregoing.

“BI” has the meaning assigned to that term in the Administrative Services Agreement.

“Board” or “Board of Directors” means the Directors of the Company collectively exercising their authority as managers under the Act in the manner set forth in the Company LLC Agreement.

“Brands” means the trademarks, trade names or brand names set forth on Schedule 1.1(a) and any name or mark similar thereto or any variation thereof.

“Brewery Purchase and Sale Agreement” has the meaning assigned to that term in Section 3.1(b).

“Business of the Company” means importing, marketing and selling Beer under the Brands in the Territory.

“Business Day” means any day, other than Saturday, Sunday or a day on which banking institutions in New York, New York, Chicago, Illinois, or Mexico City, Mexico are authorized or obligated by law to close.

“Business Plan” has the meaning assigned to the term “Stub Period Business Plan” in the Company LLC Agreement.

“CBI” means Constellation Brands, Inc., a Delaware corporation.

“CBI Guarantee” means the guarantee agreement attached hereto as Exhibit G.

“Certificate of Formation” means the certificate of formation of the Company which is to be filed with the Secretary of State of the State of Delaware on or before the Closing Date in accordance with Section 2.2, in the form attached hereto as Exhibit A.

“Claim” means any action, suit, investigation, proceeding, demand, assessment, arbitration, audit by a Governmental Authority, judgment or claim.

“Closing” means the closing of the transactions pursuant to this Agreement on the Closing Date.

“Closing Barton Balance Sheet” has the meaning assigned to such term in Section 2.6.

“Closing Date” has the meaning assigned to such term in Section 9.2.

“Company” has the meaning assigned to such term in the recitals to this Agreement.

“Company LLC Agreement” has the meaning assigned to such term in Section 2.2.

“Confidential Information” has the meaning assigned to such term in Section 7.1.

“Contributed Assets” means, collectively, the Contributed Barton Assets and the Contributed Modelo Party Cash.

“Contributed Barton Assets” has the meaning assigned to the term “Contributed Assets” in the Barton Contribution Agreement.

“Contributed Barton Liabilities” has the meaning assigned to the term “Contributed Liabilities” in the Barton Contribution Agreement.

“Contributed Modelo Party Cash” means cash in an amount equal to the dollar amount of the assets set forth on the Estimated Barton Balance Sheet net of the liabilities set forth on the Estimated Barton Balance Sheet as adjusted pursuant to Section 2.6 upon delivery of the Closing Barton Balance Sheet by Barton to Diblo.

“Deadline Date” has the meaning assigned to such term in Section 11.1(b).

“Estimated Barton Balance Sheet” has the meaning assigned to such term in Section 2.4(a).

“Extrade” means Extrade, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of the Country of Mexico.

“FTC” means the United States Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any domestic or foreign, federal, national, state, provincial, municipal or local government, administrative or legislative body, governmental or regulatory agency or authority, bureau, commission, court, department or other instrumentality or other governmental entity of any country.

“Grupo Modelo” means Grupo Modelo, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of the Country of Mexico.

“Grupo Modelo Corporate Family Member” means Grupo Modelo, Diblo and any Person that is wholly owned by Grupo Modelo or Diblo, except for qualifying shares representing a de minimis portion of the total voting power of such Person.

“Guaranteed Obligations” as the meaning assigned to such term in Article IV.

“Importer Agreement” has the meaning assigned to such term in Section 3.1(a).

“Indemnitee” has the meaning assigned to such term in Section 10.4(a).

“Indemnitor” has the meaning assigned to such term in Section 10.4(a).

“Law” means any law, statute, order, writ, injunction, ordinance, code, governmental rule or regulation, requirement, directive, policy, decree or judgment, whether federal, state, provincial, local or municipal, domestic or foreign, including, without limitation, those of the United States and Mexico.

“LIBO Rate” has the meaning assigned to that term in the Company LLC Agreement.

“Litigation Expense” means any expense incurred in connection with investigating, defending or asserting any Claim indemnified against under this Agreement, including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel (whether incurred in any action or proceeding between the parties to this Agreement or between any party to this Agreement and any third party), investigators, expert witnesses, accountants and other professionals.

“Loss” means any loss, obligation, liability, settlement payment, award, judgment, fine, penalty, interest charge, expense, damage or deficiency or other charge, other than a Litigation Expense.

“Member” means each of Barton and the Modelo Party and their respective Permitted Transferees who are admitted as members of the Company and such other Persons who are admitted as members of the Company in accordance with the Company LLC Agreement.

“Membership Units” has the meaning assigned to such term in the Company LLC Agreement.

“Modelo Party” has the meaning assigned to such term in the preamble to this Agreement.

“Modelo Party/Diblo Consents” means those Authorizations set forth on Schedule 1.1(b).

“Partial Restored Profits Purchase Price” has the meaning assigned to that term in the Company LLC Agreement.

“Partial Sole Venture” has the meaning assigned to that term in the Company LLC Agreement.

“Partial Sole Venture Notice” has the meaning assigned to that term in the Company LLC Agreement.

“Percentage Interest” has the meaning assigned to that term in the Company LLC Agreement.

“Permitted Transfer” has the meaning assigned to such term in the Company LLC Agreement.

“Permitted Transferee” has the meaning assigned to such term in the Company LLC Agreement.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, a company with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal representative, regulatory body or agency, government or governmental agency, authority or entity, however designated or constituted.

“Related Agreements” means, collectively, the Company LLC Agreement, the Barton Contribution Agreement, the Importer Agreement, the Brewery Purchase and Sale Agreements, the Administrative Services Agreement, the CBI Guarantee and the other agreements and documents executed and delivered by the Modelo Party or Barton or their Affiliates in connection with the consummation of the transactions contemplated hereby.

“Restored Profits Purchase Price” has the meaning assigned to such term in the Company LLC Agreement.

“Retained Barton Liabilities” has the meaning assigned to the term “Retained Liabilities” in the Barton Contribution Agreement.

“Sole Venture” has the meaning assigned to such term in the Company LLC Agreement.

“Territory” means the fifty states of the United States of America, the District of Columbia and Guam.

“Transition Costs” has the meaning assigned to such term in Section 2.2(c).

“Transition Period” has the meaning assigned to such term in Section 2.2(b).

“West Coast Importation Rights” means all of Barton’s rights under the West Coast Importer Agreement.

“West Coast Importer Agreement” means the Importer Agreement, dated as of November 22, 1996, by and between Barton and Extrade, as amended.

1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article”, “Section”, “Schedule” or “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of this Agreement, unless otherwise specifically stated; (v) the words “include” or “including” shall mean “include, without limitation” or “including, without limitation;” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) References to statutes shall include all regulations promulgated thereunder and, except to the extent specifically provided below, references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. This Agreement is the joint drafting product of the parties hereto and each provision has been subject to negotiation and agreement and shall not be construed for or against any party as drafter thereof.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(f) All amounts in this Agreement are stated and shall be paid in United States dollars.

ARTICLE II

ESTABLISHMENT OF JOINT VENTURE

2.1 Purpose of the Joint Venture. The principal purpose of the joint venture is to engage in importing, marketing and selling Beer in the Territory in accordance with this Agreement and the Related Agreements. The joint venture shall become effective on the Closing Date and shall continue thereafter until Barton or the Modelo Party ceases to be a Member of the Company pursuant to the terms of the Company LLC Agreement, unless a Permitted Transferee of such party becomes a Member of the Company pursuant to the terms of the Company LLC Agreement, or until the Company ceases to do business pursuant to Article XII of this Agreement, whichever first occurs.

2.2 Organization of the Company.

(a) Prior to the Closing, Barton shall cause the Company to be formed as a Delaware limited liability company by the filing of a Certificate of Formation, in the form attached hereto Exhibit A (the “Certificate of Formation”), pursuant to the Delaware Limited Liability Company Act. On the Closing Date and after the contribution of the Contributed Barton Assets, Barton shall, and Diblo shall cause the Modelo Party to, execute and deliver a limited liability agreement for the Company (the “Company LLC Agreement”) in the form attached hereto as Exhibit B. The Company shall not conduct any business or incur any liabilities prior to the Closing Date, except as set forth in Section 2.2(b) or as otherwise agreed to by the parties in this Agreement or in writing.

(b) During the period of time between execution of this Agreement and the Closing Date (the “Transition Period”), Barton shall, upon consultation with Diblo, use commercially reasonable efforts to apply for all Authorizations on behalf of the Company that are necessary or desirable for the Company to conduct the Business of the Company, and shall use commercially reasonable efforts to take all such other actions during the Transition Period to prepare the Company to commence operations of the Business of the Company on the day after the Closing Date, including, but not limited to, hiring personnel in advance of the Closing to operate the business upon Closing and purchasing inventory of Beer to support sales by the Company after the Closing (after taking into account the inventory of Beer that will be contributed by Barton at the Closing).

(c) During the Transition Period, the fees of the Company’s registered agent, registration and filing fees, costs (including legal fees) of obtaining Authorizations for the Company, and other like expenses incurred in connection with the Company’s formation, organization and alcoholic beverage licensing, costs to hire and recruit employees for the Company, salaries, wages and benefits of employees hired for the Company prior to Closing, severance payments and other costs to terminate such employees, information technology costs, any and all of the costs of purchasing inventory necessary to support the Company after Closing (including, without limitation, costs to warehouse and store such inventory and additional financing costs related to increases in working capital associated with the purchase of such inventory), and other costs and expenses (including legal fees, accounting fees and fees of other professionals) shall be paid by Barton (the “Transition Costs”).

(d) If this Agreement is terminated prior to Closing, immediately following termination of this Agreement, or if not terminated prior to Closing, at Closing, Barton shall provide a statement to the Modelo Party setting forth the Transaction Costs paid by Barton pursuant to Section 2.2(c). Diblo shall or shall cause the Modelo Party to reimburse Barton, in cash, for an amount equal to 50% of such Transition Costs.

2.3 Joint Venture Interests. Barton and Diblo agree that the respective Membership Units and Percentage Interests of Barton and the Modelo Party shall be equal.

2.4 Contribution by Members.

(a) At the Closing, Barton shall contribute to the Company the Contributed Barton Assets pursuant to a contribution agreement executed by Barton and Diblo on the date hereof in the form attached hereto as Exhibit C (the “Barton Contribution Agreement”). Barton agrees to deliver to Diblo, no less than thirty (30) days prior to the date set forth in subsection (i) of Section 9.2, a pro-forma balance sheet of the Barton Business as of the Closing Date (the “Estimated Barton Balance Sheet”).

(b) At the Closing, and following the contribution by Barton contemplated by Section 2.4(a), Diblo shall cause the Modelo Party to contribute to the Company the Contributed Modelo Party Cash.

2.5 Liabilities Assumed. Except as provided in Section 2.2, none of Barton, the Company, the Modelo Party or Diblo shall assume or be liable for any obligations or liabilities of any of the others of any kind or nature, except, in the case of the Company only, the Contributed Barton Liabilities which are specifically assumed by the Company pursuant to the Barton Contribution Agreement. Barton agrees to fully perform, discharge and satisfy all Retained Barton Liabilities when due.

2.6 Closing Date Adjustments. Within ninety (90) days after the Closing, Barton shall provide to the Company and Diblo an updated balance sheet, certified by an officer of Barton to be true and correct as of the Closing Date (the “Closing Barton Balance Sheet”), prepared using the same methodology and assumptions that were used to create the Estimated Barton Balance Sheet and audited by PricewaterhouseCoopers. Within ten (10) days after delivery of the Closing Barton Balance Sheet by Barton, the Company shall pay to the Modelo Party the amount by which the Contributed Modelo Party Cash contributed by the Modelo Party at Closing exceeds the dollar amount of the assets net of the liabilities set forth on the Closing Barton Balance Sheet, or Diblo shall or shall cause the Modelo Party to contribute to the

Company the amount by which the dollar amount of the assets net of the liabilities set forth on the Closing Barton Balance Sheet exceeds the Contributed Modelo Party Cash contributed by the Modelo Party at Closing.

2.7 Employees. The Company will consult with Diblo as to hiring of employees prior to Closing. Management and other employees of the Company will initially consist of those managers and other employees of Barton hired by the Company at the Closing (or prior to the Closing pursuant to Section 2.2(b)) as provided in the Barton Contribution Agreement, together with any employees hired by the Company to support its business after the Closing Date.

2.8 Business Plan. As described in the Company LLC Agreement, the parties shall cooperate and use commercially reasonable efforts to complete the Business Plan within sixty (60) days after the Closing Date.

ARTICLE III

AFFILIATE ARRANGEMENTS

3.1 Importer and Brewery Purchase and Sale Agreements

(a) At the Closing and immediately following the execution of the LLC Agreement, Extrade shall execute and deliver an agreement designating the Company as the exclusive importer of the Beer sold under the Brands in the Territory (the “Importer Agreement”) in the form attached hereto as Exhibit D.

(b) At the Closing, Extrade and each of the subsidiaries of Diblo that will sell Beer to Extrade to enable Extrade to fulfill its obligations under the Importer Agreement shall execute and deliver an agreement in a form reasonably satisfactory to Diblo and Barton (each, a “Brewery Purchase and Sale Agreement”).

3.2 Administrative Services Agreement. At the Closing, the Company shall, and Barton shall cause Barton Incorporated to, execute and deliver an agreement whereby Barton Incorporated will provide certain administrative services to the Company (the “Administrative Services Agreement”) in the form attached hereto as Exhibit F.

ARTICLE IV

DIBLO GUARANTEE

4.1 Guarantee.

Diblo hereby absolutely, unconditionally and irrevocably guarantees to Barton and the Company, as a primary obligor and not merely as a surety, the due and punctual performance and observance of, and compliance with, all covenants, agreements, obligations, liabilities, representations and warranties of Extrade under or pursuant to the Importer Agreement and of the Modelo Party under the Related Documents to which it is a party and any damages incurred by Barton or the Company as a consequence of Extrade not executing the Importer Agreement at Closing (all such obligations and any such damages being collectively referred to as the “Guaranteed Obligations”). Diblo further agrees that the Guaranteed Obligations may be amended, modified, extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any amendment, modification, extension or renewal of any of the Guaranteed Obligations, whether or not any of the foregoing would in any way increase Diblo’s obligations hereunder. Diblo irrevocably and unconditionally waives, and agrees that its liability under its guarantee shall be unaffected by, any act, omission, delay or other circumstance or any election of remedies by Barton or the Company that might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety. Diblo further agrees that its guarantee is a continuing guarantee of payment and performance of the Guaranteed Obligations when due (whether or not any bankruptcy, insolvency or similar proceeding under applicable law shall have stayed the accrual or collection of any of the Guaranteed Obligations or operated as a discharge thereof) and not of collection, and waives any right to require that resort be had by Barton or the Company to Extrade or the Modelo Party, as applicable, for the collection and performance of the Guaranteed Obligations.

The exercise or failure to exercise any right or remedy under the Importer Agreement or the Company LLC Agreement shall not affect, impair or discharge, in whole or in part, the liability of Diblo under this Article IV. The obligations of Diblo shall not be released, limited or impaired or subject to any defense or setoff, other than a defense that payment or performance has been made by Diblo, the Modelo Party or Extrade, as applicable, and except for defenses based on a final judicial determination by a court of competent jurisdiction that Diblo has a defense to performance based on the Company’s or Barton’s breach of the Importer Agent or Company LLC Agreement. Diblo’s obligations under this Article IV shall not be affected by any claim by the Modelo Party, Diblo or Extrade that the Importer Agreement or the Company LLC Agreement is invalid or unenforceable.

4.2 Release of Guarantee.

Diblo agrees that its obligations under this Article IV shall remain in full force and effect until the termination of the Importer Agreement and Related Agreements; provided, however, that Diblo shall not be released from its obligations hereunder so long as any claim of the Company against Extrade or Modelo Party, or any claims of Barton against Modelo Party which arises out of, or relates to, directly or indirectly, the Importer Agreement, any Related Agreement, or any other document related herewith or therewith, is not settled to the satisfaction of the Company or discharged in full. In addition, if at any time, any payment, or part thereof, by Diblo, the Modelo Party or Extrade is rescinded or must otherwise be returned upon the bankruptcy, insolvency, dissolution, liquidation or reorganization of Diblo, the Modelo Party or Extrade or otherwise, the obligations of Diblo under this Article IV shall continue to be effective or shall be automatically reinstated, all as though such payment had not been made.

ARTICLE V

CREDIT FACILITY

Prior to Closing, each of Barton and Diblo shall use commercially reasonable efforts to cooperate in obtaining a commitment from one or more lenders to provide, at the Closing, a revolving credit facility (the “Credit Facility”) to the Company, on terms and conditions mutually acceptable to both Barton and Diblo. The Credit Facility shall be in an amount sufficient to fund the anticipated operating capital of the Company as agreed to by Barton and

Diblo. None of Barton, the Modelo Party or Diblo shall have any obligation to guarantee or otherwise provide credit support for the Company’s obligations under the Credit Facility.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF

BARTON AND MODELO

6.1 Mutual Representations and Warranties. Each of Barton, with respect to itself only, and Diblo, with respect to itself and the Modelo Party, represents and warrants to the other and to the Company as follows, except as set forth on Schedule 6.1, that:

(a) It and, in the case of Diblo, the Modelo Party, is duly incorporated or organized, validly existing and in good standing under the laws of its respective jurisdiction of formation and it and, in the case of Diblo, the Modelo Party, has the power and authority to own its assets and to enter into and perform its obligations under this Agreement and the Related Agreements to which it is or will be a party.

(b) This Agreement and each of the Related Agreements to which it or, in the case of Diblo, the Modelo Party, is or will be a party, has been or will be duly authorized, executed and delivered by it or, in the case of Diblo, the Modelo Party, and on the date of execution by it or, in the case of Diblo, the Modelo Party, will constitute a legal, valid and binding obligation of it or, in the case of Diblo, the Modelo Party, enforceable against it or, in the case of Diblo, the Modelo Party, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

(c) The execution, delivery and performance of this Agreement and the Related Agreements to which, on the Closing Date, it or, in the case of Diblo, the Modelo Party, will be a party does not and will not violate or conflict with (i) its or, in the case of Diblo, the Modelo Party’s, charter documents, constituent documents or other organizational documents, (ii) provisions of any indenture, agreement or other instrument to which it or, in the case of Diblo, the Modelo Party, is a party or by which it or its or, in the case of Diblo, the Modelo Party’s, assets may be bound or (iii) any Law applicable to it or its or, in the case of Diblo, the Modelo Party’s, assets, except in the case of clauses (ii) and (iii) above, where any such violation or conflict would not have a material adverse effect on the Business of the Company, the Barton Contributed Assets, in the case of Barton, or the ability of the parties to consummate the transactions contemplated by this Agreement.

(d) No broker, finder or other similar agent has been retained by it or, in the case of Diblo, the Modelo Party, in connection with the transactions contemplated by this Agreement or the Related Agreements.

(e) Except for the filings and related consents to be made by it set forth in Section 8.2 of this Agreement, including, but not limited to, applicable Alcoholic Beverage Authorities filings, filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and except for the Barton Consents and the Modelo Party/Diblo Consents, no Authorization of any Governmental Authority or any other Person on the part of Barton, Diblo or the Modelo Party is required in connection with the execution or delivery of this Agreement, the Related Agreements or the consummation of the transactions contemplated hereby or thereby, including, without limitation, its contribution of assets pursuant to Section 2.4 of this Agreement.

(f) There are no orders or Claims pending by or against and, to its knowledge, threatened against it and, in the case of Diblo, the Modelo Party, or affecting any of its, and, in the case of Diblo, the Modelo Party’s, assets, at law or in equity, or before or by any Governmental Authority, which would prevent, inhibit or restrain the consummation of the transactions contemplated by this Agreement or the Related Agreements or its and, in the case of Diblo, the Modelo Party’s, ability to perform its obligations hereunder and thereunder, except where any such order or Claim would not have a material adverse effect on the Business of the Company, the Barton Contributed Assets, in the case of Barton, or the ability of the parties to consummate the transactions contemplated by this Agreement.

(g) (i) No order, writ, injunction or decree of any court or other Governmental Authority is outstanding or, to its knowledge, threatened with respect to this Agreement, the Related Agreements or affecting the assets being contributed by it and, in the case of Diblo, by the Modelo Party, to the Company; (ii) no Claim is pending or, to its knowledge, threatened with respect to this Agreement, the Related Agreements or affecting the assets being contributed by it and, in the case of Diblo, by the Modelo Party, to the Company; (iii) it has no knowledge of any pending or threatened action against any third party which would adversely affect the assets being contributed by it and, in the case of Diblo, by the Modelo Party, to the Company as contemplated by this Agreement and the Related Agreements, except, in the case of each of (i), (ii) or (iii), where any of the foregoing would not have a material adverse effect on the Business of the Company, the Contributed Barton Assets, in the case of Barton, or the ability of the parties to consummate the transactions contemplated by this Agreement.

6.2 No Other Representations. Each of Barton and Diblo acknowledges that it has knowledge and experience in the production and marketing of alcoholic beverages and agrees that, except as expressly set forth in this Article VI or the Related Agreements, no representation or warranty is made by either Barton or Diblo.

ARTICLE VII

CONFIDENTIALITY

7.1 Definition of Confidential Information. “Confidential Information” means: (a) the provisions of this Agreement and the Related Agreements; and (b) any information, data, practices and techniques supplied or disclosed by Barton or Diblo (for purposes of this Section 7.1, a “disclosing party”), including any of the foregoing included in the Contributed Barton Assets, other than information, data, practices and techniques, (i) in the possession of a recipient prior to the date of its disclosure to a recipient by a disclosing party, (ii) in the public domain prior to the date of its disclosure to a recipient by a disclosing party, (iii) which have entered the public domain other than as a result of breach of confidence by the recipient, or (iv) supplied to a recipient without restriction by a third party who is under no obligation known to the recipient to maintain that information in confidence.

7.2 Confidential Information.

(a) Neither Barton nor Diblo shall disclose to any Person, other than the Company, directly or indirectly, any Confidential Information at any time or use any Confidential Information for purposes other than in furtherance of the purposes of this Agreement or in accordance with the Related Agreements, provided that nothing in this Section 7.2 shall preclude a party from disclosing or using Confidential Information if:

(i) Disclosure is required to be made by applicable Law, a Governmental Authority or a court order;

(ii) Disclosure is required to obtain any Authorization necessary to carry out the Business of the Company; or

(iii) The disclosure is made for the limited purpose of the resolution of a dispute pursuant to appropriate confidential treatment agreements or orders.

(b) Notwithstanding Section 7.2(a), but subject to Section 7.3, (i) Barton and its Affiliates and Diblo and its Affiliates may disclose Confidential Information for required public reporting purposes (including, without limitation, rules and regulations of the Securities and Exchange Commission, any similar securities regulatory authority in Mexico, and stock exchanges), (ii) Barton or its Affiliates and Diblo and its Affiliates may disclose Confidential Information to their respective Affiliates, who agree to be bound by the provisions of this Article VII, (iii) Barton and Diblo may disclose Confidential Information to their respective attorneys, financing sources and potential financing sources, accountants and advisors who shall be bound by the provisions of this Article VII, (iv) Barton and Diblo may disclose Confidential Information in connection with any litigation or dispute between them with respect to this Agreement or the Related Agreements, (v) Barton and its Affiliates and Diblo and its Affiliates may disclose Confidential Information to members of their respective Boards of Directors and (vi) Barton and Diblo may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind, including opinions or other analyses, that are provided to the taxpayer relating to such tax treatment and tax structure.

7.3 Legal Disclosure. If Barton or Diblo (or any of their respective Affiliates) becomes legally required or compelled to disclose any Confidential Information, such Person shall promptly inform each of Barton and Diblo who shall cooperate with such Person and each other in the event either party desires to seek a confidential treatment agreement or protective order or other appropriate remedy reasonably satisfactory to the Person originating the Confidential Information in question. In the event that such confidential treatment agreement, protective order or other remedy is not obtained, unless otherwise agreed by the originating Person, the Person required to make disclosure shall furnish only that portion of the Confidential Information which is legally required or compelled and shall exercise its reasonable efforts to obtain a protective order or other assurance that the Confidential Information will receive confidential treatment by the recipient.

ARTICLE VIII

OTHER COVENANTS OF THE PARTIES

8.1 Fulfillment of Conditions.

Each of Barton and Diblo shall take such commercially reasonable actions as are required to perform its respective covenants and agreements as set forth in this Agreement, and to ensure that the conditions to closing hereunder are satisfied and that its respective representations and warranties set forth in this Agreement are true, correct and complete as of the date hereof and the Closing Date.

8.2 Authorizations.

(a) Each of Barton and Diblo shall in good faith assist each other with respect to any requests for information from any Governmental Authority including (i) complying as promptly as possible with any request for additional information received by such party from the FTC or the Antitrust Division and (ii) cooperating with the other party in connection with resolving any investigation or other inquiry concerning the transactions contemplated hereunder commenced by either the FTC or the Antitrust Division or any state attorney general. Notwithstanding the foregoing, neither Barton nor Diblo shall be required to divest, hold separate or license any of its or its Affiliates’ business, assets or product lines or to take any action or accept any limitations on its or its Affiliates’ business, assets or operations or agree to do any of the foregoing. Barton and Diblo shall each supply the other with copies of all correspondence, filings or communications, including file memoranda evidencing telephonic conferences with representatives of the FTC, the Antitrust Division, or any other Governmental Authority or members of their respective staffs, with respect to the transactions contemplated by this Agreement and any related or contemplated transactions, except for documents filed pursuant to Item 4(c) of the Notification and Report Form or communications regarding the same. All required filing fees shall be shared equally by Barton and Diblo.

(b) To the extent required by applicable Laws, the parties, individually or jointly, shall execute and file, or cause to be filed, all documents, instruments, applications and other materials and shall take all commercially reasonable actions required of them to obtain any necessary Authorizations relating to the transactions contemplated hereby under any Laws relating to the restriction, regulation and taxation of alcoholic beverages, including without limitation, applicable Alcoholic Beverage Authorities filings. Each party shall furnish to the other such party all necessary information and assistance as the other party may reasonably request in connection with its preparation of any filing or submission, shall keep the other party apprised of the status of any inquiries or requests for additional information made by any such Governmental Authority, shall promptly respond to any such inquiry or request, and shall pay such filing or other fees applicable to such party.

(c) In addition to those Authorizations set forth in Sections 8.2(a) and 8.2(b), each party shall use commercially reasonable efforts to obtain any other Authorizations of all necessary Persons it is required to obtain in connection with the consummation of the transactions contemplated hereby and by the Related Agreements, including without limitation, the Barton Consents and the Modelo Party/Diblo Consents, provided that, except as specifically required by this Agreement or the Barton Contribution Agreement, no party hereto shall be required to make any cash payment or relinquish any property or contractual rights to obtain any such Authorization except for payments in accordance with the terms of contracts in existence as of the date hereof.

8.3 Participation in Audits and Regulatory Matters. Each of Barton and Diblo shall promptly notify the other party of any audit inquiries made by, discussions with, or representations proposed to be made to any taxing authority or any other Governmental Authority relating to the transactions contemplated by this Agreement.

8.4 Public Announcements.

(a) Prior to the Closing Date, neither Barton nor Diblo nor their respective Affiliates shall issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby, without the prior written consent of the other party, provided, however, that no such consent will be required for a press release, public statement or other filing or announcement required by applicable Law or the rules of any stock exchange upon which securities of CBI or Grupo Modelo are traded, provided further, that the party required to make such release statement, filing or announcement shall, to the extent practicable in the circumstances, give the other party a reasonable opportunity to review the release, statement, filing or announcement before it is made. The foregoing notwithstanding, on the date of this Agreement Barton and Diblo will issue a joint press release satisfactory to each of them with respect to this Agreement and the transactions contemplated hereby.

(b) On or after the Closing, the Company may issue such press releases and make such public announcements concerning its developments and operations and the marketing of its products as are necessary or appropriate in connection with its business and approved by the Board of Directors of the Company as set forth in the Company LLC Agreement.

ARTICLE IX

CLOSING

9.1 Conditions to Closing.

(a) The obligation of Barton to consummate the transactions contemplated by this Agreement and the Related Agreements shall be subject to the satisfaction or the waiver in writing by Barton of the following conditions on or prior to the Closing Date:

(i) The representations and warranties of Diblo and its Affiliates set forth in this Agreement and the Related Agreements shall be true and correct in all material respects when made and as of the Closing Date, as if made as of such date, except to the extent that any such representation or warranty refers specifically to a date other than the Closing Date, in which case such representation or warranty shall be true and correct in all material respects as of such date.

(ii) Diblo and its Affiliates shall have performed in all material respects all covenants and agreements to be performed by them under this Agreement and the Related Agreements on or prior to the Closing Date.

(iii) Except for applicable Alcoholic Beverage Authorities filings and Authorizations, all other material Authorizations, consents, orders or approvals of, or material declarations or filings with, or expirations of material waiting periods imposed by, any Governmental Authority necessary for the consummation of the Closing shall have been obtained or filed or shall have occurred.

(iv) There shall not be in effect at the Closing any order, including any writ, injunction, judgment or decree, of any Governmental Authority having jurisdiction over Barton or Diblo or their respective Affiliates that prohibits the transactions contemplated by this Agreement, except where compliance with such order would only require the payment by a party of an amount of money that is not material to Barton and CBI or Diblo, as applicable (taking into account the business prospects, assets and financial condition of Barton and CBI or Diblo, as applicable).

(v) Extrade shall have executed and delivered the Importer Agreement and the Brewery Purchase and Sale Agreements.

(b) The obligation of Diblo to consummate the transactions contemplated by this Agreement and the Related Agreements shall be subject to the satisfaction or the waiver in writing by Diblo of the following conditions on or prior to the Closing Date:

(i) The representations and warranties of Barton and its Affiliates set forth in this Agreement and the Related Agreements shall be true and correct in all material respects when made and as of the Closing Date, as if made as of such date, except to the extent that any such representation or warranty refers specifically to a date other than the Closing Date, in which case such representation or warranty shall be true and correct in all material respects as of such date.

(ii) Barton and its Affiliates shall have performed in all material respects all covenants and agreements to be performed by them under this Agreement and the Related Agreements on or prior to the Closing Date.

(iii) Except for applicable Alcoholic Beverage Authorities filings and Authorizations, all other material Authorizations, consents, orders or approvals of, or material declarations or filings with, or expirations of material waiting periods imposed by, any Governmental Authority necessary for the consummation of the Closing shall have been obtained or filed or shall have occurred.

(iv) There shall not be in effect at the Closing any order, including any writ, injunction, judgment or decree, of any Governmental Authority having jurisdiction over Barton or Diblo or their respective Affiliates that prohibits the transactions contemplated by this Agreement, except where compliance with such order would only require the payment by a party of an amount of money that is not material to Barton and CBI or Diblo, as applicable (taking into account the business prospects, assets and financial condition of Barton and CBI or Diblo, as applicable).

(v) CBI shall have executed and delivered the CBI Guarantee.

9.2 Closing Date. The Closing shall take place at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York on (a) the later of (i) January 2, 2007, or (ii) the tenth (10) Business Day after all conditions to Closing set forth in Section 9.1 have either been satisfied or waived, or (b) such other time and at such other place as shall be mutually agreed to by Barton and Diblo (the “Closing Date”).

9.3 Deliveries at Closing.

(a) Barton. On the Closing Date, Barton shall execute and deliver to Diblo and the Modelo Party (i) all Related Agreements to which it is a party and shall cause Barton Incorporated to execute and deliver the Administrative Services Agreement, (ii) the Closing Barton Balance Sheet certified by an officer of Barton pursuant to Section 2.6, (iii) a certificate executed by an officer of Barton, dated the Closing Date, certifying that (A) Barton’s representations and warranties in Article VI are true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on such date, except for representations and warranties which speak as of a specific date or time other than the Closing Date, which need only be true and correct in all material respects as of such date or time, and (B) the covenants and agreements of Barton to be performed on or prior to the Closing Date in accordance with this Agreement have been duly performed in all material respects, and (iv) a certificate of its secretary or its assistant secretary certifying as to resolutions authorizing this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby and the incumbency and authority of its officers signing this Agreement and the Related Agreements to which it is a party.

(b) Diblo. On the Closing Date, Diblo shall execute and deliver to Barton (i) all Related Agreements to which it is a party and shall cause the Modelo Party to execute and deliver all Related Agreements to which it is a party, (ii) a certificate executed by an officer of Diblo, dated the Closing Date, certifying that (A) Diblo’s representations and warranties in Article VI are true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on such date, except for representations and warranties which speak as of a specific date or time other than the Closing Date, which need only be true and correct in all material respects as of such date or time, and (B) the covenants and agreements of Diblo to be performed on or prior to the Closing Date in accordance with this Agreement have been duly performed in all material respects, and (iii) a certificate of its secretary or its assistant secretary certifying as to the authorization of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby and the incumbency and authority of the Persons signing, on behalf of Diblo, this Agreement and the Related Agreements to which it is a party, and certificates of the secretary of the Modelo Party or its assistant secretary, certifying as to authorization of the Related Agreements to which it is a party and the consummation of the transactions contemplated thereby and the incumbency and authority of the Persons signing such Related Agreements on its behalf.

(c) Company. On the Closing Date, the Company shall execute and deliver the Related Agreements to which it is a party and such documents, agreements and instruments as are necessary to perform its obligations contemplated thereby.

ARTICLE X

SURVIVAL AND INDEMNIFICATION

10.1 Survival of Representations, Warranties and Covenants. The representations and warranties of Barton and Diblo contained in this Agreement shall, notwithstanding any investigation or notice by or to any party prior to the Closing Date, survive the Closing. The covenants and agreements of the parties contained in this Agreement shall survive until fully performed or otherwise terminated in accordance with the terms of this Agreement.

10.2 Indemnification by Barton. To the extent and in the manner herein provided, Barton shall indemnify and hold harmless Diblo, its affiliates and the Company, and their respective officers, directors, employees, agents and representatives from and against any and all Loss and Litigation Expense, which any of them may suffer or incur as a result of or arising from any of the following: (a) the failure of any representation or warranty by Barton in this Agreement to be true and correct in any material respect on the date hereof and on the Closing Date, except to the extent that any such representation or warranty refers specifically to a date other than the Closing Date, in which case, failure of such representation or warranty to be true and correct in any material respects as of such date, (b) the failure of Barton to perform in any material respect any of its covenants or agreements set forth in this Agreement, (c) any inaccuracies in the Closing Barton Balance Sheet, or (d) any Claim, whether pending or threatened, arising out of or related to any transaction, event or occurrence involving any Retained Barton Liabilities.

10.3 Indemnification by Diblo. To the extent and in the manner herein provided, Diblo shall indemnify and hold harmless CBI, its Affiliates and the Company, and their respective officers, shareholders, employees, directors, agents and representatives from and against any and all Loss and Litigation Expense, which any of them may suffer or incur as a result of or arising from any of the following: (a) the failure of any representation or warranty by Diblo in this Agreement to be true and correct in any material respects on the date hereof and on the Closing Date, except to the extent that any such representation or warranty refers specifically to a date other than the Closing Date, in which case, failure of such representation or warranty to be true and correct in any material respects as of such date, (b) the failure of Diblo to perform in any material respect any of its covenants or agreements set forth in this Agreement, [****].

10.4 Procedure

(a) Promptly after acquiring knowledge of any Loss or Claim, the Person seeking indemnity (the “Indemnitee”) shall give written notice thereof to the party from whom indemnity is sought (the “Indemnitor”).

(b) The Indemnitor shall have the right, at its expense, to defend, contest or compromise such Claim through counsel of its choice (unless such Indemnitor is relieved of its liability hereunder with respect to such Claim, Loss and Litigation Expense by the Indemnitee) and shall not then be liable for fees or expenses of the Indemnitee’s attorneys (unless the

[****]	Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omission.

Indemnitor and Indemnitee are both parties to the action and there exists a conflict of interest between the Indemnitor and the Indemnitee, in which event the Indemnitor shall be responsible for the reasonable fees and expenses of one additional firm), and the Indemnitee and the Indemnitor shall provide to each other all necessary and reasonable cooperation in said defense including, but not limited to, the services of employees who are familiar with the transactions out of which such Claim or Loss may have arisen. In the event that the Indemnitor shall undertake to compromise or defend any Claim, it shall promptly notify the Indemnitee of its intention to do so. In the event that the Indemnitor fails to take timely action to defend the same, the Indemnitee shall have the right to defend the same by counsel of its own choosing but at the cost and expense of the Indemnitor. No settlement of a Claim by Indemnitee shall be effected without the consent of the Indemnitor, which shall not be unreasonably withheld or delayed, unless Indemnitee waives any right to indemnification therefor. The Indemnitor may, with the consent of the Indemnitee, which shall not be unreasonably withheld, settle or compromise any action or consent to the entry of any judgment which (i) includes, without limitation, the unconditional release by the Person asserting the Claim and any related claimants of Indemnitee from all liability with respect to such Claim in form and substance reasonably satisfactory to Indemnitee, and (ii) would not adversely affect the right of Indemnitee to own, hold, use and operate their respective assets and businesses.

(c) It is understood and agreed that neither Nixon Peabody LLP nor Cravath, Swaine & Moore LLP shall be precluded from representing their respective clients after the date hereof as a result of any legal services or advice either firm may render to the Company in connection with the formation of the Company pursuant to this Agreement or the operation of the Company pursuant to this Agreement or the Related Agreements.

10.5 Indemnification Remedy. Indemnification, as provided in this Article X and Article VIII of the Barton Contribution Agreement, shall be the exclusive remedy for any and all breaches of any representation or warranty contained in this Agreement or the Barton Contribution Agreement, but shall not be deemed to limit remedies provided for or permitted with respect to a breach of any covenant or other agreement contained in this Agreement or in a Related Agreement.

ARTICLE XI

TERMINATION

11.1 Termination. This Agreement may only be terminated prior to the Closing:

(a) By mutual written consent of Barton and Diblo;

(b) By either Barton or Diblo, by written notice to the other, if the Closing shall not have occurred on or before December 31, 2007 (the “Deadline Date”), provided that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose gross negligence or willful misconduct has been the cause of, or resulted in, the failure of the transaction to be consummated on or before such date.

11.2 Effect of Termination. In the event this Agreement is terminated pursuant to Section 11.1, except for the provisions of Articles IV, VII, X, XII and XIII and Section 8.4,

which shall survive the termination of this Agreement, Barton’s and Diblo’s rights and obligations under this Agreement shall terminate; provided, however, that except as otherwise agreed by the parties, the termination of this Agreement shall not relieve any party from any liability for damages incurred as a result of a breach by such party of its representations, warranties, covenants agreements or other obligations hereunder occurring prior to such termination. In the event the transactions contemplated by this Agreement fail to close on the Closing Date and a party terminates this Agreement (the “Non-Breaching Party”) pursuant to Section 11.1(b) due to the failure of the other party (the “Breaching Party”) to perform in all material respects all covenants and agreements to be performed by such Breaching Party hereunder, or under the Barton Contribution Agreement, on or prior to the Deadline Date, the Breaching Party shall be subject to liability for damages, including Litigation Expense, and all interim and permanent injunction relief, specific performance, and other legal and equitable remedies, as appropriate, arising out of or in connection with such breach of this Agreement.

ARTICLE XII

UNWINDING THE JOINT VENTURE

12.1 Within Three (3) Years after Closing Date. If any Person commences a proceeding seeking to have the Company cease to do Business, whether within three (3) years after the Closing or thereafter, in order to avoid the liquidation of the Company, each Member will be entitled (but is not required) to waive any of such Member’s own rights (but not the other Member’s rights) under the Related Agreements without the consent of the other Member. Nevertheless, if, after the Closing, the Company ceases to do business as required by any order, including any writ, injunction, judgment or decree, of a Governmental Authority issued within three (3) years after the Closing Date, the Company shall be dissolved and wound-up in the manner set forth in Article XIV of the Company LLC Agreement, except as follows: (a) the importation rights of the Company other than the West Coast Importation Rights and the rights to import and sell Tsingtao and St. Pauli Girl, and, to the extent possible, all Authorizations necessary to exercise such importation rights, shall be distributed by the Company to the Modelo Party; (b) the West Coast Importation Rights and to the extent possible, all Authorizations necessary to exercise such importation rights, shall be returned by the Company to Barton on terms and conditions to be agreed upon by Diblo and Barton and if agreement cannot be made, on the same terms and conditions as the West Coast Importer Agreement immediately prior to the Closing; (c) the rights to import and sell Tsingtao and St. Pauli Girl, including all agreements relating thereto, and, to the extent possible, all Authorizations necessary to exercise such importation rights, shall be returned by the Company to Barton; and (d) the Company shall distribute its remaining assets, fifty percent (50%) to each of Barton and the Modelo Party. With respect to the foregoing, Diblo shall cause the Modelo Party to take all action necessary to dissolve and wind-up the Company in the foregoing manner and to return the West Coast Importation Rights to Barton as provided in this Section 12.1.

12.2 More than Three (3) Years after Closing Date. If, after the Closing, the Company ceases to do business as required by any order, including any writ, injunction, judgment or decree, of a Governmental Authority issued more than three (3) years after the Closing Date, the Company shall not be liquidated, rather (a) if the Modelo Party previously had given Barton notice of its intent to purchase the Barton Membership Interest pursuant to Section 12.9 of the Company LLC Agreement in order to operate the Company as a Sole

Venture or a Partial Sole Venture, then the Barton Membership Interest shall be conveyed by Barton to the Modelo Party for a purchase price equal to the Asset Value Purchase Price plus the Barton Opportunity Cost plus the Partial Restored Profits Purchase Price, if applicable; (b) if the Modelo Party previously had given Barton notice of its intent to purchase the Barton Membership Interest pursuant to Section 12.9 of the Company LLC Agreement but to operate the Company other than as a Sole Venture or a Partial Sole Venture, the Barton Membership Interest shall be conveyed by Barton to the Modelo Party for a purchase price equal to the Restored Profits Purchase Price plus the Barton Opportunity Cost; and (c) if the Modelo Party previously had not given Barton notice of its intention to purchase the Barton Membership Interest pursuant to Section 12.9 of the Company LLC Agreement, then the Modelo Party shall be assumed to intend to operate the Business of the Company as a Sole Venture, or if Modelo Party delivers to Barton a Partial Sole Venture Notice, then as a Partial Sole Venture, and the Barton Membership Interest shall be conveyed by Barton to the Modelo Party for a purchase price equal to the Asset Value Purchase Price plus the Barton Opportunity Cost plus the Partial Restored Profits Purchase Price, if applicable. If the Modelo Party pays Barton the Asset Value Purchase Price rather than the Restored Profits Purchase Price, then the Modelo Party shall be required to continue to operate the Company as a Sole Venture or Partial Sole Venture for two (2) years after the transfer of the Barton Membership Interest to the Modelo Party. If at anytime during that period the Modelo Party commences to own or operate the Company, its business or its assets in a manner other than as a Sole Venture or a Partial Sole Venture, then on the date the Modelo Party ceases to operate the Company as a Sole Venture or a Partial Sole Venture, Diblo shall or shall cause the Modelo Party to pay Barton, or its successors or assigns, in cash, an amount, together with interest thereon from the date of transfer of the Barton Membership Interest to the Modelo Party at the rate per annum equal to the 30-day LIBO Rate in effect on the date of such transfer, as adjusted monthly thereafter to reflect the 30-Day LIBO Rate in effect on each successive monthly date (or, if such date is not a banking day, the immediately succeeding banking day) to the date of payment to Barton of such amount, equal to (y) the Restored Profits Purchase Price determined on the date of closing of the transfer of the Barton Membership Interest from Barton to the Modelo Party, minus (z) the Asset Value Purchase Price previously paid to Barton. Diblo shall or shall cause the Modelo Party to pay such amount to Barton, or its successors or assigns, by wire transfer of immediately available funds. Any sale of the Barton Membership Interest to the Modelo Party pursuant to this section shall be upon the terms and conditions set forth in Sections 12.10(b) and (c) of the Company LLC Agreement.

ARTICLE XIII

GOVERNING LAW; CHOICE OF FORUM

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its principles of conflicts of law that would require application of the substantive laws of any other jurisdiction. Barton and Diblo irrevocably consent to the exclusive personal jurisdiction and venue of the courts of the State of New York or the federal courts of the United States, in each case sitting in New York County, in connection with any action or proceeding arising out of or relating to this Agreement. Barton and Diblo hereby irrevocably waive, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of such action or proceeding brought in such a court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum. Barton and Diblo irrevocably consent to the service of process with respect to any such action or proceeding in the manner provided for the giving of notices under Section 14.1, provided, the foregoing shall not affect the right of Barton or Diblo to serve process in any other manner permitted by law. Barton and Diblo hereby agree that a final judgment in any suit, action or proceeding shall be conclusive and may be enforced in any jurisdiction by suit on the judgment or in any manner provided by applicable law.

ARTICLE XIV

MISCELLANEOUS

14.1 Notices. Any notice, claims, request, demands, or other communication required or permitted to be given hereunder shall be in writing and will be duly given if: (a) personally delivered, (b) sent by facsimile or (c) sent by Federal Express or other reputable overnight courier (for next business day delivery), shipping prepaid as follows:

If to Barton:	Barton Beers, Ltd.
One South Dearborn Street
Suite 1700
Chicago, IL 60603
Attention: General Counsel
Telephone: (312) 346-9200
Facsimile: (312) 346-7488

With a copy to:	Nixon Peabody LLP
1300 Clinton Square
Rochester, NY 14604
Attention: James A. Locke III
Telephone: (585) 263-1000
Facsimile: (585) 263-1600

If to Diblo:	Diblo, S.A. de C.V.
Javier Barros Serra No. 555
Colonia Zedec
Santa Fe C.P. 11210
Delegacion Alvaro Obregon
Mexico, D.F.
Attention: General Counsel
Telephone: (5255) 266-0000 ext. 6340
Facsimile: (5255) 266-0000 ext. 6485

With a copy to:	Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Attention: David Mercado
Telephone: (212) 474-1756
Facsimile: (212) 474-3700

If to the Company:

With copies to each of Barton and Diblo at the addresses provided above.

or such other address or addresses or facsimile numbers as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above. Notices will be deemed given at the time of personal delivery, if sent by facsimile, when sent with electronic notification of delivery or other confirmation of delivery or receipt, or, if sent by Federal Express or other reputable overnight courier, on the day of delivery.

14.2 Counterparts and Facsimile Signatures. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts, taken together, shall constitute one and the same instrument. Signatures sent by facsimile shall constitute and be binding to the same extent as originals.

14.3 Assignment. This Agreement shall not be assignable (by operation of law or otherwise) by Barton or Diblo without the prior written consent of the other, except that either Barton or Diblo may assign this Agreement to any, direct or indirect, wholly-owned subsidiary of each, respectively, provided, however, Barton or Diblo, as the case may be, shall unconditionally and irrevocably at all times be liable for the payment and performance obligations hereunder of such subsidiary.

14.4 Entire Agreement. This Agreement and the Related Agreements and the various schedules and exhibits thereto embody all of the understandings and agreements of every kind and nature existing between the parties hereto with respect to the transactions contemplated hereby and supersede any and all other prior arrangements or understandings with respect thereto, including, without limitation, that certain letter agreement dated as of September 8, 2005, by and between Barton and Grupo Modelo.

14.5 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application thereof to any Person or in any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, as far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of all its provisions to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

14.6 Waiver; Amendment. Except as expressly provided in this Agreement, no amendment to or waiver of any provision of this Agreement shall be binding unless executed in writing by Barton and Diblo. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless expressly so provided. The failure by any Person to exercise any right under, or to object to any breach by the other party of, any term, provision or condition of this Agreement shall not constitute a waiver thereof and shall not preclude such party from thereafter exercising that or any other right, or from thereafter objecting to that or any prior or subsequent breach of the same or any other term, provision or condition of this Agreement. Any waiver or consent granted under this Agreement shall be a consent only to the transaction, act or agreement specifically referred to in the consent and not to other similar transactions, acts or agreements.

14.7 Parties in Interest; No Third Party Rights. Nothing in this Agreement, except as expressly provided in the indemnification provisions of Article X with respect to the Persons specified therein, shall give any other Person any legal or equitable right, remedy or claim under or with respect to this Agreement or the transactions contemplated hereby.

14.8 Relationship of Parties. The rights, duties, obligations and liabilities of the parties hereto shall be limited to those rights, duties, obligations and liabilities contemplated by this Agreement and the Related Agreements to which it is a party. Nothing in this Agreement or the Related Agreements shall be construed as creating any relationship among the parties hereto extending beyond the scope of this Agreement; only such relationships as are expressly contemplated by this Agreement or the Related Agreements shall be in effect.

14.9 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that nothing contained in this Section 14.9 shall be construed to permit any attempted assignment or other transfer which would be prohibited or void pursuant to any other provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

BARTON BEERS, LTD.		DIBLO, S.A. DE C.V.

By:	/s/ Robert S. Sands	By:	/s/ Carlos Fernandez Gonzalez
Name:	Robert S. Sands	Name:	Carlos Fernandez Gonzalez
Title:	Vice President	Title:	CEO

The Registrant has omitted from this filing the Schedules and Exhibits listed below. The Registrant will furnish supplementally to the Securities and Exchange Commission a copy of such Schedules and Exhibits upon request.

Schedule 1.1(a)	Brands
Schedule 1.1(b)	Modelo Party/Diblo Consents
Schedule 6.1	Representations and Warranties

Exhibit A	Certificate of Formation of the Company

[Exhibit B]

LIMITED LIABILITY COMPANY AGREEMENT

OF

                             LLC

Dated as of                     , 2007

- i -

ARTICLE V OFFICERS		23

5.1.	General.	23

5.2.	Term of Office; Removal and Vacancy	23

5.3.	Powers and Duties.	23

5.4.	Power to Vote	24

ARTICLE VI EXCULPATION; INDEMNIFICATION		24

6.1.	Exculpation.	24

6.2.	Indemnification.	25

ARTICLE VII ACCOUNTING AND RECORDS		26

7.1.	Records and Accounting	27

7.2.	Auditors	27

7.3.	Access to Accounting Records	27

7.4.	Deposit and Use of Company Funds	27

7.5.	Financial and Tax Information.	27

7.6.	Accounting Decisions	28

7.7.	Tax Matters Partner; Federal Income Tax Elections	28

7.8.	Other Records	28

7.9.	Participation in Audits and Regulatory Matters	29

ARTICLE VIII PRODUCT PRICING; BUSINESS PLANS		29

8.1.	Product Pricing	29

8.2.	Stub Period Business Plan	29

8.3.	Business Plan.	30

ARTICLE IX CAPITAL CONTRIBUTIONS		31

9.1.	Initial Capital Contributions	31

9.2.	Additional Capital Contributions	31

9.3.	Status of Capital Contributions.	32

ARTICLE X RESERVES AND DISTRIBUTIONS		32

10.1.	Available Cash Defined	32

10.2.	Distribution of Available Cash.	32

10.3.	Restriction on Distributions	33

10.4.	Passed Distributions	33

10.5.	Deemed Liquidation	33

ARTICLE XI ALLOCATIONS		33

11.1.	Tax Items.	33

11.2.	Successor Members.	34

- ii -

ARTICLE XII TRANSFER OF MEMBER INTERESTS; WITHDRAWAL; ADDITIONAL MEMBERS		34

12.1.	Transfer of Member Interests; Withdrawal	34

12.2.	Permitted Transfers.	34

12.3.	Notice of Permitted Transfer	35

12.4.	Additional Restrictions on Transfer	35

12.5.	Substitute or Additional Members.	36

12.6.	Financial Adjustments	36

12.7.	Barton’s Put Right Related to the Importer Agreement	36

12.8.	Modelo’s Call Right.	37

12.9.	Modelo’s Recurring 10-Year Call Right.	38

12.10.	Terms and Conditions of Purchase and Sale of Barton Membership Interest.	39

ARTICLE XIII DEADLOCK		41

[****]

ARTICLE XIV DISSOLUTION OF THE COMPANY		43

14.1.	Dissolution of the Company	43

14.2.	Distribution of Assets.	43

14.3.	Filing of Certificate of Cancellation.	44

14.4.	Return of Contribution Non-Recourse to Other Members	44

14.5.	Cooperation by the Members upon Dissolution	44

ARTICLE XV SURVIVAL		44

ARTICLE XVI GOVERNING LAW; FORUM		45

ARTICLE XVII MISCELLANEOUS		45

17.1.	Notices	45

17.2.	Counterparts and Facsimile Signatures	45

17.3.	Assignment	45

17.4.	Entire Agreement	46

17.5.	Severability	46

17.6.	Waiver; Amendment	46

17.7.	Parties in Interest; No Third Party Rights	46

17.8.	Relationship of Parties	46

17.9.	Binding Effect	46

Annex A	Form of Certificate of Formation
Schedule A	Members and Number of Units
Schedule B	Company Brands

[****]	Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omission.

- iii -

Schedule C	Strategic Pricing Initiative
Schedule C-1	Strategic Pricing Initiative – Illustrative Examples (not actual figures)

- iv -

LIMITED LIABILITY COMPANY AGREEMENT

OF

                     LLC

This Limited Liability Company Agreement (this “Agreement”) of                      LLC, a Delaware limited liability company (the “Company”), dated this      day of                     , 2007, is by and among the Persons listed on Schedule A hereto, as amended from time to time (individually, a “Member” and, collectively, together with any additional members hereafter admitted to the Company in accordance with this Limited Liability Company Agreement, the “Members”).

W I T N E S S E T H:

WHEREAS, Barton (as defined below) and Diblo (as defined below) have entered into the Joint Venture Agreement (as defined below), pursuant to which they agreed to form a limited liability company to carry out the joint venture so established;

WHEREAS, on                     , 2006, pursuant to the Joint Venture Agreement, the Company was formed by Barton by filing a Certificate of Formation with the Delaware Secretary of State;

WHEREAS, the Members desire to enter into this Agreement in order to define and express all of their respective rights and obligations with respect to the operation of the Company as a limited liability company and intend that this Agreement constitute the limited liability company agreement of the Company within the meaning of the Act (as defined below); and

WHEREAS, the Members desire to be bound by the terms of this Agreement;

NOW, THEREFORE, in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members agree as follows:

ARTICLE I

DEFINITIONS

1.1. Definitions.

As used in this Agreement, the following terms shall have the meanings specified (terms in the singular to have the correlative meaning in the plural and vice versa):

“AB Entity” means Anheuser-Busch Companies, Inc., Anheuser-Busch International, Inc., Anheuser-Busch International Holdings, Inc. or any of their respective Affiliates. For the avoidance of doubt, Grupo Modelo, Diblo and any Grupo Modelo

Corporate Family Member shall not be deemed Affiliates of Anheuser-Busch Companies, Inc., Anheuser-Busch International, Inc. or Anheuser-Busch International Holdings, Inc.

“Act” means the Delaware Limited Liability Company Act set forth in Title 6 of the Delaware Code (6 Del. C. § 18-101, et seq.), as amended from time to time.

“Adjusted Gross Sales” means, for any period, gross sales of the Company for such period minus returns and non-promotional allowances and excise taxes.

“Administrative Services Agreement” means the Administrative Services Agreement, dated the Closing Date, by and between Barton Incorporated and the Company, as the same may be amended in accordance therewith.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls or is controlled by that Person, or is under common control with that Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Limited Liability Company Agreement and the exhibits and schedules hereto, as the same may be amended in accordance with its terms.

“Asset Value Purchase Price” means an amount equal to fifty percent (50%) of the excess of (i) the sum of (x) the net working capital of the Company plus (y) the book value of the property, plant and equipment of the Company, net of depreciation, over (ii) the interest bearing liabilities of the Company, in the case of (i) and (ii), as shown on the balance sheet of the Company prepared in accordance with GAAP as of the date of transfer of the Barton Membership Interest. For the avoidance of doubt, no goodwill or other intangible assets shall be included in clause (i)(y).

“Authorization” means any license, membership, approval, variance or permit, consent, order, decree, notification, declaration, registration, filing, certificate or other authorization, domestic or foreign.

“Available Cash” has the meaning assigned to that term in Section 10.1.

“Barton” means Barton Beers, Ltd., a Maryland corporation.

“Barton Contribution Agreement” means the Contribution Agreement dated the      day of July, 2006, by and between Barton, Diblo and the Company, as the same may be amended in accordance therewith.

“Barton Director” means a Director designated by Barton as provided in Section 4.1.

“Barton Membership Interest” means the Membership Interest held by Barton or its Permitted Transferees.

“Barton Opportunity Cost” means an amount equal to (a) net income for the twelve (12) month period ending on the last day of the calendar month preceding the date of transfer of the Barton Membership Interest divided by two (2), multiplied by (b) the number of years (including fractions thereof) remaining in the Initial Term or the then-current Renewal Term, as the case may be.

“Base Customer Price” has the meaning assigned to that term in the Importer Agreement.

“Beer” means beer, ale, porter, stout, malt beverages, and any other versions or combinations of the foregoing, including, without limitation, non-alcoholic versions of any of the foregoing.

“Board” or “Board of Directors” means the Directors of the Company collectively exercising their authority as managers under the Act in the manner set forth in this Agreement.

“Business Day” means any day, other than Saturday, Sunday or a day on which banking institutions in New York, New York, Chicago, Illinois, or Mexico City, Mexico are authorized or obligated by law to close.

“Business Plan” means (a) for the period from the Closing Date through December 31, 2006, the Stub Period Business Plan, and (b) for each Fiscal Year thereafter, the annual budget and operating plan, including, without limitation, the marketing, promotion or creative plan, and a projected balance sheet, income statement and statement of cash flow, for the Company for such Fiscal Year presented to and approved by the Board of Directors in the manner set forth in Section 8.3. In the absence of approval of a Business Plan for any Fiscal Year, the “Business Plan” for that Fiscal Year shall be deemed to be the last Business Plan approved by the Board with those adjustments described in Section 8.3.

“Capital Contribution” for each Member means the aggregate of any cash, cash equivalents and the fair market value of property that a Member contributes to the Company pursuant to Article IX or is deemed to have contributed to the Company as provided in Section 2.7.

“CBI” means Constellation Brands, Inc., a Delaware corporation.

“Certificate of Cancellation” means the Certificate of Cancellation of the Company that may be filed before with the Delaware Secretary of State pursuant to Section 14.3(a).

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Delaware Secretary of State on                     , 2006, in the form attached as Annex A hereto.

“Claim” means any action, suit, investigation, proceeding, demand, assessment, arbitration, audit by a Governmental Authority, judgment or claim.

“Closing Barton Balance Sheet” has the meaning assigned to that term in the Joint Venture Agreement.

“Closing Date” has the meaning assigned to that term in the Joint Venture Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Assets” means the material assets owned, leased or licensed by the Company immediately prior to a transfer of the Barton Membership interest to Modelo pursuant to Section 12.9.

“Company Brands” means any Beer imported, marketed or sold by the Company, including, without limitation, any Beer marketed, imported or sold by the Company under the trademarks set forth on Schedule B and any name or mark similar thereto or any variation thereof.

“Company Business” means importing, marketing and selling the Company Brands in the Territory, and related activities.

“Competing Business” has the meaning assigned to that term in Section 3.3(b).

“Communications Plan” has the meaning assigned to that term in Section 2.8.

“Contributed Barton Assets” has the meaning assigned to the term “Contributed Assets” in the Barton Contribution Agreement.

“Contributed Barton Liabilities” has the meaning assigned to the term “Contributed Liabilities” in the Barton Contribution Agreement.

“Contributed Modelo Party Cash” has the meaning assigned to that term in the Joint Venture Agreement.

“Covered Person” has the meaning assigned to that term in Section 6.1(a).

“Deadlock” has the meaning assigned to that term in Section 13.1.

“Diblo” means Diblo, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of the Country of Mexico.

“Director” means a manager (as defined in Section 18-101(10) of the Act) of the Company who is a member of the Board of Directors.

“EBIT” means, for any period, the earnings of the Company for such period before interest and taxes, computed in accordance with GAAP.

“Election Notice” has the meaning assigned to that term in Section 12.3.

“Entity Classification Election” has the meaning assigned to that term in Section 4.5(c)(x).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as amended.

“Excluded Territory” means a portion or portions of the Territory that, in the aggregate, account for fifteen percent (15%) or less of the Adjusted Gross Sales of Modelo Brands by the Company during the twelve-month period ending on the last day of the calendar month preceding the date on which the Barton Membership Interest is transferred to the Modelo Party.

“Extrade” means Extrade, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico.

“Fiscal Year” has the meaning assigned to that term in Section 7.1.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Authority” means any domestic or foreign federal, national, state, provincial, municipal or local government, administrative or legislative body, governmental or regulatory agency or authority, bureau, commission, court, department or other instrumentality or other governmental entity of any country.

“Grupo Modelo” means Grupo Modelo, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico.

“Grupo Modelo Corporate Family Member” means Grupo Modelo, Diblo and any Person that is wholly owned by Grupo Modelo or Diblo, except for qualifying shares representing a de minimis portion of the total voting power of such Person.

“Importer Agreement” means the Importer Agreement, dated the Closing Date, by and between Extrade and the Company, as the same may be amended in accordance therewith.

“Initial Term” means the period commencing on the Closing Date and ending on December 31, 2016.

“Insider Business” has the meaning assigned to that term in Section 3.4(a).

“Joint Venture Agreement” means the Agreement to Establish Joint Venture, dated the      day of July, 2006, by and between Barton and Diblo, as the same may be amended in accordance therewith.

“Law” has the meaning assigned to that term in the Joint Venture Agreement.

“LIBO Rate” means, on any date this rate is to be determined pursuant to this Agreement, the offered rate for deposits in U.S. dollars having an index maturity of one month, in amounts of at least $1,000,000, as such rate appears on “Telerate Page 3750” at approximately 11:00 a.m., London time, on such date of determination or, if on any such date, such rate does not appear on the “Telerate Page 3750” as of 11:00 a.m., London time, or if the “Telerate Page 3750” is not available on such date, Barton will obtain such rate from Bloomberg L.P.’s page “BBAM.”

“Litigation Expense” means any expense incurred in connection with investigating, defending or asserting any Claim indemnified against under this Agreement, including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals, whether incurred in any action or proceeding between the parties to this Agreement or between any party to this Agreement and a third party.

“Loss” means any loss, obligation, liability, settlement payment, award, judgment, fine, penalty, interest charge, expense, damage or deficiency or other charge, other than a Litigation Expense.

“Majority Approval” has the meaning set forth in Section 4.5(b).

“Material Interference” means, with respect to the Importer Agreement, the willful breach by Extrade of the supply obligations or exclusivity provisions of the Importer Agreement to such a degree as to cause a material adverse effect on the Company Business.

“Member” means each of Barton and Modelo and their respective Permitted Transferees who are admitted as Members of the Company and such other Persons who are admitted as Members of the Company in accordance with this Agreement.

“Membership Interest” means all of the rights and obligations attendant to a Member’s ownership interest in the Company, including, but not limited to, the right to receive distributions (liquidating or otherwise) and allocations of the profits, losses, gains, deductions and credits of the Company, and any and all other rights and obligations a Member is entitled to as a holder of an ownership interest in the Company, including voting rights, as and to the extent provided in this Agreement.

“Membership Units” means, as to any Member, the number of units set forth opposite such Member’s name on Schedule A hereto.

“Modelo” or “Modelo Party” means [name of Diblo subsidiary].

“Modelo Brand” has the meaning assigned to the term “Product” in the Importer Agreement.

“Modelo Director” means a Director designated by Modelo as provided in Section 4.1.

“Notice of Acquisition” has the meaning assigned to that term in Section 12.8(a).

“Notice of Deadlock” has the meaning assigned to that term in Section 13.3(a).

“Notice of Call” has the meaning assigned to that term in Section 12.9(a).

“Partial Restored Profits Purchase Price” means an amount equal to the Restored Profits Purchase Price multiplied by a fraction, the numerator of which is equal to Adjusted Gross Sales from sales of Modelo Brands by the Company into the Excluded Territory during the twelve (12) month period ending on the last day of the calendar month preceding the date on which Barton transferred the Barton Membership Interest to the Modelo Party, and the denominator of which is equal to the Adjusted Gross Sales of the Company from sales of Modelo Brands by the Company into the Territory during the twelve (12) month period ending on the last day of the calendar month preceding the date on which Barton transferred the Barton Membership Interest to the Modelo Party.

“Partial Sole Venture” means the operation and ownership of the Company, Company Business and Company Assets as a Sole Venture, as modified by one of either (a) or (b) below, due to the inability of the Modelo Party to so operate or own the Company, Company Business and Company Assets as a Sole Venture as a result of the application of any Law in the Excluded Territory (other than as described in Section 12.10(c)(ii)):

(a) the Modelo Party ceases the importation and sale of Beer into the Excluded Territory; or

(b) the Modelo Party sends notice to Barton that it intends to continue the importation and sale of Beer into the Excluded Territory in a manner other than as a Sole Venture and into the remainder of the Territory as a Sole Venture, in which case Barton may elect, in the sole and absolute discretion of Barton, to (i) assist the Modelo Party with the importation and sale of Beer into the Excluded Territory on the same terms and conditions as the parties were servicing the Excluded Territory prior to the transfer of the Barton Membership Interest to the Modelo Party; or (ii) permit the Modelo Party to import and sell Beer into the Excluded Territory with the assistance of a Person other than Barton in which case the Modelo Party shall pay to Barton an amount equal to the

Partial Restored Profits Purchase Price in addition to, for the avoidance of doubt, where applicable, the Asset Value Purchase Price, and where applicable, the Barton Opportunity Cost.

“Partial Sole Venture Notice” means a written notice delivered to Barton in the manner set forth in Section 17.1, specifying (a) the Law or Laws restricting the operation of the Company as a Sole Venture, (b) the Claim or Claims which exist or arise under Section 12.10(b)(i) or 12.10(b)(ii), (c) the Excluded Territory and, (d) which of the two options Modelo is electing under the definition of Partial Sole Venture.

“Percentage Interest” of each Member is equal to a fraction, the numerator of which shall be the number of Membership Units held by that Member as reflected on Schedule A, and the denominator of which shall be the total number of Membership Units held by all Members.

“Permitted Holders” means (a) the Estate of Marvin Sands, Marilyn Sands, her descendents (whether by blood or adoption), her descendents’ spouses, Hudson Ansley, Lindsay Caleo, William Caleo, Courtney Winslow, or Andrew Stern, or the estate of any of the foregoing individuals, or the Mac and Sally Sands Foundation, Incorporated, (b) trusts which are for the benefit of Marilyn Sands, her descendents, her descendents’ spouses, Hudson Ansley, Lindsay Caleo, William Caleo, Courtney Winslow, or Andrew Stern, or any trust for the benefit of any such trust which trusts are under the control of any or a combination of Marilyn Sands, her descendents, her descendents’ spouses, Hudson Ansley, Lindsay Caleo, William Caleo, Courtney Winslow, or Andrew Stern or any trustee of such trusts, or (c) partnerships, limited liability companies or any other entities which are controlled by the Estate of Marvin Sands, any or a combination of Marilyn Sands, her descendents, her descendents’ spouses, Hudson Ansley, Lindsay Caleo, William Caleo, Courtney Winslow, Andrew Stern, the estate of any of the foregoing individuals or a trust referred to in the foregoing clause (b).

“Permitted Transfer” has the meaning assigned to that term in Section 12.2(b).

“Permitted Transferee” has the meaning assigned to that term in Section 12.2(b).

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, a company with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal representative, regulatory body or agency, government or governmental agency, authority or entity, however designated or constituted.

“Purchase Notice” means a written notice delivered by either Modelo or Barton to exercise its right to either purchase, in the case of Modelo, or sell, in the case of Barton, the Barton Membership Interest, pursuant to Sections 12.7 or 12.8.

“Regulations” means Treasury Regulations promulgated under the Code.

“Renewal Term” means a ten-year period commencing on the first day following the end of either the Initial Term, in the case of the first such Renewal Term, or following the end any prior Renewal Term, in the case of each Renewal Term thereafter.

“Restored Profits Purchase Price” means an amount equal to the excess of (x) fifty percent (50%) of the excess of (a) eight (8) multiplied by EBIT for the twelve (12) month period ending on the last day of the calendar month preceding the date of transfer of the Barton Membership Interest, over (b) the interest bearing liabilities of the Company as of such date less (y) the amount of any Partial Restored Profits Purchase Price previously paid to Barton.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Services” has the meaning assigned to that term in the Administrative Services Agreement.

“Sole Venture” as hereafter defined and explained, means the operation and ownership of the Company, Company Business and Company Assets by Modelo or a Grupo Modelo Corporate Family Member in compliance with the following requirements:

(a) as the sole member of the Company, or through one or more Grupo Modelo Corporate Family Members other than the Company; and

(b) without any other Person having any interest in, or right to acquire any interest in, the equity of the Company, whether directly, indirectly, beneficially, or otherwise;

provided that a “Sole Venture” will not exist if one or more AB Entities own, directly or indirectly, (x) more than fifty percent (50%) of the total voting power of the total outstanding voting stock of Grupo Modelo, or (y) more than fifty percent (50%) of the total voting power of the total outstanding voting stock of Diblo.

“Special Advisory Committee” has the meaning assigned to that term in Section 13.3(c).

“Strategic Pricing Initiative” means the methods, processes and procedures to be used by the Company to determine the price of Beer sold to the Company’s customers as described on Schedule C, together with those changes as may be approved from time to time by the Board of Directors by Unanimous Approval.

“Stub Period” means the period of time commencing on the Closing Date and ending on December 31, 2006, if any.

“Stub Period Business Plan” means the budget and operating plan, including, without limitation, the marketing or creative plan and a projected balance sheet, income statement and statement of cash flow, for the Company for the Stub Period, if any, to be approved by the Board of Directors in the manner set forth in Section 8.2.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges in the nature thereof (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges, but excluding any excise, transfer, sales, use, documentary, filing, recording and other similar taxes imposed by any taxing authority applicable to, imposed upon or arising out of the transactions contemplated by this Agreement.

“Tax Matters Partner” has the meaning assigned to that term in Section 7.7.

“Taxable Income” or “Taxable Loss”, respectively, mean for each Fiscal Year or other applicable period the taxable income or loss (including items required to be separately stated) of the Company in accordance with the method of accounting followed by the Company for federal income tax purposes and determined in accordance with Code Section 703(a).

“Territory” means the fifty states of the United States of America, the District of Columbia and Guam.

“Transfer” means any sale, assignment, transfer, pledge, hypothecation, gift, encumbrance or other disposition of a Membership Interest or any portion thereof, and includes any such transaction between Members.

“Transition Costs” has the meaning assigned to that term in the Joint Venture Agreement.

“Transition Period” means the period of time commencing on the date of the Joint Venture Agreement and ending on the day prior to the Closing Date.

“Unanimous Approval” has the meaning assigned to that term in Section 4.5(c).

“Voting Stock” means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

1.2. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article”, “Section”, “Schedule” or “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of this Agreement, unless otherwise specifically stated; (v) the words “include” or “including” shall mean “include, without limitation” or “including, without limitation;” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) References to statutes shall include all regulations promulgated thereunder and, except to the extent specifically provided below, references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. This Agreement is the joint drafting product of the parties hereto and each provision has been subject to negotiation and agreement and shall not be construed for or against any party as drafter thereof.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(f) All amounts in this Agreement are stated and shall be paid in United States dollars.

ARTICLE II

ORGANIZATION OF THE COMPANY

2.1. Formation; Qualification.

The Company was formed under the laws of the State of Delaware on                     , 2006, upon the filing of the Certificate of Formation with the Delaware Secretary of State.                     , is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware (such filing being hereby ratified and confirmed in all respects). Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his/her powers as an “authorized person “ ceased. The President of the Company, or any other officer or Director authorized by the Board of Directors, shall (a) file such other documents and instruments with such appropriate authorities as may be necessary or appropriate from time to time to comply with all requirements for the formation and operation of a limited liability company in Delaware, including as an authorized person within the meaning of the Act, and (b) execute and file all requisite documents and instruments to enable the Company to qualify to do business as a foreign limited liability company in the State of Illinois and in each other jurisdiction in which, in the reasonable judgment of the Board, such qualification may be necessary or appropriate for the conduct of the business of the Company. The Members hereby agree to operate the Company as a limited liability company under and pursuant to the provisions of this Agreement and the Act, and agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein.

2.2. Name.

The business of the Company shall be conducted under the name “                     LLC”. The Board, by Unanimous Approval, shall have the power to change the name of the Company at any time by amending the Certificate of Formation in accordance with the Act.

2.3. Purposes.

The principal purposes for which the Company is formed are (a) importing, marketing and selling Beer in the Territory and to engage in activities incidental thereto, and (b) to engage in any other lawful business, purpose or other activity (whether similar or dissimilar to the enumerated activities) approved by the Board, by Unanimous Approval, subject to the provisions of Section 18-106 of the Act.

2.4. Powers.

The Company shall possess and may exercise all powers necessary, convenient or incidental to the conduct, promotion or attainment of its business, purposes or activities to the fullest extent provided in the Act.

2.5. Principal Place of Business: Registered Office and Agent.

The Company’s registered office shall be at the office of its registered agent located at [2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, in the County of New Castle, State of Delaware,] and the registered agent at such address shall be Corporation Services Company. The registered office and agent may be changed from time to time by the Board by amending the Certificate of Formation in accordance with the provisions of this Agreement and the Act. The Board shall cause prompt notice of any such change to be given to the Members. The principal offices of the Company shall be in Chicago, Illinois, or another place approved by the Board, by Unanimous Approval.

2.6. Term.

The term of the Company shall be perpetual, unless the Company is earlier dissolved in accordance with the provisions of this Agreement or the Act. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation in the manner required by the Act.

2.7. Organization Expenses.

During the Transition Period, all Transition Costs shall be paid by Barton, and fifty percent (50%) of such Transition Costs shall be reimbursed by Modelo, as provided in the Joint Venture Agreement.

2.8. Disclosure.

Each Member shall use reasonable efforts to develop a joint communications plan (the “Communications Plan”), and each Member shall use reasonable efforts (i) to ensure that all press releases and other public statements with respect to the Company and its formation and operation shall be consistent with the Communications Plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement, the Company or its formation and operation.

2.9. Reasonable Efforts.

Subject to the terms and conditions of this Agreement, the Members will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. The Members agree to execute and deliver such other documents, certificates, agreements, assignments, transfer instruments, notices and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

ARTICLE III

MEMBERS AND MEMBERS’ INTERESTS

3.1. Membership Interests; Members.

(a) There shall be one class of Membership Interest in the Company. Membership Interests shall not be represented by membership certificates, unless otherwise agreed by Unanimous Approval of the Board.

(b) Except as otherwise provided in this Agreement, Membership Interests shall be entitled to the same benefits, rights, duties and obligations and shall vote together on all matters as a single class. Notwithstanding the foregoing, except for the appointment and removal of Directors, or as otherwise provided in this Agreement or by nonwaivable provisions of applicable law, the Members will not have any right to vote on matters with respect to the Company.

(c) The names of the Members and their respective Membership Units are set forth on Schedule A hereto.

3.2. Limitation on Liability. No Member shall be liable for any debt, obligation or liability of the Company, except as provided by law or as otherwise specifically provided herein.

3.3. Business Opportunities; Other Business Ventures; Compliance with Laws.

(a) The Members recognize that each of Barton, Modelo and their Affiliates are currently engaged in the production, sale and distribution of alcoholic beverages, that they will continue in such businesses following establishment of the Company and that certain of their continuing businesses will be or in the future may be in competition with the business of the Company. Accordingly, subject to Section 3.3(b) and Section 3.3(c), Barton, Modelo and any of their respective Affiliates, agents or representatives and any officer, director, employee or shareholder of, or other Person holding a legal or beneficial interest in Barton, Modelo or any Affiliate of Barton or Modelo, may engage in, or possess an interest in, other business ventures of every nature and description, independently or with others, whether or not such other enterprises shall be in competition with or operating the same or similar businesses as the Company, and such Member shall not have any obligation or duty to bring business opportunities to the attention of the Company or any other Member.

(b) Notwithstanding anything in Section 3.3(a), so long as a Member holds any Membership Units, such Member and each of its Affiliates (for the avoidance of doubt, with the exception of the AB Entities) shall not, directly or indirectly, own, manage, operate or control, or participate in the ownership, management, operation or control of, or be connected as a manager, director, officer, employer, employee, partner, member, consultant, independent contractor or otherwise with, or permit its name to be used by or in connection with, any profit or non-profit business or organization that imports or distributes Beer (excluding retail sales of Beer) to or in the Territory (a “Competing Business”); provided, that nothing contained in this Section shall prevent a Member or any of its Affiliates from (i) acquiring or holding an interest of less than five percent (5%) of the outstanding equity securities of any beer importation or distribution business in the Territory whose equity securities are publicly traded, or (ii) making and thereafter maintaining an investment in any Person if the assets used by such Person in the activity of importing or distributing Beer constitute less than five percent (5%) of the value of the assets of such Person, and further provided that, if a Member shall provide the Company with the opportunity to participate in a Competing Business, and if the Directors appointed by the other Member do not approve the Company’s participation in such Competing Business, then the Member that first presented such opportunity to the Company (or its Affiliate) shall have the right to participate in the Competing Business on the same terms and conditions as were presented to the Company and declined.

(c) Notwithstanding anything in Section 3.3(a), so long as a Member holds any Membership Units, such Member and each of its Affiliates shall not take any action, directly or indirectly, that would result in the Company losing any Authorization from a Governmental Authority necessary for the conduct of the Company Business or that would cause the Company to be in violation of any law, statute, order, ordinance, code, or rule or regulation of any Governmental Authority, except where any such loss or violation would not have a material adverse effect on the assets, business, financial condition or results of operations of the Company.

3.4. Business Transactions Involving a Member or Affiliate of a Member.

(a) Except for the Importer Agreement and Administrative Services Agreement and as provided in this Section 3.4(a), no Member or Director or any Affiliate of a Member or a Director shall lend money to, provide services to or transact other business with the Company or have a financial interest in any such business (collectively, “Insider Business”), unless (i) such Member’s, Director’s or Affiliate’s interest or involvement in such Insider Business is fully disclosed to the Board, (ii) all of the Directors appointed by a Member with Insider Business or all Directors appointed by the same Member as the Director with Insider Business abstain from voting or taking any action to approve such Insider Business, and (iii) such Insider Business is authorized by all of the Directors appointed by the Member not involved in such Insider Business.

(b) If the Company shall have any Claim, right or remedy of whatsoever nature against a Member or any Affiliate thereof arising under or relating to any Insider Business between the Company and a Member previously authorized in the manner set forth in Section 3.4(a), including the Importer Agreement or the Administrative Services Agreement, such Member’s Directors shall not be disqualified from acting as members of the Board of Directors with respect to, nor shall such Member’s Directors be required to abstain from voting or taking any action on, such Claim, right or remedy, notwithstanding the fact that such Directors were appointed by such Member. In the event the Board of Directors is unable to reach a decision with regard to any such Claim, right or remedy, then a Deadlock shall be deemed to have occurred and the provisions of Article XIII shall apply.

3.5. Management by Members. Except as authorized by the Board in accordance with this Agreement, no Member (in his, her or its capacity as such) or representative of a Member shall take part in the day-to-day management, or the operation or control, of the business and affairs of the Company. Except and only to the extent expressly delegated by the Board (with Majority Approval) or specified in this Agreement, no Member shall be an agent of the Company or have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company. Nothing in this Section 3.5, however, is intended to restrict a Director or officer of the Company who is also a Member in the exercise of his or her power or authority as a Director or officer of the Company.

3.6. Title to Company Property. All property and assets owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity and no Member, individually, shall have any ownership of such property and assets.

3.7. Partition. Except as set forth in Article XII of the Joint Venture Agreement, no Member nor any successor-in-interest to any Member shall have the right while this Agreement remains in effect to have the property of the Company partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Company partitioned, and each Member, on behalf of itself, and its successors, successors-in-title, and assigns, hereby waives any such right. It is the intention of the Members that during the term of this Agreement, the rights of the Members and their successors-in-interest, as among themselves, shall be governed by the terms of this Agreement and that the right of any Member or successor-in-interest to assign, Transfer, sell or otherwise dispose of such Member’s interest in the Company shall be subject to the limitations, restrictions and other terms of this Agreement.

3.8. Members’ Representations. Each Member represents and warrants as follows:

(a) It has, during the course of this transaction, had the opportunity to ask questions of, and has received answers from, the Company and its representatives concerning the Company and this transaction.

(b) It is acquiring the Membership Interest for its own account, for investment, and not with a view to any resale or “distribution” thereof within the meaning of the Securities Act.

(c) It understands that because the issuance of the Membership Interest to the Member has not been registered under the Securities Act, it cannot dispose of the Membership Interest or any portion thereof until the Membership Interest has been registered under the Securities Act or an exemption from such registration is available.

(d) It is sufficiently knowledgeable and experienced in financial matters so as to be able to evaluate the risks and merits of its investment in the Company, and it is able to bear the economic risk of loss of its entire investment in the Company. It is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act.

(e) It has been advised that the issuance of the Membership Interest by the Company pursuant to the transactions contemplated in this Agreement has not been registered under the Securities Act or under the “blue sky” Laws of any jurisdiction and that the Company is issuing the Membership Interest to it pursuant to this Agreement in reliance upon, among other things, the representations and warranties of it contained in this Section 3.8.

3.9. Payment Default Notice under Importer Agreement. In the event the Company receives a notice from Extrade pursuant to Section 11.3 of the Importer Agreement, Barton and Diblo shall use their reasonable best efforts to take any and all action necessary or advisable to effect a cure and payment to Extrade in accordance with the requirement of Section 5.6 of the Importer Agreement, including, without limitation, removing and replacing the then current President of the Company and such other officers of the Company as shall persist in such non-payment and authorizing such agents and officers as needed to make prompt payment on behalf of the Company for all amounts due.

ARTICLE IV

MANAGEMENT OF THE COMPANY

4.1. Board of Directors. The business and affairs of the Company shall be managed by or under the direction of its Board of Directors, in the manner of the board of directors of a Delaware corporation. The Board shall consist of eight (8) Directors: four (4) Directors, who shall be selected and nominated by Barton (“Barton Directors”) and four (4) Directors who shall be selected and nominated by Modelo (“Modelo Directors”). In no event shall an officer or employee of an AB Entity be a Director of the Company. To the extent permitted by applicable law, any action that could be taken by the Members, may be taken by the Board of Directors, as provided below. Each Director on the Board shall continue to serve as a Director until such time as his or her death, resignation, incapacity or removal in accordance with Section 4.7. The senior management of both parties will work together and cooperate in the direction of the business of the Company.

4.2. Powers and Authority of the Board. Except where approval of the Members is expressly required by nonwaivable provisions of applicable law or as otherwise specifically provided in this Agreement, the Board shall have full, exclusive and complete discretion to direct and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to authorize management of the Company or such other Persons as it may designate to take all such actions as it deems necessary or appropriate to accomplish the foregoing and the purposes of the Company as set forth herein. Without limiting the generality of the foregoing, but subject to the other provisions of this Article IV, the Board shall have the power and authority to cause the Company to:

(a) expend funds in furtherance of the purposes of the Company;

(b) invest and reinvest in securities or other property of any character, real or personal, including, but not limited to, common and preferred stocks, bonds, notes, debentures, mortgages, leases and partnership interests (general or limited);

(c) sell, exchange or otherwise dispose of any such securities or other property at public or private sale and to grant options for the purchase, exchange or other disposition thereof, and to exercise or sell any options and any conversion, subscription, voting and other rights, discretionary or otherwise, in respect thereof;

(d) manage and keep in force such insurance as may be required to reasonably protect the Company and its assets;

(e) borrow money and/or guarantee obligations, on such terms and at such rates of interest as the Board may deem advisable and proper;

(f) pledge the credit of the Company and grant security interests in Company assets for Company purposes;

(g) appoint and remove officers and employees of the Company;

(h) employ such agents, independent contractors, attorneys and accountants as the Board deems reasonably necessary;

(i) commence, defend, compromise or settle any Claims for and on behalf of the Company;

(j) execute, deliver and file any amendment, restatement or revocation of the Certificate of Formation as may be necessary or appropriate to reflect actions properly taken by the Board and/or the Members under this Agreement;

(k) execute, deliver, file and/or record any and all instruments, documents or agreements of any kind which the Board may deem appropriate or as may be necessary or desirable to carry out the purposes of the Company; and

(l) take such other actions as the Board of Directors may reasonably believe to be necessary or desirable to carry out the purposes of the Company.

Only the Board, acting as provided in this Agreement, shall have the power to bind the Company, except and to the extent otherwise set forth in Article V or as expressly delegated to any other Person by the Board, but such delegation shall not cause the Board to cease to be responsible for the management of the Company. The expression of any power or authority of the Board in this Agreement shall not in any way limit or exclude any other power or authority which is not specifically or expressly set forth in this Agreement.

4.3. Meetings; Quorum.

(a) Meetings of the Board of Directors shall be held at least quarterly. Meetings may be called by order of the President or any Director. Notice of the time and place of each meeting shall be given by or at the direction of the person or persons calling the meeting by mailing the same at least twelve (12) Business Days before the meeting, or by sending the same by nationally recognized overnight courier service at least ten (10) Business Days before the meeting, or by telephoning, telecopying, e-mailing or delivering personally the same at least ten (10) Business Days before the meeting to each Director; provided, however, that notice of any special meeting of the Board may be given by nationally recognized (for notices to Directors) overnight courier service, or by telephoning, telecopying, e-mailing (in each case confirmed on the same day by nationally or internationally, as appropriate, recognized courier service) or delivering personally the same, at least three (3) Business Days before the meeting to each Director. Except as otherwise specified in the notice thereof, or as required by the Act, the Certificate of Formation or this Agreement, any and all business may be transacted at any meeting.

(b) At any meeting of the Board of Directors, the presence in person or by proxy of all four (4) Barton Directors and all four (4) Modelo Directors shall constitute a quorum for the transaction of any specified item of business requiring Unanimous Approval and the presence in person or by proxy of at least two (2) Barton Directors and two (2) Modelo Directors shall constitute a quorum for the transaction of any other business or of any other specified item of business. In the absence of a quorum those Directors present may adjourn the meeting to a specified date (which shall not be less than seventy two (72) hours after the date of the originally scheduled meeting). If a quorum is lacking at the adjourned meeting, that meeting may again be adjourned to a specified date (which shall not be less than seventy two (72) hours after the date of the first adjourned meeting). Notice of an adjourned meeting shall be given in the manner specified in Section 4.3(a), except that (i) such notice need not be delivered more than seventy two (72) hours prior to the adjourned meeting, and (ii) notice of a second adjourned meeting shall be accompanied by a meeting agenda describing in general terms the matters to be discussed and approved at the meeting. At any adjourned meeting at which the requisite quorum is present any action may be taken which might have been taken at the meeting as originally called.

(c) The secretary of each meeting of the Board shall record the deliberations and determinations of the Board in written minutes which will be circulated by the secretary to the Directors after the meeting for their review and approval at or before the next meeting of the Board.

4.4. Organization. Every meeting of the Board shall be presided over by two Co-Chairmen of the Board, or, in the absence of one Co-Chairman of the Board, by the present Co-Chairman of the Board, or, in the absence of both Co-Chairmen, by such Director as shall be selected by the majority of the Directors present. The Co-Chairmen of the Board or the presiding Director, as the case may be, shall select a person (who need not be a Director) to act as the secretary of the meeting. One Co-Chairman of the Board shall be appointed by Barton; the other Co-Chairman of the Board shall be appointed by Modelo. The President, if he or she is not a Director, shall be entitled to be present at all Board sessions, except as to matters affecting his or her employment, compensation or performance.

4.5. Vote.

(a) At any meeting of the Board of Directors, each Director shall be entitled to one (1) vote on any matter presented to the Board.

(b) Except as to matters requiring Unanimous Approval pursuant to Section 4.5(c) or another section of this Agreement, the affirmative vote, approval or consent of at least two (2) Barton Directors and two (2) Modelo Directors (“Majority Approval”) shall be necessary and required for the approval of any item of business.

(c) Notwithstanding the provisions of Section 4.5(b), but subject to Section 4.5(d), the following actions or transactions shall require the affirmative vote, approval or consent of all four (4) of the Barton Directors and all four (4) of the Modelo Directors (“Unanimous Approval”):

(i) the approval of and any amendments or modifications to or departure from the Stub Period Business Plan and each Business Plan thereafter;

(ii) any amendments or modifications to the Strategic Pricing Initiative and the parameters referred to therein;

(iii) the assumption of the representation of any third party brands, or the purchase, licensing, sale or other acquisition or disposition of brands;

(iv) any change in the prices of products sold by the Company other than as provided by the Strategic Pricing Initiative;

(v) any amendments to the Certificate of Formation, the Administrative Services Agreement, the Importer Agreement or this Limited Liability Company Agreement;

(vi) the issuance of additional Membership Interests or rights therein;

(vii) any merger, conversion, consolidation or other business combination;

(viii) any (A) voluntary dissolution or liquidation, (B) filing of a petition in bankruptcy, (C) appointment of a receiver, or (D) assignment for the benefit of creditors of the Company;

(ix) (A) paying or making any dividend or distribution to any Member other than as provided in Section 10.2(a) or (B) any change in the dividend or distribution policies set forth in Article X;

(x) any material change in accounting or tax policies, other than changes required by GAAP, including any change or revocation of the “Entity Classification Election” under the Code, or any similar provision enacted in lieu thereof, or any corresponding provision of state tax laws or any action that will cause the Entity Classification Election of the Company to be changed;

(xi) any borrowing of money or other incurrence of indebtedness or the grant of any security interest or lien in Company assets;

(xii) any capital expenditures not authorized by a line item in the current Business Plan, in excess of $1,000,000, individually, or $5,000,000 in the aggregate in any Fiscal Year;

(xiii) any acquisition of assets, equity or debt of another business or Person outside the ordinary course of the Company’s business;

(xiv) any sale, exchange, lease, mortgage, pledge or other disposition, directly or indirectly, of any of the assets of the Company other than in the ordinary course of business;

(xv) any disposition of an asset, other than inventory disposed of in the ordinary course of business, with either a book or fair market value in excess of $250,000 not specifically authorized in a disposition plan incorporated into the current Business Plan;

(xvi) any (A) Insider Business, (B) any Claim, right or remedy arising out of Insider Business pursuant to Section 3.4, (C) any agreements or commitments which, by their terms, restrict the Company from making any mandatory distribution in the amount contemplated by Section 10.2(a), or (D) any action, transaction or series of transactions with a single unaffiliated third party during any Fiscal Year of the Company not authorized by a line item in the current Business Plan (1) in the ordinary course of business of the Company, involving in the aggregate an amount in excess of $250,000, or (2) outside the ordinary course of business of the Company, involving in the aggregate an amount in excess of $50,000;

(xvii) determination on behalf of the Company to appoint or terminate the President, the Chief Financial Officer, or any other senior management and compensation decisions related thereto;

(xviii) appointment of a new Co-Chairman or a new President of the Company;

(xix) any material departure from the strategic direction developed by the Members for the business of the Company;

(xx) with respect to each Member’s initial Capital Contribution, the allocation of the aggregate carrying value of the assets contributed by the Member among the specific assets contributed;

(xxi) the revaluation of the value of any Company properties;

(xxii) any change in the Company’s independent accountants or auditors; and

(xxiii) the approval of the proposal for the transfer of the Services to the Company pursuant to Section 7.1 of the Administrative Services Agreement.

(d) In the event that there is a vacancy on the Board for more than 20 days which is not filled by the Member entitled to fill such vacancy, the actions or transactions specified in Section 4.5(c) and any other actions which require Unanimous Approval pursuant to this Agreement shall require the affirmative vote, approval or consent of all Directors then in office.

4.6. Action Without Meeting; Telephone Meetings. Unless otherwise restricted by the Certificate of Formation or this Agreement, any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if consented to in writing by all Directors. Any one or more Directors, the Co-Chairmen and the President of the Company shall be entitled to participate in a meeting of the Board by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

4.7. Vacancies and Removal. Any Director may be removed at any time, with or without cause, by the Member who selected and nominated such Director. Any vacancy occurring in the Board due to the death, resignation, incapacity, or removal, with or without cause, of a Director shall be filled by Member who selected and nominated such Director pursuant to Section 4.1.

4.8. Committees. The Board of Directors by Unanimous Approval may designate committees of one or more individuals, which shall serve at the Board’s pleasure and have such powers and duties as the Board determines and as provided by this Agreement. Individuals designated by the Board to serve on any such committee are not required to be Directors or employees of a Member, and the Board may designate by its own action as required pursuant to this Agreement committees comprised entirely of individuals who are not Affiliates of either Member and independent from both Members and the Board of Directors.

4.9. Compensation of Directors. No Director shall receive from the Company a salary or other compensation for services as a Director nor be entitled to reimbursement by the Company for expenses incurred in connection with the business of the Company.

4.10. Status and Duties of Directors; Transactions with the Company.

(a) Each Director on the Board of Directors shall be a “manager” for purposes of the Act, entitled to all rights, privileges and protections of a “manager” thereunder, provided that no Director shall, absent specific delegation or authorization by the Board, have the right or responsibility, acting individually, to manage the business or affairs of the Company or otherwise to act for or bind the Company as an agent, but may only act collectively through actions or determinations of the Board taken in accordance with the provisions of this Agreement. Notwithstanding the foregoing, for regulatory licensing and filings only in the ordinary course of the Company’s business in which execution by a “manager” of the Company is required, any individual Director may execute such filings on behalf of the Company.

(b) Each Director shall perform his duties as a Director in a manner that (i) he reasonably believes is in the best interests of the Company, (ii) he reasonably believes is within the authority of the Board of Directors, (iii) he reasonably believes is lawful, and (iv) is without willful misconduct or fraud. In performing his duties, a Director shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by (i) one or more agents or employees of the Company, or (ii) counsel, public accountants or other persons as to matters that such Director believes to be within such person’s professional or expert competence.

(c) Each Director shall devote such of his time as he deems reasonably necessary to the affairs of the Company. No Director shall be required to devote any specified amount of time or efforts to the business and affairs of the Company. Except as provided in Section 3.3, no Director shall be required to offer any investment opportunities to the Company and each Director may make investments or undertake activities that compete or conflict with the Company. Nothing herein shall be deemed to modify, limit or affect obligations of any Director who is an officer or employee of the Company in such Person’s capacity as an officer or employee of the Company.

4.11. Limitations on Liability.

(a) No Director shall be liable for any debt, obligation or liability of the Company, except as provided by law or as specifically provided otherwise herein. No Director shall be required to lend money to the Company or make any Capital Contribution to the Company in his capacity as a Director.

(b) If a Director performs the duties of Director in accordance with Section 4.10, then he shall have no liability to the Company or any Member by reason of being or having been a Director of the Company, including, without limitation, for any mistakes in judgment or for any failure to perform any of his obligations hereunder, or for any loss due to such mistake or failure to perform, or due to the negligence, dishonesty, fraud or bad faith of any other Person, including any other Director, Member, employee, agent or independent contractor of the Company or any other Person with which the Company transacts business.

4.12. Directors and Officers Liability Insurance. The Board of Directors shall, unless otherwise agreed by Unanimous Approval, obtain and continue in effect directors and officers liability insurance coverage for Directors, officers, employees and members of any Special Advisory Committee of the Company, in such amounts and under such terms and conditions as the Board shall deem prudent. The Company may, upon Unanimous Approval of the Board, also purchase and maintain insurance for the benefit of any other Covered Person who is entitled to indemnification under Section 6.2, against any liability asserted against or incurred by such Covered Person in any capacity or arising out of such Covered Person’s service with the Company.

4.13. Payment Default Notice under Importer Agreement. In the event Barton and Diblo are unable to agree on action necessary or advisable to effect a cure pursuant to Section 3.9, the Barton Directors shall have the authority to take any and all action necessary or advisable to effect a cure and payment by the Company to Extrade in accordance with the requirement of Section 5.6 of the Importer Agreement.

ARTICLE V

OFFICERS

5.1. General.

(a) Subject to the provisions of Section 5.1(b), the Board shall elect a President and may elect such other officers of the Company, including a Chief Operating Officer, Chief Financial Officer, Secretary and Treasurer and such other or additional officers (including one or more Vice-Presidents (of such special rank and designation as the Board may specify), Assistant Secretaries and Assistant Treasurers) as the Board deems necessary or appropriate.

(b) The initial President shall be William Hackett. The initial Co-Chairmen, pursuant to Section 4.4, shall be Carlos Fernández González and Richard Sands.

5.2. Term of Office; Removal and Vacancy. Each officer shall hold office until his or her resignation or removal. Any officer or agent shall be subject to removal with or without cause at any time by the Board. Vacancies in any office, whether occurring by death, resignation, removal or otherwise, may be filled by the Board.

5.3. Powers and Duties.

(a) The President shall be the principal executive officer of the Company and shall in general supervise and have active management of all of the day-to-day business and affairs of the Company, unless otherwise directed by the Board of Directors or provided by this Agreement. The President shall report directly to the Board and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall be the final arbiter of all differences among officers of the Company and his or her decision as to any matter affecting the Company shall be final and binding as between or among officers of the Company, subject only to the authority of the Board of Directors. The President shall have such other powers and duties as may be conferred upon him or her by the Board of Directors.

(b) Each other officer of the Company shall, unless otherwise ordered by the Board, have such powers and duties as generally pertain to their respective offices as well as such powers and duties as from time to time may be conferred upon him or her by the Board.

(c) Unless otherwise expressly stated in the then current Business Plan, the following actions shall not be within the day-to-day business of the Company and, therefore, not be within the duties of the President:

(i) any action specifically requiring Majority Approval of the Board as set forth in this Agreement;

(ii) any action specifically requiring Unanimous Approval of the Board as set forth in this Agreement, including, without limitation, any action set forth in Section 4.5(c).

5.4. Power to Vote. The President, subject to the Board’s authorization by Unanimous Approval, shall have full power and authority on behalf of the Company to attend and to vote at any meeting of the equity holders of any entity in which the Company may hold an interest, may exercise on behalf of the Company any and all of the rights and powers incident to the ownership of such interest at any such meeting and shall have power and authority to execute and deliver proxies, waivers and consents on behalf of the Company in connection with the exercise by the Company of the rights and powers incident to the ownership of such interest. The Board, from time to time, may confer like powers upon any other Person or Persons.

ARTICLE VI

EXCULPATION; INDEMNIFICATION

6.1. Exculpation.

(a) No Member, Director, or Affiliate, partner, representative or agent of such Member or Director (each, a “Covered Person”) shall be liable to the Company or any other Covered Person for any loss, damage or Claim incurred by reason of any act or omission performed or omitted by such Covered Person on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or Claim incurred by reason of such Covered Person’s gross negligence, willful misconduct or fraud.

(b) A Covered Person shall be fully protected in, and shall have no liability to the Company or any Member resulting from its, relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or net cash flow or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

6.2. Indemnification.

(a) To the greatest extent not inconsistent with the laws and public policies of Delaware, the Company shall indemnify any Covered Person, as a matter of right, against any Loss incurred by such Person in connection with any Claim, whether pending or threatened, against such Covered Person because such Person is or was a Member or Director, or an Affiliate, partner, representative or agent of a Member or Director; provided that the Covered Person has met the standard of conduct for indemnification set forth in Section 6.2(c). To the maximum extent permitted by the law, the Company shall pay for or reimburse the reasonable Litigation Expenses incurred by a Covered Person in connection with any such Claim in advance of final disposition thereof if (i) the Covered Person furnishes the Company a written affirmation of the Covered Person’s good faith belief that it has met the standard of conduct for indemnification described in Section 6.2(c) and (ii) the Covered Person furnishes the Company a written undertaking, executed personally or on such Covered Person’s behalf, to repay the advance if it is ultimately determined that such Covered Person did not meet such standard of conduct. The undertaking described in Section 6.2(a)(ii) above must be a general obligation of the Covered Person, subject to such reasonable limitations as the Company may permit, but need not be secured and may be accepted without reference to financial ability to make repayment. The Company shall indemnify a Covered Person who is wholly successful, on the merits or otherwise, in the defense of any such proceeding, as a matter of right, against reasonable Litigation Expenses incurred by the Covered Person in connection with any such Claim without the requirement of a determination as set forth in Section 6.2(c). Upon demand by a Covered Person for indemnification or advancement of Litigation Expenses, as the case may be, the Company shall expeditiously determine whether the Covered Person is entitled thereto in accordance with this Section 6.2. The indemnification and advancement of Litigation Expenses provided for under this Section 6.2 shall only be applicable to a Claim arising from acts or omissions occurring after the date of the Joint Venture Agreement.

(b) The Company shall have the power, but not the obligation, to indemnify any Person who is or was an officer, employee or agent of the Company or was serving as such at the request of the Company to the same extent as if such Person was a Covered Person designated in Section 6.1.

(c) Indemnification of a Covered Person is permissible under this Section 6.2 only if (i) such Covered Person reasonably believed that such Covered Person’s conduct was in the Company’s best interest and was within the authority delegated to such Covered Person by this Agreement or by the Board of Directors; (ii) in the case of any criminal proceeding, such Covered Person reasonably believed that such Covered Person’s conduct was lawful; and (iii) the actions of such Covered Person giving rise to such liability are not adjudged in any such proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, to have been gross negligence, willful misconduct or fraud.

(d) A Covered Person who is a party to a Claim may apply for indemnification from the Company to the court, if any, conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving notice the court considers necessary, may order indemnification if it determines:

(i) in a Claim in which the Covered Person is wholly successful, on the merits or otherwise, the Covered Person is entitled to indemnification under this Section 6.2, in which case the court shall order the Company to pay the Covered Person its reasonable Litigation Expenses incurred to obtain such court ordered indemnification; or

(ii) the Covered Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the Covered Person met the standard of conduct set forth in this Section 6.2(c).

(e) Nothing contained in this Section 6.2 shall limit or preclude the exercise or be deemed exclusive of any right under the law, by contract or otherwise, relating to indemnification of or advancement of Litigation Expenses to any Person who is or was a Member or Director of the Company or is or was serving at the Company’s request as a director, officer, partner, manager, trustee, employee, or agent of another foreign or domestic company, partnership, association, limited liability company, corporation, joint venture, trust, employee benefit plan, or other enterprise, whether for-profit or not. Nothing contained in this Section 6.2 shall limit the ability of the Company to otherwise indemnify or advance Litigation Expenses to any Person. It is the intent of this Section 6.2 to provide indemnification to Covered Persons to the fullest extent now or hereafter permitted by the law consistent with the terms or conditions of this Section 6.2. Indemnification shall be provided in accordance with this Section 6.2 irrespective of the nature of the legal or equitable theory upon which a Claim is made, including negligence, breach of duty, mismanagement, waste, breach of contract, breach of warranty, strict liability, violation of federal or state securities law, violation of the Employee Retirement Income Security Act of 1974, as amended, or violation of any other state or federal law or violation of any law of any other jurisdiction.

ARTICLE VII

ACCOUNTING AND RECORDS

7.1. Records and Accounting. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, at the expense of the Company in accordance with GAAP and, to the extent necessary to comply with the provisions of this Agreement and applicable tax law, in accordance with federal income tax rules. The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business. The Company shall maintain and preserve, during the term of the Company, and for seven years thereafter, all such books and records. The fiscal year of the Company for financial reporting and for federal income tax purposes shall be the calendar year (the “Fiscal Year”).

7.2. Auditors. The firm of PricewaterhouseCoopers or such other internationally recognized firm of certified public accountants as may be subsequently designated by the Board pursuant to Section 4.5(c), shall serve as the auditors of the Company. The Board shall direct the auditors to complete their audit of the Company’s annual financial statements no later than sixty (60) days following the end of each Fiscal Year of the Company. The costs associated with the engagement of such accounting firm shall be borne by the Company.

7.3. Access to Accounting Records. All books and records of the Company shall be maintained at the Company’s principal place of business or at such other location as may be designated by the Board, and each Member, and the Member’s duly authorized representative, shall have access to them at such location and the right to inspect and copy them at reasonable times for any purpose reasonably related to the Member’s interest in the Company. All confidential financial and business information in such books and records shall be kept confidential by the Members and their authorized representatives pursuant to the terms of Article VII of the Joint Venture Agreement.

7.4. Deposit and Use of Company Funds. Upon formation of the Company, all cash Capital Contributions shall be transferred to a separate Company account or accounts in such banks or other financial institutions as may be selected by the Board. Such account or accounts shall be maintained in the name of or for the benefit of the Company. Thereafter, all revenues, bank loans, proceeds and other receipts shall be deposited and maintained in such account or accounts, which may or may not bear interest, and all expenses, costs and similar items payable by the Company shall be paid from such accounts. The Company’s funds, including, but not limited to, the Members’ cash Capital Contributions, Company revenue and the proceeds of any borrowing by the Company, may be invested as the Board, in its sole discretion, deems advisable. Any interest or other income generated by such deposits or investments shall be considered part of the Company’s account. Company funds from any of the various sources mentioned above may be commingled with other Company funds, but not with the funds of any other Person, and may be withdrawn, expended and distributed as authorized by or in accordance with the terms and provisions of this Agreement.

7.5. Financial and Tax Information.

(a) The Board shall furnish or cause to be furnished to each Member such financial information as any such Member may request from time to time, including monthly financial statements in accordance with GAAP and all financial information as may be required by a Member to satisfy its quarterly reporting requirements under applicable United States of America or foreign securities laws. Monthly financial statements will be provided to the Members, and the Members’ duly authorized representatives, in accordance with the earliest reporting deadline of the Members, which for Barton is currently the end of the fourth Business Day following the end of each calendar month and for Modelo is currently the end of the fourth Business Day following the end of each calendar month.

(b) The Board shall use its best efforts to cause the Company to deliver to each Member, within ninety (90) days after the end of each Fiscal Year of the Company, all information necessary for the preparation of such Member’s federal income tax return; provided that the Board may authorize the Company to seek a single extension each year for the filing of its information returns and, if such extension is obtained, the deadline for delivery of tax information to the Members shall be extended accordingly.

(c) Members shall file their tax returns consistent with the positions taken by the Company.

7.6. Accounting Decisions. All decisions as to accounting matters shall be made by the Board.

7.7. Tax Matters Partner; Federal Income Tax Elections. To the extent permitted by Regulations or the Code, the Company shall elect to be treated as a partnership for both state and federal income tax purposes, and will not take any action that would cause it to be treated as a corporation for such purposes. The Board shall designate a “Tax Matters Partner” for purposes of the Code. The Tax Matters Partner shall promptly notify the Members of any audit or other matters of which he is notified or becomes aware. All decisions as to tax elections, filing of tax returns, allocations of tax items and accounting matters shall be made by the Board (or by the Tax Matters Partner pursuant to an authorized delegation by the Board). The initial Tax Matters Partner shall be Barton. The Tax Matters Partner shall keep the Board apprised of all material developments in any audit, litigation or other adversarial proceeding pertaining to the Company. The Tax Matters Partner shall not enter into any agreement with any Federal, state, local or foreign taxing authority to extend the limitation period for assessment of any tax or settle any tax issue raised by any taxing authority without the consent of the Board.

7.8. Other Records. The Company shall maintain records at the principal place of business of the Company or such other place as the Directors may determine, which shall include the following:

(a) financial reports of the Company, if any, for the most recent Fiscal Year;

(b) a current list of the name and last known business, residence or mailing address of each Member;

(c) copies of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent years;

(d) a copy of the Certificate of Formation and all amendments thereto;

(e) a copy of this Limited Liability Company Agreement and all amendments hereto;

(f) copies of any written information with respect to the amount of cash and a description of the agreed value of any property or services contributed by each Member and which each Member has agreed to contribute in the future and the date such Member became a Member;

(g) minutes of every meeting of the Board of Directors and the Members;

(h) any written consents obtained from Directors or Members for actions taken by the Board or by Members without a meeting; and

(i) a copy of the Company’s most recent annual report delivered to the Delaware Secretary of State and delivered to the Secretary of State in such other states where the Company is required to file an annual report from time to time.

7.9. Participation in Audits and Regulatory Matters. Each Member shall promptly notify the other Member and the Company of any audit inquiries made by, discussions with or representations proposed to be made to any taxing authority or any other Governmental Authority relating to the Company or its affairs or which may affect the Tax treatment of any item of income, gain, deduction or credit or otherwise affect the Taxes of the Company or the other Member, and shall promptly advise the other Member and the Company of the substance of any such inquiries or discussions and the content of any such proposed representations.

ARTICLE VIII

PRODUCT PRICING; BUSINESS PLANS

8.1. Product Pricing. The Company shall price the Beer it promotes, markets, advertises and sells in accordance with the Strategic Pricing Initiative.

8.2. Stub Period Business Plan. If the Closing Date occurs prior to January 2, 2007, then immediately following the Closing Date, the Members shall use commercially reasonable efforts to cooperate in the creation of the Stub Period Business Plan of the Company. The Stub Period Business Plan shall include a budget and operating plan (including, without limitation, the marketing, promotion or creative plan) for the Company, as well as a projected balance sheet, income statement and statement of cash flow for the period commencing on the Closing Date and ending December 31,

2006. The Stub Period Business Plan shall be completed by the Members and approved by the Board of Directors as soon as reasonably practicable, but in no event more than sixty (60) days after the Closing Date. If the Stub Period Business Plan is not agreed upon by the Members, the Company shall be operated without a Business Plan for the Stub Period.

8.3. Business Plan.

(a) If the Closing occurs on or after January 2, 2007, then immediately following the Closing Date, the Members shall use commercially reasonable efforts to cooperate in the creation of the Business Plan of the Company for the balance of the Fiscal Year commencing on the Closing Date. Such Business Plan shall include a budget and operating plan (including, without limitation, the marketing, promotion or creative plan) for the Company, as well as a projected balance sheet, income statement and statement of cash flow for the period commencing on the Closing Date and ending December 31, 2007. Such Business Plan shall be completed by the Members and approved by the Board of Directors as soon as reasonably practicable, but in no event more than sixty (60) days after the Closing Date.

(b) By October 1st of each year, commencing on October 1, 2007, the President shall prepare and transmit a draft of a Business Plan for the following Fiscal Year to each of the Directors, who shall review such documents and furnish their written comments and suggestions, if any, to the President by October 15th of each year. The President shall collect the comments and suggestions so received from the Directors, which will be discussed at the meeting of the Board of Directors to be held to approve the Business Plan for the forthcoming Fiscal Year not later than October 31st of each year. In the event that, as of the commencement of any Fiscal Year, other than 2007, the Board has not approved a Business Plan for that Fiscal Year, each plan item for the Business Plan for any such Fiscal Year shall be deemed to be (until such time, if any, as the Board approves a Business Plan for such Fiscal Year) the actual results from the Fiscal Year just ended for such plan item with the following adjustments:

(i)	[****]

(ii)	[****]

[****]	Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omission.

(iii)	[****]

(iv)	[****]

(v)	The Strategic Pricing Initiative shall remain in effect.

[****]

(c)	[****]

ARTICLE IX

CAPITAL CONTRIBUTIONS

9.1. Initial Capital Contributions. Barton shall contribute, in exchange for its Membership Interest in the Company, the Contributed Barton Assets and Contributed Barton Liabilities as set forth in the Barton Contribution Agreement. Immediately following such contribution by Barton, Modelo shall contribute, in exchange for its Membership Interest in the Company, the Contributed Modelo Party Cash as set forth in the Joint Venture Agreement. The parties agree that the fair market value of each Member’s initial capital contribution on the date of contribution to the Company is set forth on Schedule A hereto, subject to adjustment as provided in Section 2.6 of the Joint Venture Agreement.

9.2. Additional Capital Contributions. Except as otherwise required by applicable law, no Member shall be required to lend any funds to the Company or to make any additional Capital Contributions to the Company in excess of those made pursuant to, or referred to in, Section 9.1 without the Unanimous Approval of the Board.

[****]	Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omission.

No Member shall have any personal liability for the repayment of any Capital Contribution of any other Member. No Member shall be required to make up, or to make any payment to any Person on account of, any deficit in its Capital Account.

9.3. Status of Capital Contributions.

(a) Except as otherwise expressly provided herein or in Article XII of the Joint Venture Agreement, no Member shall be entitled to withdraw or demand a refund or return of any Capital Contributions or any interest therein. No return of a Member’s Capital Contributions shall be made hereunder if such distribution would violate applicable state law. Under circumstances requiring a return of any Capital Contribution, no Member shall have the right to demand or receive property other than cash, except as may be specifically provided in this Agreement or agreed to by the Board by Unanimous Approval.

(b) No Member shall receive any interest with respect to its Capital Contributions.

ARTICLE X

RESERVES AND DISTRIBUTIONS

10.1. Available Cash Defined. “Available Cash” means an amount as reasonably determined by the Board equal to all cash available for distribution to Members after (i) reserving for capital expenditures and increases in working capital set forth in the Business Plan, (ii) reserving for the future payment or reduction of any Company obligations, including contingent obligations, and (iii) taking into account cash available due to any increases in working capital lines of credit over targeted balances therefor set forth in the Business Plan.

10.2. Distribution of Available Cash.

(a) Subject to the restrictions set forth in Section 10.3 and in addition to any other distributions required by this Article X, at the end of each calendar month during each Fiscal Year, the Company shall distribute all Available Cash to the Members in accordance with their Percentage Interests.

(b) For purposes of this Section 10.2 and Article X, “Members” shall be limited to Members who at the time of the applicable distribution are entitled to receive distributions hereunder.

(c) Any amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Article X for all purposes of this Agreement. The Board is authorized to withhold from distributions and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state or local law and shall allocate such amounts to those Members with respect to which such amounts were withheld.

(d) In the event that the Company or any Member thereof becomes liable as a result of a failure to withhold and remit taxes in respect of payments or allocations made to any other Member or any affiliate thereof under this Agreement or any related agreement (including the Importer Agreement), then, in addition to, and without limiting, any other indemnities for which such other Member may be liable in respect of this Agreement or any related agreement, such other Member shall indemnify and hold harmless the Company or the other Members, as the case may be, in respect of all such taxes, including interest and penalties, and any expenses incurred in connection with such liability. The provisions contained in this Section 10.2(d) shall survive the termination of the Company and the withdrawal of any Member.

10.3. Restriction on Distributions. Notwithstanding any other provision in this Agreement, payment of distributions under Section 10.2 may be made by the Company only to the extent that such payment would not violate applicable financing agreements or credit agreements of the Company, and no distribution may be made by the Company to any Member in violation of the Act (including Section 18-607 thereof) or any applicable law.

10.4. Passed Distributions. If any Member assigns all or part of its interest in the Company in a Transfer permitted under the terms of this Agreement, unless otherwise agreed by the assigning Member and the assignee, the assignee shall be entitled to receive, to the extent of the interest in the Company assigned, the amount of any distributions required to be made to the assigning Member under Section 10.2 of this Agreement that were not actually made prior to the date of the assignment, when such distributions are made by the Company.

10.5. Deemed Liquidation. Upon the termination of the Company pursuant to section 708(b)(1)(A) of the Code, liquidation proceeds, if any, shall be distributed in the manner set forth in Section 14.2.

ARTICLE XI

ALLOCATIONS

11.1. Tax Items.

(a) General. All income, gain, loss and other tax items shall be allocated to the Members in accordance with their respective Percentage Interests, except as otherwise required to pursuant to Section 704(c) of the Code and related Code and Regulations provisions. All tax allocations shall be made in accordance with the traditional method described in Regulations Section 1.704-3(b).

(b) Section 482 Adjustments. If the Company is allowed any deduction by reason of a payment imputed to a Member or Affiliate of a Member under Section 482 of the Code or otherwise, the resulting deduction shall be allocated to such Member, and such Member shall be deemed to have contributed an equivalent amount of capital to the Company. If the Company is imputed any income by reason of a payment imputed from a Member or Affiliate of a Member under Section 482 of the Code or otherwise, the resulting income shall be allocated to such Member and such Member shall be deemed to have received as a distribution an equivalent amount from the Company.

(c) References to Regulations. Any reference in this Article XI to a provision of proposed and/or temporary Regulations shall, if such provision is modified or renumbered, be deemed to refer to the successor provision as so modified or renumbered, but only to the extent that such successor provision applies to the Company under the effective date rules applicable to such successor provision.

11.2. Successor Members.

(a) For purposes of this Article XI, “Members” shall be limited to Members who at the time of the applicable allocation are entitled to receive allocations hereunder.

(b) For purposes of this Article XI, a transferee of an interest in the Company shall be deemed to have been allocated the items of Company income, gain, loss, deduction and credit that previously have been allocated to the transferor Member pursuant to this Agreement.

ARTICLE XII

TRANSFER OF MEMBER INTERESTS;

WITHDRAWAL; ADDITIONAL MEMBERS

12.1. Transfer of Member Interests; Withdrawal. No Member shall have the right or power (a) directly or indirectly, to Transfer all or any portion of its interest as a Member in the Company, or to grant or assign any participation in its right to receive distributions or allocations of profits or losses in respect thereof, whether voluntarily or by operation of law, or (b) to withdraw prior to the dissolution or winding up of the Company, except (as to clause (a) or (b)) (i) as provided in this Article XII or Article XIV, or (ii) with the prior written consent of all the other Members or Unanimous Approval of the Board of Directors, which consent may be granted or withheld by any Member or Director in his sole discretion. Any attempt to Transfer a Member’s interest in the Company, or to withdraw from the Company, in violation of this Section 12.1 shall be void, the Company shall refuse to recognize any such Transfer and shall not reflect on its records any change in record ownership of a Membership Interest pursuant to any such Transfer, and the Member attempting to effect such Transfer or withdrawal shall indemnify the Company for any costs or expenses it may incur in connection with the attempted Transfer or withdrawal.

12.2. Permitted Transfers.

(a) A Member may Transfer all, but not a portion, of its Membership Interest in a Permitted Transfer (as defined in Section 12.2(b)).

(b) As used in this Agreement, a “Permitted Transfer” shall mean any Transfer by a Member to (i) the other Member, or (ii) a Permitted Transferee.

“Permitted Transferee” shall mean any Person directly or indirectly controlling, controlled by, or under the common control with such Member, provided that (i) for the avoidance of doubt, “Permitted Transferee” shall not include an AB Entity, (ii) the entire interest of the Transferring Member must be transferred to such Permitted Transferee, (iii) the Transferring Member shall unconditionally and irrevocably at all times be liable for the payment and performance obligations of such Permitted Transferee owed to the Company and (iv) in connection with such Transfer, the Transferring Member shall deliver to the Company an acknowledgement, in form and substance reasonably satisfactory to the Board, of its continuing responsibility for all payment and performance obligations to the Company and the other Member under this Agreement, the Joint Venture Agreement and any other agreements and instruments entered into by it pursuant to such Joint Venture Agreement. Without the unanimous consent of the non-Transferring Member (not to be unreasonably withheld or delayed), no Transfer described in this Section 12.2(b) shall constitute a Permitted Transfer if such Transfer would result in a “termination” of the Company under Section 708(b)(1)(B) of the Code.

(c) Notwithstanding anything to the contrary in this Article XII, a Member may not Transfer all or any portion of its interest if such Transfer would result in the Company becoming a “publicly-traded partnership” within the meaning of Section 7704 of the Code.

12.3. Notice of Permitted Transfer. In the event that a Member elects to Transfer its Membership Interest pursuant to this Article XII, such Member shall send a written notice of such election (an “Election Notice”) to the other Member, stating that it is exercising its right to Transfer its Membership Interest and the provision of this Article XII pursuant to which such election (and the rights to make such election) is being made.

12.4. Additional Restrictions on Transfer. Any Transfer of a Membership Interest which is permitted pursuant to Section 12.2 shall be subject to the following additional requirements and conditions:

(a) The Board may require the transferor and transferee execute and deliver all such documents as may be necessary or reasonably requested by the Board in order to consummate the Transfer of such Membership Interest.

(b) The transferee shall deliver to the Company a signed counterpart of this Agreement or a written acknowledgment that the Membership Interest to be received in such proposed Transfer is subject to this Agreement and that the proposed recipient and its successors in interest are bound hereby and agree to comply with this Agreement, each such document to be in form and substance reasonably satisfactory to the Board.

(c) Such Transfer, if legally required, shall be made pursuant to an effective registration under the Securities Act and any applicable state securities laws, or an exemption from such registration, and prior to any such Transfer the Member proposing to Transfer a Membership Interest shall give the Company (i) notice describing the manner and circumstances of the proposed Transfer (copies of which the Company shall furnish to each Member following receipt thereof by the Company) and (ii) if such

Transfer is to be made pursuant to an exemption from such registration and if reasonably requested by the Company, a written opinion of counsel, who shall be reasonably satisfactory to the Company and its counsel, such opinion to be in form and substance reasonably satisfactory to the Company and its counsel, to the effect that the proposed Transfer of Membership Interest may be effected without registration under the Securities Act and any applicable state securities laws.

(d) An approved transferee will, subject to compliance with the requirements of this Article XII become a substitute or additional Member, entitled to receive the transferor Member’s share of distributions and allocations and other rights of the Member in respect of Membership Interest so transferred to it.

12.5. Substitute or Additional Members.

(a) Any Person wishing to be admitted to the Company as an additional Member, other than by virtue of the Transfer to such Person of a Membership Interest pursuant to Section 12.2, may be admitted only with the Unanimous Approval of the Board, which approval may be granted or withheld in the sole discretion of each Director and shall be made subject to the satisfaction of the conditions set forth in Section 12.4 and such other conditions as the Board may require. Notwithstanding the foregoing, no AB Entity may become an additional Member.

(b) Upon the admission of a substitute or an additional Member, Schedule A annexed hereto shall be amended to reflect the revised Membership Units of the Members. No Person shall become a Member until such Person shall have become a party to, and adopted all of the terms and conditions of, this Agreement.

12.6. Financial Adjustments. No new Members shall be entitled to any retroactive allocation of losses, income, or expense deductions incurred by the Company. The Directors may, at their option, at the time a Member is admitted, close the Company books (as though the Company’s tax year had ended) or make pro rata allocations of income, loss and expense deductions to a new Member for that portion of the Company’s tax year in which a Member was admitted in accordance with the provisions of Code Section 706(d) and the Regulations promulgated thereunder.

12.7. Barton’s Put Right Related to the Importer Agreement. Upon the occurrence of Material Interference with the Importer Agreement, which Material Interference is not cured within sixty (60) days after written notice thereof shall have been given to Extrade by the Company or Barton, Barton shall have the right (but not the obligation) to sell to Modelo, and, if Barton exercises such right, Modelo shall purchase from Barton, all, but not less than all, of the Barton Membership Interest for a purchase price equal to the Restored Profits Purchase Price plus the Barton Opportunity Cost upon the terms and conditions set forth in Section 12.10. To exercise its right to sell the Barton Membership Interest to Modelo under this Section 12.7, Barton shall deliver to Modelo a Purchase Notice in the manner described in Section 12.10 within thirty (30) days after the end of the cure period set forth above in this Section 12.7. For the avoidance of doubt, the parties hereto acknowledge and agree that the right of Barton to deliver a Purchase Notice within such 30-day period after the end of the cure period and subsequently sell the Barton Membership Interest to Modelo upon the failure of Extrade to cure Material Interference with the Importer Agreement during the cure period provided in this section, shall continue in full force and effect irrespective of whether or not Extrade shall have subsequently cured such Material Interference at any time after the end of the cure period. Notwithstanding anything herein to the contrary, (a) Barton agrees that it shall only be entitled to exercise its right to sell the Barton Membership Interest pursuant to this Section 12.7 if it does not exercise (and irrevocably waives) its rights to seek damages and/or specific performance of the Importer Agreement as a result of Material Interference with the Importer Agreement and (b) the parties agree that Barton shall be entitled to seek damages and/or specific performance of the Importer Agreement in the event of Material Interference if Barton does not exercise its right to sell the Barton Membership Interest pursuant to this Section 12.7.

12.8. Modelo’s Call Right.

(a) Notice. If, at any time, (i) all of the total voting power of all classes of capital stock then outstanding of Barton (so long as Barton holds the Barton Membership Interest) or Permitted Transferee of Barton (so long as such Permitted Transferee of Barton holds the Barton Membership Interest), entitled to vote in elections of directors, is acquired, directly or indirectly, by a company or an individual, other than a Permitted Transferee or Permitted Holder, with substantial Beer brewing operations and Beer brands with a significant presence in the United States of America, (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a Permitted Transferee or Permitted Holder, with substantial Beer brewing operations and Beer brands with a significant presence in the United States of America, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the voting power of the total outstanding Voting Stock of Barton (so long as Barton holds the Barton Membership Interest) or a Permitted Transferee thereof (so long as such Permitted Transferee of Barton holds the Barton Membership Interest) voting as one class or (iii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a Permitted Transferee or Permitted Holder with substantial Beer brewing operations and Beer brands with a significant presence in the United States of America, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the voting power of the total outstanding voting stock of CBI voting as one class, Barton shall immediately deliver written notice of the occurrence of such acquisition (the “Notice of Acquisition”) to Modelo.

(b) Modelo’s Right to Purchase. Upon receipt of a Notice of Acquisition, Modelo shall have the right (but not the obligation), upon delivery of a

Purchase Notice and Partial Sole Venture Notice, if applicable, to Barton in the manner described in Section 12.10 within thirty (30) days after receipt of such Notice of Acquisition from Barton, to purchase from Barton, and, if Modelo exercises such right, Barton shall sell to Modelo, the Barton Membership Interest for a purchase price equal to the Asset Value Purchase Price plus the Barton Opportunity Cost plus the Partial Restored Profits Purchase Price, if any, upon the terms and conditions set forth in Section 12.10. If Modelo states in the Purchase Notice that it will operate the Company as a Sole Venture and pays Barton the Asset Value Purchase Price upon transfer to Modelo of the Barton Membership Interest, then Modelo shall be required to continue to operate the Company as a Sole Venture or a Partial Sole Venture for two (2) years after the closing. If at anytime during that period Modelo commences to own or operate the Company, the Company Business or the Company Assets in a manner other than as a Sole Venture or a Partial Sole Venture, then Modelo shall send prior written notice to Barton of such event, which notice shall also set forth the date after which the Company will no longer be owned or operated by Modelo as a Sole Venture or a Partial Sole Venture. On the date Modelo ceases to operate the Company as a Sole Venture or a Partial Sole Venture, Modelo shall pay to Barton, or its successors or assigns, in cash, an amount, together with interest thereon from the date of transfer of the Barton Membership Interest to Modelo at the rate per annum equal to the 30-day LIBO Rate in effect on the date of such transfer, as adjusted monthly thereafter to reflect the 30-day LIBO Rate in effect on each successive monthly date (or, if such date is not a banking day, the immediately succeeding banking day) to the date of payment to Barton of such amount, equal to (i) the Restored Profits Purchase Price determined on the date of closing of the transfer of the Barton Membership Interest from Barton to Modelo, minus (ii) the Asset Value Purchase Price paid to Barton pursuant to this Section 12.8(b). Such amount shall be paid by Modelo to Barton, or its successors or assigns, by wire transfer of immediately available funds.

12.9. Modelo’s Recurring 10-Year Call Right.

(a) At anytime more than thirty-six (36) months prior to the end of (i) the Initial Term or (ii) any Renewal Term, Modelo shall have the right, subject to the terms of this Section 12.9 and Section 12.10 and to the extent permitted by law and Governmental Authority, upon delivery to Barton of a written notice (the “Notice of Call”) to purchase from Barton, and Barton shall sell to Modelo, all, but not less than all, of the Barton Membership Interest. The Notice of Call shall be in writing, delivered in the manner set forth in Section 17.1, and shall set forth whether or not Modelo will operate the business of the Company as a Sole Venture or a Partial Sole Venture from and after the closing of the transfer of the Barton Membership Interest to Modelo. If Modelo will operate the business of the Company as a Partial Sole Venture, Modelo shall deliver to Barton, together with the Notice of Call, a Partial Sole Venture Notice. If Modelo will operate the Company as a Sole Venture or a Partial Sole Venture, then the purchase price for the Barton Membership Interest to be paid at closing shall be equal to the Asset Value Purchase Price plus the Partial Restored Profits Purchase Price, if applicable, and if Modelo does not operate the Company as a Sole Venture or a Partial Sole Venture, then the purchase price for the Barton Membership Interest shall be equal to the Restored Profits Purchase Price. The closing of any such transfer of the Barton

Membership Interest pursuant to this section shall occur on the first Business Day following the last day of the Initial Term or Renewal Term, as the case may be. The closing shall occur at a place mutually agreeable to both Barton and Modelo, provided, that if no such agreement can be reached, the closing shall occur at the executive offices of the Company. The terms and conditions of the sale of the Barton Membership Interest to Modelo shall be as set forth in Section 12.10(b) and (c).

(b) If Modelo states in the Notice of Call that it will operate the Company as a Sole Venture or a Partial Sole Venture and pays Barton the Asset Value Purchase Price plus the Partial Restored Profits Purchase Price, if applicable, upon transfer to Modelo of the Barton Membership Interest, then Modelo shall be required to continue to operate the Company as a Sole Venture or a Partial Sole Venture for two (2) years after the closing. If at anytime during that period Modelo commences to own or operate the Company, the Company Business or the Company Assets in a manner other than as a Sole Venture or a Partial Sole Venture, then Modelo shall send prior written notice to Barton of such event, which notice shall also set forth the date after which the Company will no longer be owned or operated by Modelo as a Sole Venture or a Partial Sole Venture. On the date Modelo ceases to operate the Company as a Sole Venture or a Partial Sole Venture, Modelo shall pay to Barton, or its successors or assigns, in cash, an amount, together with interest thereon from the date of transfer of the Barton Membership Interest to Modelo at the rate per annum equal to the 30-day LIBO Rate in effect on the date of such transfer, as adjusted monthly thereafter to reflect the 30-day LIBO Rate in effect on each successive monthly date (or, if such date is not a banking day, the immediately succeeding banking day) to the date of payment to Barton of such amount, equal to (i) the Restored Profits Purchase Price determined on the date of closing of the transfer of the Barton Membership Interest from Barton to Modelo, minus (ii) the Asset Value Purchase Price paid to Barton pursuant to Section 12.9(a). Such amount shall be paid by Modelo to Barton, or its successors or assigns, by wire transfer of immediately available funds.

12.10. Terms and Conditions of Purchase and Sale of Barton Membership Interest.

(a) Each Purchase Notice required to be delivered pursuant to Sections 12.7 and 12.8, shall be in writing, delivered in the manner set forth in Section 17.1, and shall set forth a Business Day for closing of the transfer, which date shall not be less than thirty (30) days nor more than sixty (60) days from the date of such notice. If Modelo has the right under this Agreement to operate the Company Business as a Partial Sole Venture, then any Purchase Notice shall include a Partial Sole Venture Notice. The closing shall occur at a place mutually agreeable to both Barton and Modelo, provided, that if no such agreement can be reached, the closing shall occur at the executive offices of the Company.

(b) Any purchase and sale of the Barton Membership Interest described in Sections 12.7, 12.8, or 12.9 of this Agreement or Section 12.2 of the Joint Venture Agreement, shall be on an “as-is”, “where-is” basis, except that Barton shall transfer the Barton Membership Interest to Modelo free and clear of all liens and encumbrances of any kind created by Barton. The entire purchase price for the Barton Membership Interest shall be delivered to Barton, or its designee, in cash, by wire transfer of immediately available funds to an account designated by Barton, or its designee. At, and as a condition to, the closing of such transfer, Modelo shall agree in writing to indemnify and defend Barton from and against any Loss and Litigation Expense arising out of or in connection with any Claim, whether pending or threatened, related to the contemplated transaction or the operation of the business of the Company from and after the closing date of such transfer. In addition, on or prior to any such closing, and as a condition thereto, Modelo shall have obtained the release of Barton or any Affiliate of Barton from any obligations of the Company for which such Person is liable, whether as guarantor, co-borrower, or otherwise. Each party’s obligation to consummate the contemplated transaction shall be conditioned on (i) there being no suit, action or proceeding, pending or threatened, before any court or before or by any Governmental Authority, seeking to restrain or prohibit or to obtain damages or other relief in connection with or arising out of the contemplated transaction, (ii) no pending or threatened investigation by any Governmental Authority as to compliance with any applicable law or regulation that might result in a suit, action or proceeding with respect to the Company, the contemplated transaction or the conduct of the Members pursuant to this Agreement, and (iii) any Governmental Authority or other Person whose material Authorization is required prior to or in connection with the consummation of the contemplated transaction shall have granted all such material Authorizations.

(c) (i) If the Modelo Party has provided a Purchase Notice stating that it is going to purchase the Barton Membership Interest at the end of the Initial Term or any Renewal Term) or the Modelo Party is to purchase the Barton Membership Interest pursuant to Section 12.8 of this Agreement or Section 12.2 of the Joint Venture Agreement and, in any such case, has given notice (including any Partial Sole Venture Notice) that it intends to operate the Company as a Sole Venture or as a Partial Sole Venture and a Claim exists or thereafter arises as set forth in Sections 12.10(b)(i) or 12.10(b)(ii), then the Modelo Party shall have the right to require that Barton transfer the Barton Membership Interest to the Modelo Party notwithstanding that such Claim would otherwise be a condition to Barton’s obligation to consummate the transaction pursuant to Sections 12.10(b)(i) or 12.10(b)(ii), subject to the following: the Modelo Party shall deliver to Barton written notice of the Modelo Party’s intention to continue to consummate the transaction, notwithstanding such Claim, at least thirty (30) days prior the closing of the transfer of the Barton Membership Interest, which notice shall describe the pending or threatened proceeding or investigation.

(ii) If, as a result of the final determination of such Claim, from which no appeal may be taken, or the settlement of such Claim, the Modelo Party is no longer able to operate the Company as a Sole Venture, then the Modelo Party nevertheless may operate the Company as a Partial Sole Venture upon delivery to Barton of a Partial Sole Venture Notice. If, as a result of the final determination of such Claim, from which no appeal may be taken, or the settlement of such Claim, the Modelo Party is no longer able to operate the Company as a Sole Venture or as a Partial Sole Venture, then within thirty (30) days of such final determination or settlement, the Modelo Party shall pay to Barton an amount, together with interest thereon from the date of transfer of the Barton

Membership Interest to Modelo at the rate per annum equal to the 30-day LIBO Rate in effect on the date of such transfer, as adjusted monthly thereafter to reflect the 30-day LIBO Rate in effect on each successive monthly date (or, if such date is not a banking day, the immediately succeeding banking day) to the date of payment to Barton of such amounts, equal to the difference between the Restored Profits Purchase Price determined on the date of closing of the transfer of the Barton Membership Interest from Barton to Modelo minus the Asset Value Purchase Price previously paid to Barton.

(iii) For avoidance of doubt, should the final determination of such proceeding or investigation result in the Modelo Party being unable to operate the Company as a Sole Venture in a portion or portions of the Territory that, in the aggregate, account for at least eighty-five percent (85%) of the Adjusted Gross Sales of Modelo Brands by the Company during the twelve (12) month period immediately proceeding the date on which the Barton Membership Interest is transferred to the Modelo Party pursuant to Section 12.9, then within thirty (30) days of such final determination, the Modelo Party shall pay to Barton an amount, together with interest thereon from the date of transfer of the Barton Membership Interest to Modelo at the rate per annum equal to the 30-day LIBO Rate in effect on the date of such transfer, as adjusted monthly thereafter to reflect the 30-day LIBO Rate in effect on each successive monthly date (or, if such date is not a banking day, the immediately succeeding banking day) to the date of payment to Barton of such amounts, equal to the difference between the Restored Profits Purchase Price determined on the date of closing of the transfer of the Barton Membership Interest from Barton to Modelo minus the Asset Value Purchase Price previously paid to Barton.

ARTICLE XIII

DEADLOCK

[****]

[****]	Approximately two pages of confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omission.

ARTICLE XIV

DISSOLUTION OF THE COMPANY

14.1. Dissolution of the Company. The Company shall be dissolved, its assets disposed of and its affairs wound up upon the first to occur of the following:

(a) a Unanimous Approval by the Board of Directors that the Company should be dissolved;

(b) the sale of all or substantially all of the assets of the Company; and

(c) unwinding of the Joint Venture Agreement as set forth in Article XII of the Joint Venture Agreement.

14.2. Distribution of Assets.

(a) Except as otherwise provided in Article XII of the Joint Venture Agreement relating to unwinding the Company, if the Company is dissolved and its affairs are to be wound up, the Board shall (1) sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Board may determine to distribute any assets to the Members in kind), (2) discharge all liabilities of the Company (including liabilities to Members), whether by payment or the making of reasonable provision for payment thereof, (3) discharge all liabilities relating to the dissolution, winding up, and liquidation and distribution of assets, (4) establish such reserves as may be reasonably necessary to provide for contingent, conditional and unmatured liabilities of the Company, and (5) distribute the remaining assets to the Members in accordance with their Percentage Interests. If any assets of the Company are to be distributed in kind, the carrying value of such assets as of the date of dissolution shall be determined by the Board (or, if there is then no Board, by any remaining Directors or, if none, by agreement of Members holding a majority of the Membership Units in the Company).

(b) Upon completion of the winding up, liquidation and distribution of the assets, the Company shall terminate. Upon termination of the Company, except as expressly provided otherwise herein, this Agreement shall terminate.

(c) The Board shall comply with any applicable requirements of applicable law pertaining to the winding up of the Company and the final distribution of its assets.

14.3. Filing of Certificate of Cancellation.

(a) Upon the dissolution and complete winding up of the Company, a Certificate of Cancellation of the Certificate of Formation shall be executed by an officer of the Company as an authorized person of the Company and filed in the office of the Delaware Secretary of State.

(b) Upon the issuance of the Certificate of Cancellation, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Act. The Board (or, in the absence of a Board, the remaining Directors) shall have authority to distribute any Company property discovered after dissolution, convey real estate and take such other action as may be necessary on behalf of and in the name of the Company.

14.4. Return of Contribution Non-Recourse to Other Members. Except as provided by law, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash or other property contribution of one or more Members, such Member or Members shall have no recourse against any other Member.

14.5. Cooperation by the Members upon Dissolution. From and after the dissolution of the Company, each Member agrees to execute, deliver and file all documents and instruments, and take all actions, reasonably requested by the other Member in order to obtain all Authorizations necessary to allow such Member to continue with the operation of its business.

ARTICLE XV

SURVIVAL

It is the express intention and agreement of the Members that all covenants, agreements, statements, representations, warranties and indemnities made in this Agreement shall survive the execution and delivery of this Agreement. Notwithstanding anything in this Agreement to the contrary, each of Barton and each other Member hereby agrees that Barton shall have the right to enforce the provisions of Sections 12.7, 12.8, 12.9 and 12.10 in accordance with their respective terms after Barton has transferred its Membership Interest to Modelo and is no longer a Member of the Company and the sale or other disposition by Barton of its Membership Interest to Modelo shall not constitute a transfer, assignment, or termination of any of Barton’s rights under Sections 12.7, 12.8, 12.9 and 12.10. Without limiting the generality of the foregoing, the provisions of Sections 12.7, 12.8, 12.9 and 12.10 of this Agreement shall survive any termination, modification or amendment of this Agreement after a transfer of the Barton Membership Interest to Modelo pursuant to this Agreement.

ARTICLE XVI

GOVERNING LAW; FORUM

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its principles of conflicts of law that would require application of the substantive laws of any other jurisdiction. The Members irrevocably consent to the exclusive personal jurisdiction and venue of the courts of the State of New York or the federal courts of the United States of America, in each case sitting in New York County, in connection with any action or proceeding arising out of or relating to this Agreement. Each Member hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of such action or proceeding brought in such a court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum. The Members irrevocably consent to the service of process with respect to any such action or proceeding in the manner provided for the giving of notices under Section 17.1, provided, the foregoing shall not affect the right of any Member to serve process in any other manner permitted by law. The Members hereby agree that a final judgment in any suit, action or proceeding shall be conclusive and may be enforced in any jurisdiction by suit on the judgment or in any manner provided by applicable law.

ARTICLE XVII

MISCELLANEOUS

17.1. Notices. Any notice, claims, request, demands, or other communication required or permitted to be given hereunder shall be in writing and will be duly given if: (a) personally delivered, (b) sent by facsimile or (c) sent by Federal Express or other reputable overnight courier (for next business day delivery), shipping prepaid addressed to the party at its address set forth on Schedule A hereto, or such other address or addresses or facsimile numbers as the Person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above. Notices will be deemed given at the time of personal delivery, if sent by facsimile, when sent with electronic notification of delivery or other confirmation of delivery or receipt, or, if sent by Federal Express or other reputable overnight courier, on the day of delivery.

17.2. Counterparts and Facsimile Signatures. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts, taken together, shall constitute one and the same instrument. Signatures sent by facsimile shall constitute and be binding to the same extent as originals.

17.3. Assignment. Except as otherwise provided herein, this Agreement shall not be assignable (by operation of law or otherwise) by any Member without the prior written consent of the other Members.

17.4. Entire Agreement. This Agreement, the Joint Venture Agreement, the Barton Contribution Agreement and the various schedules and exhibits thereto embodies all of the understandings and agreements of every kind and nature existing between the parties hereto with respect to the transactions contemplated hereby and supersedes any and all other prior arrangements or understandings with respect thereto.

17.5. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application thereof to any Person or in any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, as far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of all its provisions to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

17.6. Waiver; Amendment. Except as expressly provided in this Agreement, no amendment to or waiver of any provision of this Agreement shall be binding unless executed in writing by the Members. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless expressly so provided. The failure by any Person to exercise any right under, or to object to any breach by the other party of, any term, provision or condition of this Agreement shall not constitute a waiver thereof and shall not preclude such party from thereafter exercising that or any other right, or from thereafter objecting to that or any prior or subsequent breach of the same or any other term, provision or condition of this Agreement. Any waiver or consent granted under this Agreement shall be a consent only to the transaction, act or agreement specifically referred to in the consent and not to other similar transactions, acts or agreements.

17.7. Parties in Interest; No Third Party Rights. Nothing in this Agreement shall give any other Person any legal or equitable right, remedy or claim under or with respect to this Agreement or the transactions contemplated hereby.

17.8. Relationship of Parties. The rights, duties, obligations and liabilities of the parties hereto shall be limited to those rights, duties, obligations and liabilities contemplated by this Agreement, the Joint Venture Agreement, the Barton Contribution Agreement and the various schedules and exhibits thereto. Nothing in this Agreement, the Joint Venture Agreement, the Barton Contribution Agreement or the various schedules and exhibits thereto shall be construed as creating any relationship among the parties hereto extending beyond the scope of this Agreement; only such relationships as are expressly contemplated by this Agreement, the Joint Venture Agreement, the Barton Contribution Agreement and the various schedules and exhibits thereto shall be in effect.

17.9. Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that nothing contained in this Section 17.9 shall be construed to permit any attempted assignment or other transfer which would be prohibited or void pursuant to any other provision of this Agreement.

IN WITNESS WHEREOF, this Limited Liability Company Agreement has been executed as of the date first above written.

[ ]	[ ]

By:	By:
Name:	Name:
Title:	Title:

Annex A

Form of Certificate of Formation

CERTIFICATE OF FORMATION

OF

                             LLC

This Certificate of Formation of                              LLC is being executed and filed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

(1) The name of the limited liability company formed hereby is                              LLC.

(2) The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, State of Delaware, zip code 19808. The name of the registered agent of the Company at such address is Corporation Services Company.

(3) The following provisions hereby are adopted for the purposes of defining and regulating certain powers of the Company, its Members and agents, and are intended to supplement and in no way limit or restrict any other powers and rights conferred upon the Company, its Members and agents by law or pursuant to the Limited Liability Company Agreement of the Company (the “LLC Agreement”).

(a) To the fullest extent permitted by law, the Company shall indemnify and hold harmless the Members and the Directors, jointly and severally, for actions taken by them, or any of them, on behalf of the Company, subject to any relevant provisions of the LLC Agreement, as in effect from time to time.

(b) Except as expressly provided in the LLC Agreement, as in effect from time to time, or as provided by nonwaivable provisions of applicable law, no Member, in its capacity as such, shall have any right to vote or take part in the management or control of the business of the Company or have any power or authority to act for or to bind the Company.

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has executed this Certificate of Formation as of the      day of                     , 2006.

/s/

, Authorized Person

SCHEDULE A

Members	Number of Membership Units	Value of Initial Capital Contribution
Barton Beers, Ltd.	50	$	[ ]

Notices to: Barton Beers, Ltd. One South Dearborn Street Suite 1700 Chicago, IL 60603 Attention: General Counsel Facsimile: (312) 346-7488

With a copy to: Nixon Peabody LLP 1300 Clinton Square Rochester, NY 14604 Attention: James A. Locke, III Facsimile: (585) 263-1600

[ ]	50	$	[ ]

Notices to: [ ] [ ] [ ] Attention: [ ] Facsimile: ( ) -

With a copy to:
Cravath, Swaine & Moore LLP Worldwide Plaza
825 Eighth Avenue New York, NY 10019 Attention: David Mercado, Esq. Facsimile: (212)474-3700

The Registrant has omitted from this filing the Schedules listed below. The Registrant will furnish supplementally to the Securities and Exchange Commission a copy of such Schedules upon request.

Schedule B         Company Brands

Schedule C         Strategic Pricing Initiative

Schedule C-1     Strategic Pricing Initiative – Illustrative Examples (not actual figures)

EXHIBIT C

BARTON

CONTRIBUTION AGREEMENT

among

BARTON BEERS, LTD.,

DIBLO, S.A. de C.V.,

and

COMPANY

(a Delaware limited liability company to be formed)

Dated: July     , 2006

- i -

6.4	Receivables	20

ARTICLE VII CONDITIONS TO CLOSING		20

7.1	Company’s Conditions	20
7.2	Barton’s Conditions	20

ARTICLE VIII SURVIVAL AND INDEMNIFICATION		20

8.1	Survival	20
8.2	Indemnification by Barton	21
8.3	Indemnification by the Company	21
8.4	Procedure	21
8.5	Certain Limitations	22
8.6	Exclusive Remedies	23

ARTICLE IX TERMINATION		23

9.1	Termination	23
9.2	Effect of Termination; Procedure Upon Termination	23

ARTICLE X GOVERNING LAW; CHOICE OF FORUM		23

ARTICLE XI		24

MISCELLANEOUS		24

11.1	Notices	24
11.2	Counterparts and Facsimile Signatures	25
11.3	Assignment	25
11.4	Entire Agreement	25
11.5	Severability	25
11.6	Waiver; Amendment	25
11.7	Parties in Interest; No Third Party Rights	25
11.8	Relationship of Parties	26
11.9	Binding Effect	26

- ii -

SCHEDULES
1.1A	Brands

1.1B	Equipment

1.1C	Contributed Contracts

1.1D	Retained Assets

2.8	Certain Distributors

4.2	Material Authorizations

4.4	Litigation

4.7	Registered Assigned Intellectual Property

4.10	Liens on Inventory

4.12(a)	Restrictive Contracts

4.12(b)	Consents

6.1	Excluded Matters

6.2	Employee Matters

- iii -

BARTON CONTRIBUTION AGREEMENT

This BARTON CONTRIBUTION AGREEMENT (this “Agreement”), dated this      day of July, 2006, is by and among Barton Beers, Ltd., a corporation organized under the laws of the State of Maryland (“Barton”), Diblo, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of the Country of Mexico (“Diblo”) and both Barton and Diblo on behalf of a Delaware limited liability company to be formed in the manner provided in the Joint Venture Agreement (as defined below) (the “Company”).

W I T N E S S E T H:

WHEREAS, on even date herewith, Diblo and Barton entered into an Agreement to Establish Joint Venture (the “Joint Venture Agreement”), with the intent to create the Company and provide for the contribution of certain assets by a subsidiary of Diblo pursuant to the Joint Venture Agreement and by Barton pursuant to this Agreement;

WHEREAS, Barton agrees to contribute certain assets to the Company in exchange for a membership interest in the Company and, thereafter, Diblo agrees to cause a subsidiary of Diblo to contribute cash to the Company in exchange for a membership interest in the Company (each an “Initial Capital Contribution”);

WHEREAS, as and for its Initial Capital Contribution, Barton desires to contribute and transfer substantially all of its assets (including, without limitation, all Authorizations (as defined below) to the extent same are transferable) relating exclusively to importing, marketing and selling Beer under the Brands, including, without limitation, pursuant to the West Coast Importation Rights and certain other rights (collectively, the “Business”); and

WHEREAS, the parties hereto intend such contribution and transfer to qualify as a contribution to a partnership under Section 721 of the Code;

NOW, THEREFORE, in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Capitalized terms used in this Agreement shall have the following meanings:

“Accounts Receivable” has the meaning assigned to such term in subsection (ii) of the definition of Contributed Assets.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls or is controlled by that Person, or is under common control with that Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Barton Contribution Agreement, the exhibits, and schedules hereto, and the Conveyance Instruments.

“Alcoholic Beverage Authorities” means the United States Alcohol and Tobacco Tax and Trade Bureau, as well as the applicable state and other Governmental Authorities relating to the alcoholic beverage business.

“Assigned Intellectual Property” means all Intellectual Property of Barton that is used, held for use or intended to be used principally in the operation or conduct of the Business, but excluding the Retained Assets.

“Authorization” means any license, membership, approval, variance or permit, consent, order, decree, notification, declaration, registration, filing, certificate or other authorization, domestic or foreign.

“Barton” has the meaning assigned to such term in the recitals hereto.

“Basket” has the meaning assigned to such term in Section 8.5(a).

“Beer” means beer, ale, porter, stout, malt beverages, and any other versions or combinations of the foregoing, including, without limitation, non-alcoholic versions of any of the foregoing.

“Benefit Plan” means any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other similar plan, arrangement, payroll practice, agreement or understanding (whether or not written or legally binding and whether or not subject to ERISA).

“Brands” means the trademarks, trade names or brand names set forth on Schedule 1.1A and any name or mark similar thereto or any variation thereof.

“Business” has the meaning assigned to such term in the recitals to this Agreement.

“Claim” means any action, suit, investigation, proceeding, demand, assessment, arbitration, audit by a Governmental Authority, judgment or claim.

“Closing” has the meaning assigned to such term in the Joint Venture Agreement.

“Closing Barton Balance Sheet” has the meaning assigned to such term in the Joint Venture Agreement.

“Closing Date” has the meaning assigned to such term in the Joint Venture Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning assigned to such term in the recitals to this Agreement.

“Contracts” means agreements, contracts, leases, purchase orders, commitments, and licenses, including, without limitation, contracts with producers, suppliers, sales representatives, distributors, agents, licensors and licensees.

“Contributed Assets” means, wherever located, all of the assets, properties, rights, and goodwill of the Business described below, but excluding the Retained Assets:

(i) cash in the amount set forth on the Closing Barton Balance Sheet;

(ii) all trade accounts and notes receivables and other miscellaneous receivables set forth in the Closing Barton Balance Sheet (collectively, “Accounts Receivable”);

(iii) (A) all inventory of Beer to be sold under the Brands reflected on the Closing Barton Balance Sheet, and (B) retail sales merchandise and other supplies reflected on the Closing Barton Balance Sheet (collectively, “Inventory”);

(iv) all equipment, furniture and fixtures, computer equipment and software, vehicles, tools, appliances and other tangible personal property reflected on Schedule 1.1B (the “Equipment”);

(v) (A) to the extent their transfer is permitted by applicable Law, all Authorizations (including an issued by any Governmental Authority, for example, without limitation, liquor licenses or permits) used principally to conduct, or useful exclusively in the conduct of, the Business, and all applications therefor, (B) all of the advertising campaigns and layouts, designs for point of sale materials (including any artwork, the copyrights therein and the goodwill associated therewith) used principally in the Business, (C) all Assigned Intellectual Property, and (D) customer and vendor lists and records related to the Business (collectively, the “Intangibles”);

(vi) the Contracts set forth on Schedule 1.1C (collectively, the “Contributed Contracts”);

(vii) all prepaid expenses, credits, security deposits, and advance payments reflected on the Closing Barton Balance Sheet (the “Prepaid Expenses”);

(viii) all prepaid state, provincial and local real and personal property taxes that are imposed directly with respect to any of the Contributed Assets to the extent such taxes relate to any period on or after the Closing and are reflected on the Closing Barton Balance Sheet (subject to Section 3.4) (the “Prepaid Taxes”); and

(ix) the goodwill associated with the Business and the foregoing assets.

“Contributed Contracts” has the meaning assigned to such term subsection (vi) of the definition of Contributed Assets.

“Contributed Liabilities” means debts, liabilities or obligations of Barton arising under the Contributed Contracts on or after the Closing Date, debts, liabilities or obligations related to severance pay and accrued but unpaid vacation and sick leave, if any, of the Transferred Employees, and the debts, liabilities or obligations set forth on the Closing Barton Balance Sheet.

“Conveyance Instruments” has the meaning assigned to such term in Section 3.1.

“Diblo” has the meaning assigned to such term in the recitals hereto.

“Employees of the Business” has the meaning assigned to such term in Section 6.2.

“Environmental Laws” means any and all ordinances, rules, regulations, judgments and permits applicable to Barton or its properties or assets issued, promulgated or entered into by any Governmental Authority, relating to the environment, preservation or reclamation of natural resources, or to the management, Release or threatened Release of Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq. (“CERCLA”), the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq., the Clean Air Act of 1970, as amended, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §§ 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq., and any similar or implementing state or local law, and all amendments or regulations promulgated thereunder.

“Equipment” has the meaning assigned to such term in subsection (iv) of the definition of Contributed Assets.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is treated with a Person as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Excluded Contracts” means any and all Contracts to which Barton is a party not listed on Schedule 1.1C.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Authority” means any domestic or foreign federal, national, state, provincial, municipal or local government, administrative or legislative body, governmental or regulatory agency or authority, bureau, commission, court, department or other instrumentality or other governmental entity of any country.

“Hazardous Materials” means all explosive or regulated radioactive materials or substances, hazardous or toxic substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, and all other materials or chemicals regulated pursuant to any Environmental Law, including materials listed in 49 C.F.R. § 172.101 and materials defined as hazardous pursuant to Section 101(14) of CERCLA.

“Initial Capital Contribution” has the meaning assigned to such term in the recitals hereto.

“Intangibles” has the meaning assigned to such term in subsection (v) of the definition of Contributed Assets.

“Intellectual Property” means all patents (including all reissues, divisions, continuations and extensions thereof), patent applications, patent rights, trademarks, trademark registrations, trademark applications, servicemarks, trade names, business names, brand names, copyrights, copyright registrations, designs, design registrations, and all rights to any of the foregoing.

“Inventory” has the meaning assigned to such term in subsection (iii) of the definition of Contributed Assets.

“Joint Venture Agreement” has the meaning assigned to such term in the recitals hereto.

“Knowledge” means the actual knowledge of the relevant party or parties. In the case of Barton, Knowledge shall mean the actual knowledge of the executive officers and the members of the Board of Directors of Barton.

“Law” means any law, statute, order, ordinance, code, governmental rule or regulation, requirement, specification, directive, policy, decree or judgment, whether federal, state, local or municipal, domestic or foreign.

“Lien” means any mortgage, pledge, lien, security interest, conditional or installment sale agreement, encumbrance, charge or other claim of a third party of any kind.

“Limited Liability Company Agreement” means the Limited Liability Company Agreement of the Company in the form attached to the Joint Venture Agreement.

“Litigation Expense” means any expense incurred in connection with investigating, defending or asserting any Claim indemnified against under this Agreement, including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel (whether incurred in any action or proceeding between the parties to this Agreement or between any party to this Agreement and any third party), investigators, expert witnesses, accountants and other professionals.

“Loss” means any loss, obligation, liability, settlement payment, award, judgment, fine, penalty, interest charge, expense, damage or deficiency or other charge, other than a Litigation Expense.

“Membership Interest” means the “Barton Membership Interest” (as defined in the Limited Liability Company Agreement), which interest represents a “Percentage Interest” (as defined in the Limited Liability Company Agreement) equal to fifty percent (50%).

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA.

“Permitted Liens” means any of the following:

(a) warehousemen’s and carrier’s Liens imposed by applicable law securing obligations incurred in the ordinary course of business which are not more than thirty (30) days past due; and

(b) statutory liens under workers’ compensation, unemployment insurance, social security or similar legislation.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, a company with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal representative, regulatory body or agency, government or governmental agency, authority or entity, however designated or constituted.

“Plans” means the Pension Plans, Welfare Plans and other Benefit Plans of Barton or any ERISA Affiliate of Barton.

“Prepaid Expenses” has that meaning assigned to such term in subsection (viii) of the definition of Contributed Assets.

“Prepaid Taxes” has the meaning assigned to such term in subsection (ix) of the definition of Contributed Assets.

“Related Agreements” has the meaning assigned to such term in the Joint Venture Agreement.

“Release” means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, emanation or migration of any Hazardous Materials in, into, onto, or through the environment (including ambient air, surface water, ground water, soils, land surface, subsurface strata or workplace).

“Retained Assets” means (i) originals of Barton’s books and records, (ii) all Excluded Contracts, and (iii) the Intellectual Property and other assets set forth on Schedule 1.1D.

“Retained Liabilities” has the meaning assigned to such term in Section 2.4.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Survival Period” has the meaning assigned to such term in Section 8.1.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges in the nature thereof (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges, but excluding any excise, transfer, sales, use, documentary, filing, recording and other similar taxes imposed by any taxing authority applicable to, imposed upon or arising out of the contribution of the Contributed Assets and the other transactions contemplated by this Agreement.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax and all federal, state, local and foreign returns, reports and similar statements.

“Territory” means the fifty states of the United States of America, the District of Columbia and Guam.

“Transition Period” has the meaning assigned to such term in the Joint Venture Agreement.

“Transferred Employee” has the meaning assigned to such term in Section 6.2.

“Welfare Plan” means any “employee welfare benefit plan” as defined in Section 3(1) of ERISA.

“West Coast Importation Rights” has the meaning assigned to such term in the Joint Venture Agreement.

1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article”, “Section”, “Schedule” or “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of this Agreement, unless otherwise specifically stated; (v) the words “include” or “including” shall mean “include, without limitation” or “including, without limitation;” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) References to statutes shall include all regulations promulgated thereunder and, except to the extent specifically provided below, references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. This Agreement is the joint drafting product of the parties hereto and each provision has been subject to negotiation and agreement and shall not be construed for or against any party as drafter thereof.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(f) All amounts in this Agreement are stated and shall be paid in United States dollars.

ARTICLE II

CONTRIBUTION OF ASSETS BY BARTON

2.1 Contribution of Assets. Subject to the terms and conditions of this Agreement and of the Joint Venture Agreement, at the Closing, Barton shall contribute, transfer, convey and assign to the Company all of Barton’s right, title, and interest as of the Closing in, to, and under the Contributed Assets.

2.2 Retained Assets. Notwithstanding anything herein to the contrary, Barton shall not contribute, transfer, convey, assign or deliver to the Company, and the Company shall not obtain any right, title or interest in or to, the Retained Assets.

2.3 Contribution of Liabilities. Subject to the terms and conditions of the Related Agreements, at the Closing, Barton shall assign to the Company and the Company shall assume and agree to pay, perform, discharge, or fulfill when due all of the Contributed Liabilities.

2.4 Retained Liabilities. Notwithstanding any provision of this Agreement to the contrary, the Company only assumes the Contributed Liabilities and does not assume any other liability or obligation of Barton (or of any predecessor owner of all or part of the Business or the Contributed Assets) of whatever nature, whether presently in existence or arising hereafter, and all such other liabilities and obligations are retained by and remain liabilities and obligations of Barton (collectively, the “Retained Liabilities”). For avoidance of doubt, the Retained Liabilities include the following:

(a) any debts, claims, liabilities or obligations relating to or arising out of the Business or the Contributed Assets prior to the Closing, including any actions, disputes, proceeding or investigations arising from events occurring prior to the Closing, other than those set forth on the Closing Barton Balance Sheet;

(b) all debts, claims, liabilities or obligations for any Tax arising from or with respect to the Contributed Assets or the operations or conduct of the Business on or prior to the Closing Date;

(c) all debts, claims, liabilities or obligations specifically arising out of or relating to any of the Retained Assets, including all debts, claims, liabilities and obligations under the Excluded Contracts or arising out of the termination of or failure to renew any Excluded Contracts;

(d) all debts, claims, liabilities or obligations of Barton to any of its employees, officers or directors, including (i) any such liabilities under employment agreements or arrangements between Barton and any such Person, except to the extent such agreement or arrangement is a Contributed Contract set forth on Schedule 1.1C, and (ii) any such liabilities relating to the cessation of employment of any such Persons with Barton or any such Persons becoming Transferred Employees pursuant to Section 6.2, in each case, other than debts, claims, liabilities or obligations related to accrued but unpaid vacation and sick leave of the Transferred Employees as of the Closing Date;

(e) all debts, claims, liabilities or obligations arising out of Contracts other than the Contributed Liabilities; and

(f) all indebtedness, trade accounts payable and other payables of Barton , other than those set forth on the Closing Barton Balance Sheet, including those of the Business arising prior to the Closing.

2.5 Non-Assignable Agreements and Rights.

(a) To the extent any Contributed Contract or any Authorization is not capable of being assigned, transferred, subleased or sublicensed without the consent or waiver of the issuer thereof or a party thereto or any third party, including a Governmental Authority, or if such assignment, transfer, sublease or sublicense or attempt to assign, transfer, sublease or sublicense would constitute a breach thereof or a violation of any Law, this Agreement shall not constitute an assignment, transfer, sublease or sublicense thereof, or an attempted assignment, transfer, sublease or sublicense thereof.

(b) Each of the parties hereto agrees to use commercially reasonable efforts to obtain the consents and waivers referred to in Section 2.5(a) hereof and to obtain any other consents and waivers necessary to assign, convey, settle, deliver and transfer the Contributed Assets. Barton shall pay all costs and expenses associated with obtaining such consents and waivers.

(c) If any of the consents or waivers referred to in Section 2.5(a) are not obtained on or prior to the Closing, (i) the obligations of Barton under Section 2.1 to contribute any such Contributed Assets shall be waived until such consent or waiver is obtained, (ii) Barton and the Company will, at the Company’s expense, cooperate in a mutually agreeable arrangement under which the Company will obtain the rights and benefits of and bear the obligations and liabilities under the applicable Contributed Assets, and (iii) Barton shall continue to use commercially reasonable efforts to attempt to obtain such consents or waivers.

2.6 Issuance of Membership Interest. In consideration of the contribution and transfer of the Contributed Assets and Contributed Liabilities by Barton to the Company, at the Closing, Company shall issue to Barton the Membership Interest.

2.7 Transfer Taxes. Any excise, transfer, sales, use, documentary, filing, recording and other similar taxes imposed by any taxing authority applicable to, imposed upon or arising out of the contribution of the Contributed Assets and the other transactions contemplated by this Agreement shall be paid by the Company.

2.8 Distributor Agreements. On or prior to the Closing, Barton shall transfer to the Company all contracts and agreements with distributors of the Brands in the Territory, including all rights and interests thereunder, other than those contracts and agreements set forth on Schedule 2.8. The Company shall bear the obligation for any costs, fees or expenses Barton may incur as a result of the transfer or termination of any contracts or agreements pursuant to this Section 2.8.

ARTICLE III

CONVEYANCE DOCUMENTS; PRORATIONS; ADJUSTMENTS

3.1 Documents of Conveyance. At the Closing, Barton shall deliver to the Company and the Company shall deliver to Barton, as the case may be, the following, to the extent the same are applicable to the transfer of the Contributed Assets to the Company and the assumption by the Company of the Contributed Liabilities (the “Conveyance Instruments”):

(a) a bill of sale and assignment conveying the Contributed Assets duly executed by Barton in favor of the Company, in a form reasonably satisfactory to Diblo, Barton and the Company;

(b) trademark assignments duly executed by Barton in favor of the Company, in a form reasonably satisfactory to Diblo, Barton and the Company;

(c) such other assignments and instruments of transfer as may be necessary or desirable to transfer the Contributed Assets to the Company consistent with the terms of this Agreement, duly executed by Barton in favor of the Company and in a form reasonably satisfactory to Diblo, Barton and the Company;

(d) an assumption agreement duly executed by the Company pursuant to which the Company assumes the Contributed Liabilities, in a form reasonably satisfactory to Barton;

(e) the tangible assets included in the Contributed Assets; and

(f) a certificate executed by an officer of Barton dated the Closing Date and certifying that (i) Barton’s representations and warranties contained in Article IV are true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on such date, except for representations and warranties which speak as of a specific date or time other than the Closing Date which need only be true and correct in all material respects as of such date or time, and (ii) the covenants and agreements of Barton to be performed on or prior to the Closing Date in accordance with this Agreement have been performed in all material respects.

3.2 Reasonable Efforts. Subject to the terms and conditions of this Agreement, the Company, Diblo and Barton will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. The Company, Diblo and Barton agree to execute and deliver such other documents, certificates, agreements, assignments, transfer instruments, notices and other writings and to take such other commercially reasonable actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in the Company good title to the Contributed Assets.

3.3 Bulk Sales. Barton and the Company each hereby waives compliance by Barton with any applicable provisions of the “bulk sales,” “bulk transfer” or similar laws of any state.

3.4 Certain Expenses and Prepaid Items. With respect to (i) state, provincial and local real and personal property taxes imposed or to be imposed on the Contributed Assets, and (ii) any prepaid freight imposed or to be imposed on the Contributed Assets, (a) in the case of item (i), for the period commencing before and ending after the Closing Date, the Company and Barton shall make such arrangements in good faith as may be necessary to prorate such expenses so that Barton will bear such expenses to the extent they relate to the period prior to the Closing Date, and the Company will bear such expenses to the extent they relate to the period from and after the Closing Date, and (b) in the case of item (ii), for the period commencing before and ending on the Closing Date, the Company and Barton shall make such arrangements in good faith as may be necessary to ensure the Company shall reimburse Barton for any such prepaid freight as of the Closing Date. Such arrangements will include a net payment from the Company to Barton or vice versa on, or as soon as practicable following, the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BARTON

Barton represents and warrants to Diblo and the Company as follows:

4.1 Due Organization, Qualification.

(a) Organization/Qualification. Barton is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction where the conduct of the Business or the ownership of its properties so requires if the failure to so qualify would have a material adverse effect on the Business or the Contributed Assets.

(b) Authority of Barton. Barton has the full corporate power and authority to execute, deliver and perform this Agreement and to carry out its obligations hereunder and otherwise to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Barton and no other proceedings, approvals or consents on the part of Barton’s Board of Directors or stockholders are necessary to authorize this Agreement or to consummate and perform the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of Barton, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, reorganization, insolvency or similar laws and subject to general principles of equity.

4.2 Authorizations. Except as required by the Alcoholic Beverage Authorities with respect to the Company, there are no Authorizations of any Governmental Authority or other Person which are materially necessary for the performance by Barton of this Agreement or the consummation by Barton of the transactions contemplated hereby that have not been obtained by Barton prior to the date hereof. All material Authorizations (other than those required by the Alcoholic Beverage Authorities), including any material Authorizations which have been obtained prior to the date hereof, necessary to operate the Business in a manner consistent with operation prior to the Closing Date are listed on Schedule 4.2.

4.3 No Breach. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the organizational documents of Barton. Neither the execution and delivery of this Agreement by Barton nor the consummation of the transactions contemplated hereby will:

(a) with respect to the Contributed Contracts, require any payment or the incurring of any obligation (other than the Contributed Liabilities) or result in a loss of rights or default, with or without notice or lapse of time, under the terms, conditions or provisions of any such Contributed Contracts, except for any default which arises as a result of the failure of Barton to obtain any required consent to the assignment of any Contributed Contracts;

(b) violate any Law or Authorization applicable to Barton or the Business; or

(c) result in the creation or imposition of any Lien (whether on sale, transfer, disposition or otherwise), whether imposed by agreement, Law, equity or otherwise, on any of the Contributed Assets.

4.4 Litigation. Except as set forth on Schedule 4.4, there is no (i) suit, action, litigation or other similar proceeding pending, as to which Barton has been served or received written notification, or, to Barton’s Knowledge, threatened against Barton, affecting the Contributed Assets or the operations of the Business which if adversely determined would have a material adverse effect on the Business or the Contributed Assets or (ii) order, judgment or decree to which Barton or the Contributed Assets or operations of the Business is subject, as to which Barton has been served or received notice.

4.5 Compliance With Laws.

(a) Barton is in compliance with all Laws applicable to the Business and the ownership and operation of the Contributed Assets, including all Laws related to the employment of the Employees of the Business and maintenance of any Plans except where the failure to so comply would not have a material adverse effect on the Business or the Contributed Assets. Barton has provided the Company with true, correct and complete copies of all material Authorizations under which Barton operates the Contributed Assets or the Business, which Authorizations also represent all such Authorizations that are necessary for the ownership and use of the Contributed Assets as used by Barton or the operation of the Business. Each of such Authorizations is valid and existing under all applicable Laws and is in full force and effect.

Barton is not in breach of or default under, nor has any event occurred that (immediately or upon the giving of notice or the passage of time or both) would constitute a material default by Barton under, any of such Authorizations.

(b) (i) During the past three (3) years, Barton has not received any written or oral communication from any person that alleges that the Business is not in compliance in any material respect with any Environmental Law, (ii) Barton holds, and is in compliance with, all material permits required to conduct the Business under the Environmental Laws and is in compliance with all Environmental Laws, (iii) Barton has no knowledge of any environmental reports, audits, data and other information that disclose material environmental liabilities that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Contributed Assets or the Business and (iv) in connection with the conduct of the Business, Barton has not entered into or agreed to any court decree or order and is not subject to any judgment relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Materials under any Environmental Law.

4.6 Assets of the Company. The Contributed Assets constitute all of the rights, interests, and property used by Barton principally in the operation of the Business as conducted on the Closing Date, other than the Retained Assets. The Contributed Assets, together with the services and office space to be provided pursuant to the Administrative Service Agreement, are sufficient to conduct the Business in substantially the same manner in which the Business was conducted prior to the Closing Date.

4.7 Intellectual Property. Schedule 4.7 sets forth a true and complete list of all Assigned Intellectual Property, owned, filed by or licensed to Barton and used principally in the operation or conduct of the Business, other than Intellectual Property that, individually and in the aggregate, is not material to the conduct of the Business as presently conducted or is a Retained Asset. With respect to all Assigned Intellectual Property owned by Barton that is registered or subject to an application for registration, Schedule 4.7 sets forth a list of all jurisdictions in which such Assigned Intellectual Property is registered or registrations applied for and all registration and application numbers. Except as set forth in Schedule 4.7, Barton is the owner or licensee of, and the Company will have the right to use all the Assigned Intellectual Property and the consummation of all transactions contemplated hereby does not and will not conflict with, alter or impair any such rights, subject in the case of licensed Assigned Intellectual Property to the terms of the related license.

4.8 Title to Assets. Authorizations.

(a) Title to Assets. Barton has good and marketable title to, or in the case of any leased or licensed assets, a valid leasehold interest or license in, all of the Contributed Assets, free and clear of all Liens other than Permitted Liens

(b) Authorizations. All material Authorizations of Barton necessary for Barton to carry out the Business are in full force and effect and will be renewed, if necessary, during the Transition Period.

4.9 Tangible Personal Property. All of the tangible personal property included in the Contributed Assets is in good operating condition and repair, except for ordinary wear and tear.

4.10 Inventory. Except as set forth on Schedule 4.10, all of the Inventory is owned by Barton free and clear of all Liens other than Permitted Liens and consists of items of a quality usable and salable in the ordinary course of business consistent with past practices of the Business, and are, or as of the Closing will be, in quantities sufficient for the normal operation of the Business consistent with past practice.

4.11 Accounts Receivable. All Accounts Receivable arise from bona fide transactions in the ordinary course of the Business. Barton has no Knowledge of any dispute as to the validity or collectability of any Accounts Receivable. All the Accounts Receivable are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the Closing Barton Balance Sheet. Since the date of the Closing Barton Balance Sheet, there have not been any write-offs as uncollectible of any receivables, except for write-offs in the ordinary course of the Business and consistent with past practice. None of the Accounts Receivable have been pledged or assigned to any Person or are subject to any Lien or right of set-off.

4.12 Contracts; No Default.

(a) Except as set forth on Schedule 4.12(a), Barton is not a party to any Contract that (i) imposes, or will impose any Lien on any of the Contributed Assets, or (ii) would prevent or threaten the consummation of the transactions contemplated by this Agreement or (iii) imposes any restrictions on the territories where the Business may be conducted or (iv) has a covenant not to compete (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement) or other covenant restricting the development, manufacture, marketing or distribution of the products and services of Barton or that materially limits the conduct of the Business as presently conducted.

(b) Complete and accurate copies of all material Contributed Contracts have been delivered to or made available to the Company prior to the execution and delivery of this Agreement. All Contributed Contracts to which Barton is a party or by which the Contributed Assets are bound are valid and enforceable in accordance with their respective terms. Barton is not in default in the performance of any of its obligations under any Contributed Contract and, to Barton’s Knowledge, no event (whether with or without notice, lapse of time, or both, or the happening or the occurrence of any other event) that would constitute such a default by Barton under any Contributed Contract has occurred except where such default would not have a material adverse effect on the Contributed Assets or the Business. To the Knowledge of Barton, no other party to any Contributed Contracts has any counterclaim, offset or defense with respect thereto. Except as set forth on Schedule 4.12(b), all material Contributed Contracts are assignable to the Company, without any notice, consent or other conditions.

4.13 Taxes.

(a) Barton has duly and timely filed all Tax Returns required to be filed by or on behalf of it pursuant to any applicable federal, state, local or foreign Tax Laws for all years and periods for which such Tax Returns have become due, except where failure to file such Tax Return would not have a material adverse effect on the Contributed Assets or the ability of the parties to consummate transactions contemplated by this Agreement. All such Tax Returns were correct and complete in all respects as filed.

(b) All Taxes owed by Barton or required to have been withheld or collected by or on behalf of Barton and paid to a taxing authority have been paid to the appropriate taxing authority, or if they are not yet required to be paid to the appropriate taxing authority, have been set aside in accounts for such purpose or have been reserved on the books of account of Barton, and all estimated Taxes required to be paid by or on behalf of Barton under the Code or any provision of any state, local or foreign Tax Law before the Closing Date for the current taxable year of Barton have been paid.

(c) No asset of Barton is required to be treated as owned by any other Person pursuant to the “safe harbor” leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect before the repeal thereof. No agreement or consent pursuant to Section 341(f) of the Code has ever been made with respect to any asset of Barton.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Barton as of the Closing Date as follows:

5.1 Due Organization. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2 Power and Authority. The Company has the full company power and authority to carry on its business as now being conducted, and the authority to execute, deliver and perform this Agreement and to carry out its obligations hereunder and otherwise to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company. This Agreement is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, reorganization, insolvency or similar laws and subject to general principles of equity.

5.3 Consents. Except as required by the Alcoholic Beverage Authorities, there are no Authorizations of any Governmental Authority or third party required by the Company in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby.

ARTICLE VI

COVENANTS

6.1 Covenants of Barton Relating to Conduct of Business

(a) Except for matters set forth in Schedule 6.1 or otherwise expressly permitted or required by the terms of this Agreement or any Related Agreements, from the date of this Agreement to earlier of the Closing or termination of this Agreement Barton shall conduct the Business in the usual, regular and ordinary course in substantially the same manner as previously conducted, and use all reasonable efforts to keep intact the Business, keep available the services of the current employees of the Business and preserve the relationships of the Business with customers, suppliers, licensors, licensees, distributors and others with whom the Business deals to the end that the Business shall be unimpaired at the Closing. Until the earlier of the Closing or the termination of this Agreement, Barton shall not take any action that would, or that could reasonably be expected to, result in any of the conditions to Closing set forth in Article VII not being satisfied.

(b) Advise of Changes. Barton shall promptly advise Diblo in writing of the occurrence of any matter or event that is material to the Business or the Contributed Assets.

(c) Affirmative Covenants. Until the earlier of Closing or termination of this Agreement, Barton shall:

(i) maintain the Contributed Assets in the ordinary course of business in good operating order and condition, reasonable wear and tear excepted;

(ii) upon any damage, destruction or loss to any material Contributed Asset, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such Contributed Asset before such event or, if required, to such other (better) condition as may be required by Law; and

(iii) maintain its level and quality of Inventory and supplies, raw materials and spare parts in the ordinary course in a manner consistent with its practices in place as of the date hereof, except as contemplated by the Joint Venture Agreement.

(d) Consultation. In connection with the continuing operation of the Business between the date of this Agreement and the earlier of the Closing or termination of this Agreement, Barton shall use reasonable efforts to consult in good faith on a regular and frequent basis with the representatives for Diblo to report material operational developments and the general status of ongoing operations pursuant to procedures reasonably requested by Diblo or such representatives. Barton acknowledges that any such consultation shall not constitute a waiver by Diblo on behalf of the Company of any rights it may have under this Agreement, and that neither Diblo nor the Company shall have any liability or responsibility for any actions of Barton or any of its officers or directors with respect to matters that are the subject of such consultations unless Diblo on behalf of the Company expressly consents to such action in writing.

6.2 Employee Matters.

(a) From the date of this Agreement until the earlier of the Closing or termination of this Agreement, Barton shall afford to the parties, their counsel, and other authorized representatives reasonable access to each and every employee set forth on Schedule 6.2 (each an “Employee of the Business”), and the employment records thereof, for the purpose of the Company’s preparation for extension of offers of employment to the Employees of the Business. The Company shall extend offers of employment to all Employees of the Business, which offers will be made at or prior to the Closing. Any Employee of the Business who is offered and accepts employment with the Company on the Closing Date is herein referred to as a “Transferred Employee”.

(b) The Company shall compensate Transferred Employees at wages and salaries no less favorable than those set forth on Schedule 6.2, shall provide Transferred Employees with other employee benefits that are the same or substantially similar to those that are offered by Barton as of the Closing Date, and shall give each Transferred Employee past service credit under the Company’s compensation and benefit plans and arrangements for service with Barton prior to the Closing Date as if such service had been with the Company; provided that such credit for past service with Barton shall be solely for purposes of vesting and eligibility, but not benefit accrual.

6.3 Amendment. From the date of this Agreement until the earlier of the Closing or termination of this Agreement, Barton shall not amend any Contributed Contract in any material respect without the prior written consent of Diblo on behalf of the Company, excluding renewals and extensions in the ordinary course of business and price increases consistent with past practices in connection therewith.

6.4 Receivables. Barton agrees that if, at any time after the Closing, it receives any checks, drafts or other instruments for the payment of money with respect to any Accounts Receivable or other Contributed Assets it will promptly deliver them to the Company. The Company is authorized to endorse, assign and/or deliver in its name or Barton’s name any and all checks, drafts and other instruments relating to any Accounts Receivable or other Contributed Assets. Barton hereby guarantees collection of the Accounts Receivable in the ordinary course of business, net of applicable reserves for doubtful accounts reflected on the Closing Barton Balance Sheet.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Company’s Conditions. The obligation of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or before the Closing, of each of the conditions set forth in Section 9.1(b) of the Joint Venture Agreement, unless waived in writing by Diblo on behalf of the Company.

7.2 Barton’s Conditions. The obligation of Barton to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or before the Closing, of each of the conditions set forth in Section 9.1(a) of the Joint Venture Agreement, unless waived in writing by Barton.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

8.1 Survival. The respective representations and warranties of Barton and the Company contained in this Agreement, the Conveyance Instruments or in any certificate,

document or other writing delivered pursuant hereto shall not be deemed waived or otherwise affected by any investigation made by the other party hereto, and shall survive for a period of twenty-four (24) months after the Closing Date except that the representations and warranties in Sections 4.1, 4.7, 4.12 and 4.13 shall survive without limitation (the “Survival Period”). The covenants and agreements of the parties contained in this Agreement, the Conveyance Instruments and any other certificates, documents or writings executed and delivered by Barton shall survive until fully performed in accordance with their terms.

8.2 Indemnification by Barton. To the extent and in the manner herein provided, Barton shall indemnify and hold harmless Diblo, the Company and their respective officers, directors, employees, agents and representatives from and against any and all Losses and Litigation Expenses, which any of them may suffer or incur as a result of or arising from any of the following: (a) the failure of any representation or warranty by Barton in this Agreement or in any Conveyance Instrument to be true and correct on the date hereof and on the Closing Date, except to the extent that any such representation or warranty refers specifically to a date other than the Closing Date, in which case, failure of such representation or warranty to be true and correct as of such date, (b) the failure of Barton to perform any of its covenants or agreements set forth in this Agreement or in any Conveyance Instrument, or (c) arising out of any Retained Liabilities.

8.3 Indemnification by the Company. To the extent and in the manner herein provided, the Company shall indemnify and hold harmless Barton and its officers, directors, employees, agents and representatives from and against any and all Losses and Litigation Expenses, which any of them may suffer or incur as a result of or arising from any of the following: (a) breach of any representation or warranty by the Company in this Agreement, (b) the failure of the Company to perform any of its covenants or agreements set forth in this Agreement, (c) the Contributed Liabilities, and (d) the Company’s ownership, use and operation of the Contributed Assets.

8.4 Procedure (a) Promptly after acquiring knowledge of any Loss or Claim, the Person seeking indemnity (the “Indemnitee”) shall give written notice thereof to the party from whom indemnity is sought (the “Indemnitor”).

(b) Promptly after acquiring knowledge of any Loss or Claim, the Indemnitee shall give written notice thereof to the Indemnitor, provided, however, that the failure to so notify the Indemnitor will not relieve the Indemnitor from its indemnification obligations in this Article VIII unless and then only to the extent the Indemnitor did not otherwise learn of such Loss or Claim and such failure results in the forfeiture by the Indemnitor of substantial rights and defenses. The Indemnitor shall have the right, at its expense, to defend, contest or compromise such Claim through counsel of its choice (unless such Indemnitor is relieved of its liability hereunder with respect to such Claim, Loss and Litigation Expense by the Indemnitee) and shall not then be liable for fees or expenses of the Indemnitee’s attorneys (unless the Indemnitor and Indemnitee are both parties to the action and there exists a conflict of interest between the Indemnitor and the Indemnitee, in which event the Indemnitor shall be responsible for the reasonable fees and expenses of one additional firm), and the Indemnitee and the Indemnitor shall provide to each other all necessary and reasonable cooperation in said defense including, but not limited to, the services of employees who are familiar with the transactions out of which such Claim or Loss may have arisen. In the event that the Indemnitor shall undertake to compromise or defend any Claim, it shall promptly notify the Indemnitee of its intention to do so. In the event that the Indemnitor fails to take timely action to defend the same, the Indemnitee shall have the right to defend the same by counsel of its own choosing but at the cost and expense of the Indemnitor. No settlement of a Claim by Indemnitee shall be effected without the consent of the Indemnitor, which shall not be unreasonably withheld or delayed, unless Indemnitee waives any right to indemnification therefor. The Indemnitor may, with the consent of the Indemnitee, which shall not be unreasonably withheld, settle or compromise any action or consent to the entry of any judgment which (i) includes, without limitation, the unconditional release by the Person asserting the Claim and any related claimants of Indemnitee from all liability with respect to such Claim in form and substance reasonably satisfactory to Indemnitee, and (ii) would not adversely affect the right of Indemnitee to own, hold, use and operate its respective assets and businesses.

8.5 Certain Limitations. Notwithstanding anything contained in this Article VIII to the contrary:

(a) Indemnitor shall not have any liability under Section 8.2(a) or Section 8.3(a) above (as the case may be) unless the aggregate of all Losses and Litigation Expenses relating thereto for which Indemnitor would, but for this proviso, be liable exceeds $1,200,000 (the “Basket”) on a cumulative basis and then only to the extent of any such excess; and the aggregate liability of an Indemnitor pursuant to Section 8.2(a) or Section 8.3(a) above (as the case may be) shall in no event exceed an amount equal to the amount finally set forth on Schedule A to the Limited Liability Company Agreement as the “Value of the Initial Capital Contribution” of Barton. For purposes of calculating the Basket, Losses and Litigation Expenses shall be determined without regard to any qualification of any representation or warranty in any respect by knowledge, materiality or material adverse effect.

(b) The amount of indemnifiable Losses and Litigation Expenses incurred by Indemnitee under this Article VIII, shall be (a) reduced by any insurance proceeds actually received by the Indemnitee with respect to the Loss or Litigation Expense for which indemnification may be sought, net of retrospective premium adjustments and similar charges, and (b) reduced by any amounts actually recovered from any third parties, by way of indemnification or otherwise, with respect to the Loss or Litigation Expense for which indemnification may be sought, in each case net of expenses incurred by the Indemnitor in collecting such proceeds or amounts. In the event an insurance or other claim by an Indemnitee against a third party is pending at the time indemnification is sought from an Indemnitor, no reduction shall be made to the amount payable by the Indemnitor but, as and when any insurance or third-party proceeds are received by the Indemnitee, the indemnifiable Losses or Litigation Expenses shall be adjusted to reflect the receipt of such proceeds and the Indemnitee shall promptly refund to the Indemnitor any excess of the indemnification payment theretofore made over the adjusted amount payable.

(c) The liability of an Indemnitor under this Article VIII shall be reduced by the net amount of any tax benefits actually realized by the Indemnitee or its shareholders to the extent the claim for which indemnification is sought gives rise to a deductible loss or expense. In the event tax benefits have not been actually realized (through a refund of or deduction or credit against taxes payable), or the net tax benefit cannot finally be determined, at the time indemnification is sought from an Indemnitor, no reduction shall be made to the amount payable by the Indemnitor but, as and when the tax benefits are actually realized and the net amount thereof finally determined, the indemnifiable Litigation Expenses and Losses shall be adjusted to reflect the net tax benefits realized and the Indemnitee shall promptly refund to the Indemnitor any excess of the indemnification payment theretofore made over the adjusted amount payable.

8.6 Exclusive Remedies. The indemnification, as provided in this Article VIII, shall be the exclusive remedy for any and all breaches of any representation, warranty, covenant or agreement contained in this Agreement.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement and transactions contemplated hereunder shall immediately terminate upon termination of the Joint Venture Agreement without further action by any party.

9.2 Effect of Termination; Procedure Upon Termination. In the event this Agreement is terminated prior to the Closing Date, each of the parties’ rights and obligations under this Agreement shall terminate, except for those rights and obligations set forth in Articles VIII and X, which shall survive any such termination; provided, however, that a termination of this Agreement shall not relieve any party from any liability for damages incurred as a result of a breach by such party of its representations, warranties, covenants agreements or other obligations hereunder occurring prior to such termination. Upon termination of this Agreement, each party will redeliver all documents, work papers, and other material of any other party relating to the transactions contemplated by this Agreement, whether obtained before or after the execution hereof, to the party furnishing the same.

ARTICLE X

GOVERNING LAW; CHOICE OF FORUM

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its principles of conflicts of laws that would require application of the substantive laws of any other jurisdiction. Barton and Diblo irrevocably consent to the exclusive personal jurisdiction and venue of the courts of the State of New York or the federal courts of the United States of America, in each case sitting in New York County, in connection with any action or proceeding arising out of or relating to this Agreement. Barton and Diblo hereby irrevocably waive, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of such action or proceeding brought in such a court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum. Barton and Diblo irrevocably consent to the service of process with respect to any such action or proceeding in the manner provided for the giving of notices under Section 11.1, provided, the foregoing shall not affect the right of either Barton or Diblo to serve process in any other manner permitted by law. Barton and Diblo hereby agree that a final judgment in any suit, action or proceeding shall be conclusive and may be enforced in any jurisdiction by suit on the judgment or in any manner provided by applicable law.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. Any notice, claims, request, demands, or other communication required or permitted to be given hereunder shall be in writing and will be duly given if: (a) personally delivered, (b) sent by facsimile or (c) sent by Federal Express or other reputable overnight courier (for next business day delivery), shipping prepaid as follows:

If to Barton:	Barton Beers, Ltd.
One South Dearborn Street
Suite 1700
Chicago, IL 60603
Attention: General Counsel
Telephone: (312) 346-9200
Facsimile: (312) 346-7488

With a copy to:	Nixon Peabody LLP
1300 Clinton Square
Rochester, NY 14604
Attention: James A. Locke, III
Telephone: (585) 263-1000
Facsimile: (585) 263-1600

If to Diblo:	Diblo, S.A. de C.V.
Javier Barros Serra No. 555
Colonia Zedec
Santa Fe C.P. 11210
Delegacion Alvaro Obregon
Mexico, D.F.
Attention: General Counsel
Telephone: 52 (55) 2266-0000 ext. 6340
Facsimile: 52 (55) 2266-0000 ext. 6485

With a copy to:	Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019-7475
Attention: David Mercado
Telephone: (212) 474-1756
Facsimile: (212) 373-3700

If to the Company:
To each of Barton and Diblo at the addresses provided above.

or such other address or addresses or facsimile numbers as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above. Notices will be deemed given at the time of personal delivery, if sent by facsimile, when sent with electronic notification of delivery or other confirmation of delivery or receipt, or, if sent by Federal Express or other reputable overnight courier, on the day of delivery.

11.2 Counterparts and Facsimile Signatures. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts, taken together, shall constitute one and the same instrument. Signatures sent by facsimile shall constitute and be binding to the same extent as originals.

11.3 Assignment. This Agreement shall not be assignable (by operation of law or otherwise) by Barton or Diblo without the prior written consent of the other, except that either Barton or Diblo may assign this Agreement to any, direct or indirect, wholly-owned subsidiary of each, respectively, provided, however, Barton or Diblo, as the case may be, shall unconditionally and irrevocably at all times be liable for the payment and performance obligations hereunder of such subsidiary.

11.4 Entire Agreement. This Agreement and the Related Agreements and the various schedules and exhibits thereto embody all of the understandings and agreements of every kind and nature existing between the parties hereto with respect to the transactions contemplated hereby and supersede any and all other prior arrangements or understandings with respect thereto.

11.5 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application thereof to any Person or in any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, as far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of all its provisions to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

11.6 Waiver; Amendment. Except as expressly provided in this Agreement, no amendment to or waiver of any provision of this Agreement shall be binding unless executed in writing by Barton and Diblo. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless expressly so provided. The failure by any Person to exercise any right under, or to object to any breach by the other party of, any term, provision or condition of this Agreement shall not constitute a waiver thereof and shall not preclude such party from thereafter exercising that or any other right, or from thereafter objecting to that or any prior or subsequent breach of the same or any other term, provision or condition of this Agreement. Any waiver or consent granted under this Agreement shall be a consent only to the transaction, act or agreement specifically referred to in the consent and not to other similar transactions, acts or agreements.

11.7 Parties in Interest; No Third Party Rights. Nothing in this Agreement, except as expressly provided in the indemnification provisions of Article VIII with respect to the Persons specified therein, shall give any other Person any legal or equitable right, remedy or claim under or with respect to this Agreement or the transactions contemplated hereby.

11.8 Relationship of Parties. The rights, duties, obligations and liabilities of each of the parties hereto shall be limited to those rights, duties, obligations and liabilities contemplated by this Agreement, the Joint Venture Agreement and the Related Agreements to which it is a party. Nothing in this Agreement, the Joint Venture Agreement or the Related Agreements or the various schedules and exhibits thereto shall be construed as creating any relationship among the parties hereto extending beyond the scope of this Agreement; only such relationships as are expressly contemplated by this Agreement, the Joint Venture Agreement or the Related Agreements shall be in effect.

11.9 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that nothing contained in this Section 11.9 shall be construed to permit any attempted assignment or other transfer which would be prohibited or void pursuant to any other provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

BARTON BEERS, LTD., for itself and on behalf of a company to be formed,	DIBLO, S.A. DE C.V., for itself and on behalf of a company to be formed,

By:	By:

Name:	Name:

Title:	Title:

The Registrant has omitted from this filing the Schedules listed below. The Registrant will furnish supplementally to the Securities and Exchange Commission a copy of such Schedules upon request.

Schedule 1.1A	Brands
Schedule 1.1B	Equipment
Schedule 1.1C	Contributed Contracts
Schedule 1.1D	Retained Assets
Schedule 2.8	Certain Distributions
Schedule 4.2	Material Authorizations
Schedule 4.4	Litigation
Schedule 4.7	Registered Assigned Intellectual Property
Schedule 4.10	Liens on Inventory
Schedule 4.12(a)	Restrictive Contracts
Schedule 4.12(b)	Consents
Schedule 6.1	Excluded Matters
Schedule 6.2	Employee Matters

EXHIBIT D

IMPORTER AGREEMENT

between

EXTRADE, S.A. DE C.V.

and

[JOINT VENTURE ENTITY]

Dated:                     , 2007

IMPORTER AGREEMENT

This Importer Agreement (“Agreement”), dated this      day of                     , 2007, by and between Extrade, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico (“Extrade”), and [Joint Venture Entity], a Delaware limited liability company (“Importer”).

WITNESSETH:

WHEREAS, Extrade and Barton Beers, Ltd., a Maryland corporation (“Barton”), are parties to a certain Importer Agreement, dated as of November 22, 1996, and as amended subsequent thereto, pursuant to which Barton has exclusive rights to import and sell certain beer products of Grupo Modelo, S.A. de C. V. (“Grupo Modelo”) or another member of the Modelo Group in an area in the United States primarily west of the Mississippi River (“West Coast Importer Agreement”);

WHEREAS, Diblo, S.A. de C.V. and Barton have now agreed to establish and engage in a joint venture for the principal purpose of importing, marketing and selling Product (as defined below), and, in connection therewith, they have caused to be formed the Importer which is owned by the Modelo Party (as defined below) and Barton, and the Modelo Party and Barton are parties to a Limited Liability Company Agreement, dated of even date herewith, which governs the business operations of Importer;

WHEREAS, Extrade desires to grant to Importer and Importer desires to obtain from Extrade the exclusive right to sell Product within the Territory (defined below) on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1. For purposes of this Agreement, the following terms have the meanings set forth below:

“Adjusted JV Commencement Price Increase” has the meaning assigned to that term in Section 5.2(d).

“Affiliate” of any Person means any other Person which, directly or indirectly, controls or is controlled by that Person, or is under common control with that Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that for purposes of this Agreement, Importer shall not be an Affiliate of Extrade and Extrade shall not be an Affiliate of Importer.

“Barton” means Barton Beers, Ltd., a Maryland corporation.

“Barton Membership Interest” has the meaning assigned to that term in the Company Agreement.

“Base Customer Price” means [****]

“Base-Year” means the twelve (12) month period commencing on July 1, 2005, and ending on June 30, 2006.

“Base-Year Profit” has the meaning assigned to that term in Section 5.2.

“Beer” means beer, ale, porter, stout, malt beverages, and any other versions or combinations of the foregoing, including, without limitation, non-alcoholic versions of any of the foregoing.

“Business Plan” has the meaning assigned to that term in the Company Agreement.

“Case” means (1) units aggregating approximately 288 ounces (except with respect to CORONITA in which instances such units shall aggregate approximately 168 ounces) plus (2) their Containers.

“Company Agreement” means the Limited Liability Company Agreement, dated of even date herewith, by and between the Modelo Party and Barton, which governs the business operations of Importer.

“Container” includes the bottle, can or similar receptacle in which Product is directly placed, and the box, carton or similar item in which such receptacle is packaged.

“Designated Brewery” means the brewery at which Grupo Modelo produces the Product for sale to Importer.

“East Coast Importation Rights” means the exclusive rights to import and sell certain brands of Beer in the United States of America except for the portion of the country included in the West Coast Importation Rights.

“East Coast Importer Agreement” means the Importer Agreement relating to the East Coast Importation Rights.

[****]	Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omission.

“FOB” means “free on board” the Designated Brewery; meaning for purposes of this Agreement that (i) Extrade shall bear the expense and risk of loss of transporting Product to the Designated Brewery and (ii) that title to Product shall pass from Extrade to Importer at the Designated Brewery.

“Force Majeure” means the inability, after giving effect to the allocation requirements of Section 4.1, of Extrade to supply Product pursuant to Article IV as a direct result of: acts of God; strikes or other labor unrest; civil disorder; fire; explosion; perils of the sea; flood; drought; war; riots; sabotage; terrorism; accident; embargo; priority, requisition or allocation mandated by governmental action; changes in laws or regulations that impair the Production or export of Beer into the Territory; shortage or failure of supply of ingredients or raw materials necessary to produce Product; or other cause beyond control of Extrade or the Modelo Group. The duration of any Force Majeure occurrence is limited to the period during which Extrade is unable to supply Product, or make reasonable alternative arrangements to supply Product, due of the event or condition giving rise to such Force Majeure occurrence.

“Form” has the meaning assigned to that term in Section 3.6.

“herein” and “hereunder” refer to this entire Agreement.

“Importer” means [Joint Venture Entity], a Delaware limited liability company.

“JV Commencement Price Increase” has the meaning assigned to that term in Section 5.2.

“law”, unless otherwise expressly stated in this Agreement, includes statutes, regulations, decrees, ordinances and other governmental requirements, whether federal, state, local or of other authority.

“Modelo Group” means Grupo Modelo and all Persons that, now or in the future, are related to Grupo Modelo by virtue of Grupo Modelo’s direct or indirect share ownership; provided, however, that for purposes of this Agreement, Importer shall not be a member of the Modelo Group.

“Modelo Party” means [                    ].

“Pass-Through Revenues” means [****]

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, a company with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal

[****]	Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omission.

representative, regulatory body or agency, government or governmental agency, authority or entity, however designated or constituted.

“Price” has the meaning assigned to that term in Section 5.1.

“Price Adjustment” has the meaning assigned to that term in Section 5.4.

“Product” means (i) Beer packaged in Containers bearing one or more of the Trademarks, or (ii) any other Beer, whether or not bearing one or more Trademarks, which is produced, marketed or sold by Grupo Modelo or any member of the Modelo Group in or into the Territory during the term of this Agreement.

“Production” means the manufacturing, bottling and packaging of Beer.

“Strategic Pricing Initiative” has the meaning assigned to that term in the Company Agreement.

“Territory” means the fifty states of the United States of America, the District of Columbia and Guam.

“Trademarks” means the trademarks described in Exhibit A to this Agreement as belonging to a member of the Modelo Group, as such Exhibit may be supplemented from time to time pursuant to Section 3.5, together with the trademark rights related thereto referred to in Section 3.11.

“West Coast Importation Rights” means all of Barton’s rights to import Beer under the West Coast Importer Agreement.

“West Coast Importer Agreement” means the Importer Agreement, dated as of November 22, 1996, by and between Barton and Extrade, as amended.

1.2. Construction

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article”, “Section”, “Schedule” or “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of this Agreement, unless otherwise specifically stated; (v) the words “include” or “including” shall mean “include, without limitation” or “including, without limitation;” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) References to statutes shall include all regulations promulgated thereunder and, except to the extent specifically provided below, references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. This Agreement is the joint drafting product of the parties hereto and each provision has been subject to negotiation and agreement and shall not be construed for or against any party as drafter thereof.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(f) All amounts in this Agreement are stated and shall be paid in United States dollars.

ARTICLE II

CERTAIN UNDERTAKINGS OF MODELO

Extrade represents and warrants that (a) Extrade has and will maintain throughout the term of this Agreement the exclusive right to sell Product for export to the Territory; (b) there is not in effect any agreement between Extrade and any other person or entity giving any right to any such other person or entity to sell Product in the Territory; and (c) Extrade has the full contractual and corporate power and authority to perform its obligations under this Agreement.

ARTICLE III

EXCLUSIVITY

3.1. Subject to the terms of this Agreement, Extrade hereby grants to Importer the exclusive right to sell Product within the Territory, including for resale.

3.2. Extrade hereby grants to Importer during the term of this Agreement an exclusive royalty-free sub-license to use the Trademarks within the Territory, solely in connection with the activities contemplated by this Agreement; that being the importation and sale of the Product (including sales for resale) as well as for the purposes of advertising, promoting and marketing the Product, creating and distributing collateral sales and promotional materials for the Product and in connection with other items to be provided without charge to consumers in conjunction with the advertising, promotion and marketing of the Product; provided, however, that with respect to promotional materials the foregoing sub-license shall be non-exclusive. Any such use shall be subject to the provisions of Section 3.6 of this Agreement. Extrade represents to Importer that Extrade has full authority and right to grant the foregoing sub-license to Importer. For all other purposes and uses, including promotional materials, Extrade retains the rights to sub-license the Trademarks in the Territory. For the purposes of this Agreement it is understood that the use by Importer of the Trademarks in connection with advertising and promotional material that may be accessible to persons residing outside the Territory, such as the use on an internet site or in a periodical that may have some distribution outside the Territory, shall not be a violation of this Agreement provided that: a) the media chosen is not primarily directed to persons residing outside the Territory or chosen with the intent of communicating with persons residing outside the Territory as in the case of a website with an address indicating a source in a foreign country (e.g. .ca) or a periodical that is primarily distributed to persons outside the Territory; and b) subject to Section 3.3, the Products and other services and items offered in connection with the advertising and promotion of the Products are not provided by Importer to persons that are not physically within the Territory at the time in question.

3.3. Importer agrees not to sell Product outside the Territory except with the prior written permission of Extrade. Importer shall use its commercially reasonable efforts to prevent parties purchasing Product directly or indirectly from Importer from reselling such Product outside the Territory or in any manner not authorized by this Agreement.

3.4. Importer agrees that, during the term of this Agreement, Importer shall not, without Extrade’s prior written permission, purchase or sell in the Territory any Beer manufactured in Mexico other than Product.

3.5. (a) In the event, during the term of this Agreement, Extrade or any member of the Modelo Group plans to initiate a program for the production, marketing or sale in or into the Territory of any Product for which pricing is not set forth on Exhibit B, Extrade shall give Importer written notice of such plan not less than ninety (90) days before such program is initiated. At the written election of Importer delivered to Extrade within ninety (90) days after receipt by Importer of such notice, the parties shall amend this Agreement to add pricing for such Product to the list on Exhibit B, to add the identifying mark or marks to Exhibit A, to modify the definition of “Case” in Article I accordingly, and/or to add a new definition to Article I that describes the unit packaging of such Product if it is not a Case, such as keg or mini-keg, and to also modify the definition of “Container” in Article I accordingly. Extrade represents and warrants that it has and will maintain throughout the term of this Agreement the exclusive right to sell such Product for export to the Territory.

(b) In the event, during the term of this Agreement, Extrade or any member of the Modelo Group plans to use a new trademark on any Product to be sold in the Territory, Extrade shall give Importer written notice of such plan not less than ninety (90) days before implementation thereof. At the written election of Importer delivered to Extrade within ninety (90) days of the receipt by Importer of such notice, the parties shall amend this Agreement to add such new trademark to Exhibit A.

3.6. Importer may not use any of the Trademarks, including but not limited to use on labels, packaging, promotional materials, displays and in advertising and promotion, except in a form, color, style, manner and appearance and with surrounding content (“Form”) and in connection with such goods or items as previously approved by Extrade as provided below. For purposes of this Agreement, any materials supplied by or on behalf of Extrade to Importer bearing any of the Trademarks for use in connection with the performance of this Agreement and any materials previously approved for use by Barton, including pursuant to the West Coast Importer Agreement, the Modelo Sub-License Agreement, and/or the Pacifico Sub-License Agreement by and between Procermex, Inc. and Barton dated November 22, 1996, shall be deemed approved by Extrade for ordinary use in the performance of this Agreement, except as provided below. To the extent that Importer wishes to use a Trademark in a Form or for a use other than one that has been previously approved, it shall submit a written request to Extrade specifying the requested new Form or use along with a sample of the use. If Extrade approves such request in writing (such approval not to be unreasonably withheld) Importer may commence use of the Trademark in the Form or use requested pursuant to the terms of the Agreement and subject to any reasonable limitations that may be imposed by Extrade in connection with its approval. As described above, Extrade may from time to time prescribe reasonable changes in the approved Form or use of the Trademarks and Importer shall comply with such changes provided that it is either permitted a reasonable period to exhaust the existing inventory of material that would no longer be deemed to constitute an approved use or is otherwise compensated for any costs that it may incur if it is not permitted to exhaust such inventory.

3.7. The parties will cooperate and consult in good faith to determine, on a case by case basis, whether to register and maintain registrations for the Trademarks or to take such other administrative action as may be appropriate to attempt to record or register Extrade’s rights in the Trademarks in the Territory. Importer shall from time to time, as soon as reasonably possible after learning of the facts or law relating thereto, notify Extrade of any Federal, state, local or other filing (included but not limited to any applications for, or renewals of, any trademarks or similar registrations) that Importer considers to be necessary, appropriate or advisable to protect the Trademarks or other ownership rights with respect to the Products in the Territory. Extrade agrees to take commercially reasonable means to maintain any existing registrations for the specific marks included in the Trademarks and such other marks as it may deem to be appropriate. Extrade reserves the right to make all final determinations of this nature. In the event that Extrade makes a determination that registration or maintenance of registration is not appropriate, Importer may request that Extrade proceed with the registration or maintenance with all costs resulting therefrom to be borne by Importer and such request shall not be unreasonably denied provided that Extrade retains control of the application process and all decisions pertaining thereto. All ownership rights in any such registrations shall belong to Extrade or Modelo Group and not Importer. Importer has no right to seek to register or otherwise claim ownership in any of the Trademarks or variations thereon or any derivative works based thereon.

3.8. The parties will cooperate and consult in good faith to determine, on a case by case basis, the best means by which to address any infringement or suspected infringement of the Trademarks in the Territory. Extrade reserves the right to make all final determinations of this nature. In the event that Extrade decides not to pursue any act that Importer deems to constitute infringement or suspected infringement of the Trademarks in the Territory, Importer may request the right from Extrade to pursue such infringement or suspected infringement, at its own expense, and such requests shall not be unreasonably denied and in the event that any such request is granted, Extrade shall provide reasonable cooperation to Importer in connection therewith.

3.9. Extrade or Modelo Group shall be deemed to be the exclusive owner of all intellectual property used or developed in connection with this Agreement by Importer or any other party that a) incorporates the Trademarks or any variations thereof or derivative works based upon any of the Trademarks; b) in the absence of this Agreement, would infringe upon or otherwise violate the rights of Extrade or Modelo Group in the Trademarks under the laws of the Territory, or c) is based upon confidential or proprietary information or such other names, marks, ideas, concepts or material created by or belonging to Extrade or Modelo Group. As between the parties and unless contrary to applicable law, Importer shall be the owner of any intellectual property independently developed by Importer that does not pertain to the areas set forth above.

3.10. Importer shall acquire no ownership rights in the Trademarks or variations thereon or derivative works based thereon or any intellectual property deemed to be owned by Extrade or Modelo Group as a result of this Agreement. Importer shall, at any time requested by Extrade or Modelo Group, whether during or subsequent to the term hereof, disclaim in writing any such property interest or ownership in the Trademarks. Upon the termination of the Joint Venture Agreement (as defined in the Company Agreement), all rights of Importer to use the Trademarks as provided herein and any other intellectual property belonging to Extrade or Modelo Group shall be terminated and revert to Extrade. Notwithstanding the above, Importer shall be permitted, unless otherwise agreed, a reasonable time in which to exhaust any inventory of Product bearing or incorporating the Trademarks and Importer shall not be liable for any advertising and promotional activities that were scheduled in good faith prior to the termination and cannot be cancelled.

3.11. Ownership of the Trademarks and of the goodwill associated therewith shall at all times remain in Modelo Group, and any rights which may accrue as a result of advertising or sales of the Product by Importer shall be the sole and exclusive property of Modelo Group. Trademark rights (1) shall include any additions or modifications to the Trademarks, as well as any slogan, musical composition, name, emblem, symbol, trade dress or other device used to identify or refer to the Product or any Trademark sub-licensed hereunder, whether developed, created or used by, the Modelo Group, Importer or a distributor in the Territory of Modelo Group or Importer, and (2) may be used by Modelo Group, by Extrade or their importers, or their distributors or sub-licensees, as Modelo Group and Extrade may desire, in other territories, in addition to the use thereof made in the Territory under this Agreement. If any such addition, modification or device is to be separately registered under the laws protecting trademarks, copyrights or other property rights, it shall be registered only in the name of Modelo Group, and Importer shall execute such documents as may be necessary to accomplish such registration.

3.12. If, for any reason or circumstances, Importer is deemed under any law or regulation to have acquired any right or interest with respect to the Trademarks, Importer shall, at the request of Extrade or Modelo Group, promptly execute any document reasonably needed in order for Importer to transfer to Extrade or Modelo Group any and all such rights, titles and interests in and to the Trademarks, including the goodwill which these represent. Such obligation shall continue after termination or expiration of this Agreement and any extensions thereof.

3.13. Importer shall not, either directly or indirectly:

(a) establish, form, be an owner of, operate, administer, authorize or control any company, division, corporation, association or business entity under any name which includes any of the Trademarks, either in whole or part, or under any name which is similar to the Trademarks (other than Crown with respect to the Importer, “Crown”);

(b) use (except as expressly authorized by this Agreement to use the Trademarks), register, or in any other manner claim the ownership of a trademark, trade name, commercial name, firm name or service mark which includes any of the Trademarks either wholly or partially, or which is similar to any of the Trademarks; or

(c) use any Trademark on or in connection with any beer or other object other than a Product, except as expressly permitted by this Agreement.

3.14. Importer shall not alter or modify the Trademarks in any way, or apply any other trademarks or markings to the Products, without prior written approval of Extrade. Importer agrees not to use the Trademarks after termination of this Agreement. During the term of this Agreement and after termination or expiration thereof Importer shall not use any confusingly similar symbol, name, trademark or device for any goods or services.

3.15. Importer shall comply with all reasonable instructions from Modelo Group as to requirements for the use, protection and maintenance of the Trademarks. Importer shall do nothing nor knowingly permit anything within its control to happen which will diminish or adversely affect the right and title of Modelo Group to the Trademarks, to the goodwill and the good name associated therewith, or to their value, and Importer shall comply with all reasonable instructions it may receive from Modelo Group on this subject.

3.16. Importer shall, consistently with the provisions of this Agreement, use its best efforts to protect the Trademarks or any other trademarks which may be sub-licensed or licensed to it by Extrade in the future.

3.17. Extrade shall cause all of its suppliers of advertising, promotional materials or any other element that uses the Trademarks to identify the Products to obtain a license agreement from Extrade or the corresponding Modelo Group entity.

ARTICLE IV

SUPPLY OF PRODUCT LINE

4.1. Importer shall purchase from Extrade, and Extrade shall supply to Importer, such volumes of Product as are required by Importer for importation and sale within the Territory pursuant to this Agreement. [****]

4.2. All orders for Product under this Agreement shall be made by Importer specifying the type of Product ordered and the quantities thereof. Subject to Section 4.1 and Force Majeure, each such order shall constitute a binding obligation between Importer and Extrade in accordance with the terms of this Agreement five (5) days after receipt thereof by Extrade on the terms of the order, subject to modifications that the parties agree to within such five-day period.

[****]	Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omission.

4.3. EXCEPT AS STATED IN THIS AGREEMENT, EXTRADE MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, CONCERNING PRODUCT.

4.4. Extrade will supply Product to Importer FOB the Designated Brewery (whether rail or other transportation as requested by Importer). [****]

4.5. [****]

4.6. All terms and conditions set forth on any order shall be of no force and effect, other than the type of Product ordered, the quantities ordered and the mode of transportation if other than rail.

4.7. Anything in Section 4.2 to the contrary notwithstanding, in the event of any conflict between the provisions of any order and the provisions of this Agreement (including without limitation terms of payment and warranties concerning Product), the provisions of this Agreement shall govern.

4.8. [****]

[****]	Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omission.

ARTICLE V

PRICING AND PAYMENT PROCEDURES

5.1. As to each Product, the price to be charged by Extrade (the “Price”) commencing on the date of this Agreement shall be as stated in Exhibit B, which Prices are subject to change as provided in Sections 5.2, 5.3 and 5.4.

5.2. The Price for a Case of each Product shall be increased effective as of the date hereof by twenty-five cents ($0.25) (the “JV Commencement Price Increase”). The parties agree that the JV Commencement Price Increase was designed to reflect the relative values of the East Coast Importation Rights and the West Coast Importation Rights and that it should be adjusted by balancing base year profits assigned to the East Coast Importation Rights and the West Coast Importation Rights for the Base-Year (the “Base-Year Profit”) according to the following procedure:

(a) the Base-Year Profit of both the East Coast Importation Rights and the West Coast Importation Rights will be determined as a result of a due diligence process to be performed by the parties within sixty (60) days after the Closing Date;

(b) in order to calculate the Base-Year Profit for the West Coast Importation Rights, Barton shall provide Grupo Modelo and Extrade no later than sixty (60) days after the Closing Date, schedules including (i) the following information relating to sales of Product under the West Coast Importation Rights during the Base-Year: (A) gross revenues, (B) volume of Product sold, (C) excise taxes, (D) costs of goods sold detailed by costs of materials, taxes, transportation and other related costs, and (E) marketing and promotional costs, (ii) Barton’s contributions after marketing and promotions and (iii) Barton’s selling, general and administrative costs. All information provided by Barton shall be supported by Barton’s cost accounting system and Barton’s revenue and expense ledgers. Grupo Modelo and Extrade shall be entitled to check the calculations made by Barton and to review Barton’s books and records that support such calculations;

(c) in order to calculate the Base-Year Profit for the East Coast Importation Rights, Extrade shall no later than 60 days after the Closing Date, deliver schedules relating to the East Coast Importation Rights from the existing importer of Grupo Modelo products in the east coast of the United States to the extent available to Extrade, including the following information relating to sales of Product under the East Coast Importation Rights during the Base-Year: (i) gross revenues, (ii) volume of Product sold, (iii) excise taxes, (iv) costs of goods sold detailed by costs of materials, taxes, transportation and other related costs, and (v) marketing and promotional costs. With these numbers, the parties will compute the actual contributions after marketing and promotions for the East Coast Importation Rights. If Extrade is not able to provide the foregoing information within 60 days after the Closing Date, then such amounts will be estimated from information gathered from distributors. The parties agree that neither Extrade nor Grupo Modelo shall be responsible in case of the lack of collaboration or response from the aforesaid distributors, and that the parties will work in good faith to obtain such information or to arrive at reasonable estimates. If the parties cannot agree on reasonable estimates, then the matter will be escalated to the Chief Executive Officers of Grupo Modelo and Constellation Brands, Inc. If those executives are unable to arrive at agreement on such estimates, then distributor revenues from the East Coast Importation Rights and contributions after marketing and promotions for the East Coast Importation Rights will be measured by actual performance of that portion of the territory that was historically a part of the East Coast Importation Rights during the first six (6) months following Closing.

To compute the Base-Year Profit for the East Coast Importation Rights from the contributions after marketing and promotions, the selling, general and administrative costs will be determined by dividing the amount of such costs incurred by Barton during the Base-Year by the actual number of cases of Product sold by Barton during the Base Year and multiplying that rate per Case by the actual number of Cases of Product sold pursuant to the East Coast Importation Rights during the Base Year;

(d) The parties will then model the pro forma impact of removal of the [****] per Case discount for orders fulfilled by the Tuxtepec brewery (and any other changes in operations from that of the Base-Year that have been agreed upon by the parties prior to the date hereof) on

[****]	Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omission.

the combined Base-Year Profit of the East Coast Importation Rights and Base-Year Profit of the West Coast Importation Rights during the Base Year. The “Adjusted JV Commencement Price Increase” is the quotient of (i) such combined pro forma profits minus twice the actual Base-Year Profit of the West Coast Importation Rights calculated pursuant to Section 5.2(c), and (ii) the aggregate number of Cases of Product sold under the West Coast Importation Rights and under the East Coast Importation Rights during the Base Year; and

(e) the JV Commencement Price Increase should be retroactively adjusted as of the date hereof to the Adjusted JV Commencement Price Increase.

5.3. On [****], the Price for a Case of each Product shall be increased by [****], and on each of [****], the Price for a Case of each Product shall be increased by [****]

5.4. In addition to any increase in the Price determined in accordance with Section 5.2 and 5.3, Price shall also be adjusted as set forth in this section. In the event that Importer charges any customer of Importer for any Product, an amount that is greater than the Base Customer Price, then Importer shall pay to Extrade, through the Strategic Pricing Initiative, an amount equal to fifty three percent (53%) of the difference between the amount Importer actually invoices such customer, excluding Pass-Through Revenues, and the amount Importer would have invoiced such customer if such Product had been priced at the Base Customer Price (a “Price Adjustment”). Application of this Section 5.4 does not result in a change to Base Customer Price or to the Price as set forth on Exhibit B.

5.5. Except as provided in Sections 5.2, 5.3 and 5.4, it is understood that the Price of Products charged by Extrade shall not otherwise be changed unless mutually agreed by the parties.

5.6. Promptly after effecting a shipment of Product to Importer, Extrade shall so notify Importer and provide to Importer an invoice for such shipment. Importer having received such invoice from Extrade shall pay such invoiced price in United States Dollars within forty-five (45) days of receipt of such invoice. Importer shall be entitled to a discount of one percent of the Price for Product if (i) payment for such Product is made by Wednesday following the week in which such Product was shipped and (ii) Extrade receives the corresponding payment by wire transfer of immediately available funds to a bank account designated by Extrade. If the Price is not paid on its due date, the unpaid amount shall bear interest from the due date until paid at the rate of 1 1/2% per month or the maximum rate allowed by applicable law, whichever is lower.

5.7. Any Price Adjustment owing to Extrade hereunder shall be paid by Importer in United States Dollars within forty-five (45) days of Importer delivering to its customer the invoice for the order giving rise to such Price Adjustment. Importer shall be entitled to a discount of one percent of the Price Adjustment if (i) payment of such Price Adjustment is made by Wednesday following the week in which the invoice for the order giving rise to the Price Adjustment was delivered to the Company’s customer and (ii) Extrade receives the corresponding payment by wire transfer of immediately available funds to a bank account designated by Extrade. If any Price Adjustment is not paid on its due date, the unpaid amount

[****]	Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omission.

shall bear interest from the due date until paid at the rate of 1 1/2% per month or the maximum rate allowed by applicable law, whichever is lower.

ARTICLE VI

PROMOTION AND ADVERTISING

[****]

ARTICLE VII

IMPORTER’S SALES EFFORTS

[****]

[****]	Approximately one page of confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omission.

ARTICLE VIII

REPORTS

8.1. Importer shall deliver to Extrade the following:

(a) Not later than sixty (60) days prior to the beginning of each calendar year, a Forecast Report in the form of Exhibit D indicating by calendar months the purchases of Product Importer expects to make during such year under this Agreement by brand, label, package and any other distinguishing presentation required by governmental authorities.

(b) Not later than thirty (30) days prior to the beginning of each calendar month, a Forecast Report Update in the form of Exhibit E updating, for the calendar months remaining in such year, the Forecast Report originally delivered for the corresponding calendar year.

8.2. Importer shall deliver each report required by Section 8.1 both (a) in writing and (b) by such other means of electronic reproduction as Extrade may reasonably request from time to time. Importer shall cause each such report in writing to be signed by an authorized representative of Importer or of the party who generated the report. In the event of inconsistency between a report in writing and a report by electronic means, the report in writing shall control.

8.3. No such Forecast Report or Forecast Report Update shall constitute an offer or obligation of Importer to purchase Product. No receipt of a Forecast Report or Forecast Report Update shall constitute an acceptance or obligation of Extrade to sell Product.

8.4. Extrade may at its own expense, upon reasonable advance notice to Importer, through accountants or other representatives designated by Extrade for such purposes, enter during normal business hours any storage facility or business office owned or controlled by

Importer and examine such facilities, inventories and that portion of the books and records of Importer needed to determine the accuracy of any report delivered under Section 8.1.

ARTICLE IX

COMPLIANCE WITH LAWS

9.1. During the term of this Agreement, Importer shall obtain and maintain in good standing, or otherwise have valid access to, all U.S. (federal and state) licenses required for the performance of this Agreement by Importer, including without limitation all licenses required for the importation or sale of Product in the Territory (“Requisite Licenses”). Within thirty (30) days after the amendment, loss or new issuance of any Requisite License, Importer shall deliver to Extrade written notice thereof.

9.2. Importer agrees (a) to comply with all laws applicable to the selling of Product, including, without limitation, those relating to labels and identifying marks on Containers, and (b) not to commit any act that will subject Extrade to any civil, criminal, or other liability. Importer agrees to indemnify and hold Extrade harmless with respect to any breach by Importer of the preceding sentence.

9.3. As regards laws relating to labels or other identifying marks on Containers supplied by Extrade, Importer shall be deemed to have fully satisfied Importer’s obligations if, within a reasonable period prior to Extrade’s shipment of Product identified by any new form of label or mark, Importer obtains approval of the labels or marks to be used on such Container and advises Extrade fully and correctly in writing of all requirements of corresponding law. After receipt from Importer of such written advice, Extrade shall be responsible for the labeling and marketing of Containers in conformity with such advice.

9.4. As and when requested by Importer, Extrade shall use its commercially reasonable efforts to sign and deliver to Importer such documents as Importer requires for filing with governmental authorities to comply with laws applicable to the importation or sale of Product.

ARTICLE X

INDEMNIFICATION AND INSURANCE

[****]

[****]	Approximately one page of confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omission.

10.4 With respect to the insurance described in Sections 10.2 and 10.3, (a) each party shall pay all costs and expenses of the insurance it carries, and (b) each party shall promptly deliver to the other, at the request of the other, a copy of the insurance policies and other documentation evidencing compliance with such party’s obligations to maintain such insurance.

ARTICLE XI

TERM

11.1. The term of this Agreement shall commence on the date hereof and shall continue until such time as the Modelo Party purchases Barton’s interest in Importer pursuant to the Company Agreement.

11.2. The parties acknowledge and agree that, except as otherwise set forth in Section 11.3, so long as Barton is a member of Importer, Extrade shall have no right to terminate this Agreement notwithstanding any breach of this Agreement by Importer.

11.3. In the event that Importer fails to make a material payment for Product in accordance with Section 5.6, then Extrade may terminate this Agreement, provided Extrade gives Importer, Diblo and Barton written notice of such failure and such failure continues for more than sixty (60) days after giving such notice to such Persons.

11.4. Subject to Importer’s rights under Section 3.10, which shall be given precedence, if this Agreement is terminated for any reason, Importer agrees (provided such use is legal) that Extrade may use Containers and labels theretofore manufactured showing Importer as the importer , either “as is” or with such changes as are necessary to make such use legal, until Extrade’s inventories of such Containers and labels are used up; and Importer agrees to sign all documents that may be necessary for such purpose.

ARTICLE XII

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its principals of conflicts of laws that would require application of the substantive laws of any other jurisdiction. Barton and Extrade irrevocably consent to the exclusive personal jurisdiction and venue of the courts of the State of New York or the federal courts of the United States, in each case sitting in New York County, in connection with any action or proceeding arising out of or relating to this Agreement. Barton and Extrade hereby irrevocably waive, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of such action or proceeding brought in such a court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum. Barton and Extrade irrevocably consent to the service of process with respect to any such action or proceeding in the manner provided for the giving of notices under Section 13.4, provided, the foregoing shall not affect the right of either Barton or Extrade to serve process in any other manner permitted by law. Barton and Extrade hereby agree that a final judgment in any suit, action or proceeding shall be conclusive and may be enforced in any jurisdiction by suit on the judgment or in any manner provided by applicable law.

ARTICLE XIII

MISCELLANEOUS

13.1. Neither party may assign any right under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

13.2. The captions used in this Agreement are for convenience of reference only and shall not affect any obligation under this Agreement.

13.3. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts, taken together, shall constitute one and the same instrument. Signatures sent by facsimile shall constitute and be binding to the same extent as originals. This Agreement may not be amended except by an instrument in writing signed by both parties.

13.4. Any notice, claims, requests, (except for requests made under Section 3.6 hereof) demands, or other communications required or permitted to be given hereunder shall be in writing and will be duly given if: (a) personally delivered, (b) sent by facsimile or (c) sent by Federal Express or other reputable overnight courier (for next business day delivery), shipping prepaid as follows:

If to Barton:	Barton Beers, Ltd.
One South Dearborn Street
Suite 1700
Chicago, IL 60603
Attention: General Counsel
Telephone: (312) 346-9200
Facsimile: (312) 346-7488

With a copy to:	Nixon Peabody LLP
1300 Clinton Square
Rochester, NY 14604
Attention: James A. Locke III
Telephone: (585) 263-1000
Facsimile: (585) 263-1600

If to Extrade:	Extrade, S.A. de C.V.
Lago Alberto No. 156
Col. Anahuac
11320 Mexico, D.F.
Attention: General Counsel
Telephone: 52 (55) 5262-1100
Facsimile: 52 (55) 5545-2773

With a copy to:	Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Attention: David Mercado, Esq.
Telephone: (212) 474-1756
Facsimile: (212) 474-3700

or such other address or addresses or facsimile numbers as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above. Notices will be deemed given at the time of personal delivery, if sent by facsimile, when sent with electronic notification of delivery or other confirmation of delivery or receipt, or, if sent by Federal Express or other reputable overnight courier, on the day of delivery.

13.5. This Agreement and the various schedules and exhibits thereto embody all of the understandings and agreements of every kind and nature existing between the parties hereto with respect to the transactions contemplated hereby. This Agreement supersedes all prior discussions, negotiations and agreements between the parties concerning the subject matter of this Agreement.

13.6. To the extent that any provision of this Agreement is invalid or unenforceable in the Territory or any state or other area of the Territory, this Agreement is hereby deemed modified to the extent necessary to make it valid and enforceable within such state or area, and the parties shall promptly agree in writing on the text of such modification.

13.7. The parties acknowledge that a breach or threatened breach by them of any provision of this Agreement will result in the other entity suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, the parties agree that any party may, in its discretion (and without limiting any other available remedies), apply to any court of law or equity of competent jurisdiction for specific performance and injunctive relief (without necessity of posting a bond or undertaking in connection therewith) in order to enforce or prevent any violations of this Agreement, and any party against whom such proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law and agrees not to raise the defense that the other party has an adequate remedy at law; provided, however, that the foregoing rights may not be exercised in the event that Barton sells its Membership Interest in the Company pursuant to Section 12.7 of the Company Agreement. The failure of either party at any time to require performance of any provision of this Agreement shall in no manner affect such party’s right to enforce such provision at any later time. No waiver by any party of any provision, or the breach of any provision, contained in this Agreement shall be deemed to be a further or continuing waiver of such or any similar provision or breach.

13.8. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement shall give any other Person any legal or equitable right, remedy or claim under or with respect to this Agreement or the transactions contemplated hereby.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

EXTRADE, S.A. DE C.V.	[JV]

By:	By:
Name:	Name:
Title:	Title:

The Registrant has omitted from this filing the Exhibits listed below. The Registrant will furnish supplementally to the Securities and Exchange Commission a copy of such Exhibits upon request.

Exhibit A	Trademarks
Exhibit B	Initial Pricing for Product Line
Exhibit C	Certificate of Officer
Exhibit D	Forecast Report
Exhibit E	Forecast Report Update

[EXHIBIT F]

ADMINISTRATIVE SERVICES AGREEMENT

between

BARTON INCORPORATED

and

                             LLC

Dated:                         , 2007

10.5	Severability.	9
10.6	Waiver; Amendment.	10
10.7	Parties in Interest; No Third Party Rights.	10
10.8	Independent Contractors.	10
10.9	Binding Effect.	10

SCHEDULES

A	Services
B	Company Space

ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT (the “Agreement”), dated this      day of                     , 2007, by and between                      LLC, a Delaware limited liability company (the “Company”), and BARTON INCORPORATED, a corporation incorporated under the laws of the State of Delaware (“BI”).

WITNESSETH:

WHEREAS, pursuant to an Agreement to Establish Joint Venture, dated July     , 2006 (the “Joint Venture Agreement”), Barton Beers, Ltd., a corporation incorporated under the laws of the State of Maryland (“Barton Beers”), and Diblo, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of the Country of Mexico (“Diblo”), have agreed to form the Company, a joint venture between Barton Beers and [name of Modelo subsidiary]; and

WHEREAS, execution and delivery of this Agreement is one of the conditions precedent to the Closing (as defined in the Joint Venture Agreement) of the transactions contemplated by the Joint Venture Agreement;

NOW, THEREFORE, in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. All capitalized terms used but not otherwise defined in this Agreement shall have the meanings assigned thereto in the Joint Venture Agreement, which meanings are incorporated herein and made a part hereof by reference.

1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article”, “Section”, “Schedule” or “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of this Agreement, unless otherwise specifically stated; (v) the words “include” or “including” shall mean “include, without limitation” or “including, without limitation;” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) References to statutes shall include all regulations promulgated thereunder and, except to the extent specifically provided below, references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. This Agreement is the joint drafting product of the parties hereto and each provision has been subject to negotiation and agreement and shall not be construed for or against any party as drafter thereof.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(f) All amounts in this Agreement are stated and shall be paid in United States dollars.

ARTICLE II

SERVICES

2.1 Provision of Services.

BI shall provide the Company [****] (collectively, the “Services”).

2.2 Standard of Care for Performance of Services.

In performing the Services: (i) BI shall provide the same level of services and use the same degree of care as BI’s personnel provide and use in providing similar services to BI’s internal business units; and (ii) neither BI nor any of its employees shall be deemed to owe any fiduciary duties to the Company.

ARTICLE III

OFFICE SPACE

3.1 License.

(a) Subject to the terms and conditions of this Agreement, BI hereby grants to the Company, and the Company hereby accepts from BI, a license to use and occupy [****] (the total space so leased by BI is referred to herein as the “Office Space”) [****] (such portion of the Office Space so licensed to the Company and any additional office space at such location hereinafter occupied or used by the Company at the request of the Company with BI’s consent is referred to collectively herein as the “Company Space”), together with access to the common areas of the Office Space. The parties acknowledge that if BI moves its offices during the term of this Agreement, which BI shall be permitted to do at any time in its sole and absolute discretion, the foregoing license shall apply to a similar sized portion of such new office space.

[****]	Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omission.

(b) Upon termination of this Agreement, BI and the Company shall cooperate to reach a mutually agreeable arrangement under which the Company will, at the Company’s expense, possess the rights and benefits and bear the obligations and liabilities of a tenant occupying the Company Space, including without limitation, entering into a sublease with or partial assignment from BI containing such terms and conditions as are customary for such agreements among unaffiliated parties or entering into a prime lease directly with the landlord under BI’s lease for the Office Space (the “Office Space Lease”). Such arrangement shall continue until the Office Space Lease expires.

3.2 Utilities.

BI shall provide all HVAC, water, power, telecommunications, and other customary utilities (the “Utilities”) in the Company Space to the extent such Utilities are provided to BI in the Office Space pursuant to the Office Space Lease.

3.3 Restrictions on Use; Insurance.

The Company shall use the Company Space for office purposes only in a manner that is not inconsistent with any obligations and restrictions that may be imposed upon BI pursuant to the Office Space Lease. The Company shall not make any repairs, alterations, additions or improvements to the Company Space without the consent of BI, which consent shall not be unreasonably withheld. Any such repairs, alterations, additions or improvements shall be at the sole cost and expense of the Company. The Company shall acquire and maintain all policies of insurance with the minimal coverage limits required to be maintained by the tenant under the Office Space Lease, naming BI as an additional insured.

3.4 Condition of Company Space.

The Company agrees to take the Company Space “as is”. The Company shall maintain the Company Space in good and clean condition at all times.

3.5 Surrender.

Upon termination of Company’s use of the Company Space, except to the extent superseded by the arrangement set forth in Section 3.1(b), the Company (i) shall remove all property of the Company (including but not limited to trade fixtures or other removable fixtures installed by the Company on the Company Space), (ii) shall restore the Company Space to its original condition as at the commencement of the term hereof, reasonable wear and tear excepted, and (iii) shall surrender the Company Space. In the event the Company fails to remove any of its property, such property shall be deemed abandoned and shall become the property of BI. In the event the Company fails to restore the Company Space to its original condition, reasonable wear and tear excepted, the Company shall reimburse BI for any and all costs incurred by BI in order to restore the Company Space to such condition. The provisions of this Section 3.5 shall survive the expiration or termination of this Agreement.

3.6 Assignments and Sublicenses.

The Company may not assign or transfer its license hereunder nor sublicense the Company Space without the prior written consent of BI, in its sole discretion. Any attempted assignment, transfer or sublet without the consent of BI shall be null and void.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties. Each party to this Agreement represents and warrants to the other party to this Agreement that as of the date hereof:

(a) Due Organization. Such party is duly incorporated or otherwise duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation and has the power and lawful authority to execute, deliver and perform this Agreement.

(b) Due Qualification. Such party is duly licensed or qualified to do business and is in good standing in each jurisdiction in which it transacts business, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a material adverse effect on its ability to perform its obligations hereunder.

(c) Authority to Execute and Perform Agreement. This Agreement has been duly authorized, executed and delivered by such party. This Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally and subject to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

(d) No Consents. No approval or consent of any governmental authority or of any other Person is required in connection with the execution and delivery by such party of this Agreement and the consummation by such party of the transactions contemplated hereby.

(e) No Conflicts. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereunder and the performance by such party of this Agreement in accordance with its terms and conditions will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, (i) the certificate of incorporation, by-laws or other charter or governing documents of such party; (ii) any instrument, contract or other agreement to which such party is a party or by or to which it or its assets or properties are bound or subject; or (iii) any statute or any regulation, order, judgment or decree of any governmental authority except, in the case of clauses (ii) and (iii), for breaches, violations or defaults that would not, individually or in the aggregate, materially impair its ability to perform its obligations under this Agreement.

(f) No Proceedings. There are no actions, suits, proceedings or investigations pending or, to the knowledge of such party, threatened against or affecting such party or its respective properties, assets or businesses in, before or by any governmental authority, with respect to this Agreement or the transactions contemplated hereby which could, if adversely determined (or, in the case of an investigation could lead to any action, suit or proceeding, which if adversely determined could) reasonably be expected to materially impair such party’s ability to perform its obligations under this Agreement.

ARTICLE V

FEE

[****]

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification.

The Company shall indemnify and hold harmless BI and its officers, directors, employees, agents and representatives from and against any and all Loss and Litigation Expense, which any of them may suffer or incur as a result of or arising from (a) the failure of the Company to perform any of its obligations set forth in this Agreement, or (b) the Company’s use or occupancy of the Company Space. BI shall indemnify and hold harmless the Company and its officers, directors, employees, agents and representatives from and against any and all Loss and Litigation Expense, which any of them may suffer or incur as a result of or arising from the failure of BI to perform the Services in the manner described in Section 2.2.

6.2 Procedure.

(a) Promptly after acquiring knowledge of any Loss or Claim, the party seeking indemnity (the “Indemnitee”) shall give written notice thereof to the party from whom indemnity is sought (the “Indemnitor”).

(b) The Indemnitor shall have the right, at its expense, to defend, contest or compromise such Claim through counsel of its choice (unless such Indemnitor is relieved of its liability hereunder with respect to such Claim, Loss and Litigation Expense by the Indemnitee) and shall not then be liable for fees or expenses of the Indemnitee’s attorneys (unless the Indemnitor and Indemnitee are both parties to the action and there exists a conflict of interest between the Indemnitor and the Indemnitee, in which event the Indemnitor shall be responsible for the reasonable fees and expenses of one additional firm), and the Indemnitee and the

Indemnitor shall provide to each other all necessary and reasonable cooperation in said defense

[****]	Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omission.

including, but not limited to, the services of employees who are familiar with the transactions out of which such Claim or Loss may have arisen. In the event that the Indemnitor shall undertake to compromise or defend any Claim, it shall promptly notify the Indemnitee of its intention to do so. In the event that the Indemnitor fails to take timely action to defend the same, the Indemnitee shall have the right to defend the same by counsel of its own choosing but at the cost and expense of the Indemnitor. No settlement of a Claim by Indemnitee shall be effected without the consent of the Indemnitor, which shall not be unreasonably withheld or delayed, unless Indemnitee waives any right to indemnification therefor. The Indemnitor may, with the consent of the Indemnitee, which shall not be unreasonably withheld, settle or compromise any action or consent to the entry of any judgment which (i) includes, without limitation, the unconditional release by the person asserting the Claim and any related claimants of Indemnitee from all liability with respect to such Claim in form and substance reasonably satisfactory to Indemnitee, and (ii) would not adversely affect the right of Indemnitee to own, hold, use and operate their respective assets and businesses.

6.3 No Consequential Damages.

NEITHER BARTON NOR THE COMPANY SHALL BE LIABLE FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY THE OTHER, OR FOR PUNITIVE DAMAGES, WITH RESPECT TO ANY TERM OR THE SUBJECT MATTER OF THIS AGREEMENT, EVEN IF INFORMED OF THE POSSIBILITY THEREOF IN ADVANCE. THIS LIMITATION APPLIES TO ALL CAUSES OF ACTION, INCLUDING, WITHOUT LIMITATION, BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, FRAUD, MISREPRESENTATION AND OTHER TORTS.

6.4 Limitation on Damages.

Notwithstanding anything in this Agreement to the contrary, the monetary liability of BI for all claims resulting from its performance or non-performance under this Agreement, regardless of the form of the action, and whether in contract, tort (including, but not limited to, negligence), warranty or other legal or equitable grounds, will be limited to amounts actually paid to BI by the Company hereunder.

6.5 Exclusive Remedies.

Except as provided below, the indemnification, as provided in this Article VI, shall be the exclusive remedy for any and all breaches of any representation, warranty, covenant or agreement contained in this Agreement. Notwithstanding the foregoing, BI and the Company acknowledge that a breach or threatened breach by them of any provision of this Agreement will result in the other entity suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, BI and the Company agree that the other shall be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the other may become entitled for breach or threatened breach of any covenant or agreement to be performed by the other on or prior to the Closing.

ARTICLE VII

TERM

7.1 Term.

The term of this Agreement shall expire on the earliest of (i) the fifth (5th) anniversary of the date of this Agreement, (ii) the date the Barton Membership Interest (as defined in the Company LLC Agreement) is transferred to Modelo pursuant to the Company

LLC Agreement, and (iii) the date this Agreement is terminated pursuant to Section 7.2. [****]

7.2 Termination.

(a) The parties may terminate this Agreement as follows:

(i) BI and the Company may terminate this Agreement by mutual agreement; or

(ii) Either party may terminate this Agreement due to materially poor performance by the other party of its obligations, or failure to perform payment obligations, in accordance with the terms of this Agreement; provided (a) the breaching party is given written notice of the alleged breach of the Agreement, with specifics as to such assertions, and (b) such party does not, within thirty (30) days (ten (10) days for payment defaults) after receipt of such written notice, cure such defaults to the other party’s reasonable satisfaction.

(b) Upon termination of this Agreement, all unpaid sums for Services performed as of the date of termination, whether or not invoiced at that date, shall become immediately due and payable. Further, the Company shall be responsible for all costs and expenses, whether incurred or to be incurred by the Company, BI or an Affiliate of BI, associated with any termination and transition of services to a substitute service provider or the Company itself, including, without limitation, all costs BI incurs with respect to the termination of any employees substantially dedicated by BI to the performance of the Services under this Agreement and early termination of any per seat software license associated with such employees.

ARTICLE VIII

TRANSITION OF REQUISITE LICENSES

If the Company has not obtained the Authorizations required for the Company to conduct its business, BI shall cause Barton Beers to maintain in full force and effect its current Authorizations until such time as is necessary but not for a period to exceed six months from the date hereof. To the extent permissible, BI shall, or shall cause Barton Beers to, further make such reasonable accommodations as necessary (including, without limitation, executing required reporting forms) to allow the continuation of the operations of the Business of the Company under such Authorizations. The Company shall reimburse BI and Barton Beers for any reasonable costs it incurs in connection with providing services described in this Article VIII. The Company shall indemnify and hold BI and Barton Beers harmless from and against any and all costs or damages incurred by BI or Barton Beers resulting from any administrative action against BI, Barton or any of BI’s or Barton Beer’s permits or alcoholic beverage licenses arising out of the Company’s conduct of its business during such time period. Such damages shall include, but are not limited to, any fines, assessments, judgments, legal expenses (including

[****]	Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omission.

attorneys’ fees and court costs), offers-in-compromise, or monetary penalties that may be imposed upon or suffered by BI or Barton Beers.

ARTICLE IX

GOVERNING LAW; CHOICE OF FORUM

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its principles of conflicts of law that would require application of the substantive laws of any other jurisdiction. BI and the Company irrevocably consent to the exclusive personal jurisdiction and venue of the courts of the State of New York or the federal courts of the United States, in each case sitting in New York County, in connection with any action or proceeding arising out of or relating to this Agreement. BI and the Company hereby irrevocably waive, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of such action or proceeding brought in such a court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum. BI and the Company irrevocably consent, to the fullest extent permitted by law, to the service of process with respect to any such action or proceeding in the manner provided for the giving of notices under Article X, provided, the foregoing shall not affect the right of either BI or Company to serve process in any other manner permitted by law. BI and Company hereby agree that a final judgment in any suit, action or proceeding shall be conclusive and may be enforced in any jurisdiction by suit on the judgment or in any manner provided by applicable law.

ARTICLE X

MISCELLANEOUS

10.1 Notices.

Any notice, claims, request, demands, or other communication required or permitted to be given hereunder shall be in writing and will be duly given if: (a) personally delivered, (b) sent by facsimile or (c) sent by Federal Express or other reputable overnight courier (for next business day delivery), shipping prepaid as follows:

If to BI:	Barton Incorporated
One South Dearborn Street
Suite 1700
Chicago, IL 60603
Attention: General Counsel
Telephone: (312) 346-9200
Facsimile: (312) 346-7488

With a copy to:	Nixon Peabody LLP
1300 Clinton Square
Rochester, NY 14604
Attention: James A. Locke III
Telephone: (585) 263-1000
Facsimile: (585) 263-1600

If to the Company:

To each of Barton and:	[ ]
[ ]
[ ]
Attention: [ ]
Telephone: ( ) -
Facsimile: ( ) -

With a copy to:	Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Attention: David Mercado
Telephone: (212) 474-1000
Facsimile: (212) 474-3700

or such other address or addresses or facsimile number as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above. Notices will be deemed given at the time of personal delivery, if sent by facsimile, when sent with electronic notification of delivery or other confirmation of delivery or receipt, or, if sent by Federal Express or other reputable overnight courier, on the day of delivery.

10.2 Counterparts and Facsimile Signatures.

This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts, taken together, shall constitute one and the same instrument. Signatures sent by facsimile shall constitute and be binding to the same extent as originals.

10.3 Assignment.

This Agreement shall not be assignable (by operation of law or otherwise) by the Company or BI without the prior written consent of the other, except that BI may assign this Agreement or any of its obligations hereunder to any direct or indirect, wholly-owned subsidiary of CBI, so long as BI remains liable for performance of the Services and its other obligations under this Agreement.

10.4 Entire Agreement.

This Agreement and the various schedules and exhibits thereto embody all of the understandings and agreements of every kind and nature existing between the parties hereto with respect to the transactions contemplated hereby and supersede any and all other prior arrangements or understandings with respect thereto.

10.5 Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application thereof to any person or in any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, as far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of all its provisions to other persons or circumstances shall not be affected by such invalidity or unenforceability.

10.6 Waiver; Amendment.

Except as expressly provided in this Agreement, no amendment to or waiver of any provision of this Agreement shall be binding unless executed in writing by the Company and BI. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless expressly so provided. The failure by any person to exercise any right under, or to object to any breach by the other party of, any term, provision or condition of this Agreement shall not constitute a waiver thereof and shall not preclude such party from thereafter exercising that or any other right, or from thereafter objecting to that or any prior or subsequent breach of the same or any other term, provision or condition of this Agreement. Any waiver or consent granted under this Agreement shall be a consent only to the transaction, act or agreement specifically referred to in the consent and not to other similar transactions, acts or agreements.

10.7 Parties in Interest; No Third Party Rights.

This Agreement is binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, except as expressly provided in the indemnification provisions of Article VI with respect to the persons specified therein, shall give any other person any legal or equitable right, remedy or claim under or with respect to this Agreement or the transactions contemplated hereby.

10.8 Independent Contractors.

The parties are acting as independent contractors under this Agreement and shall not be construed to be joint venturers, partners, agents or representatives of each other. Neither party shall have any right, power, or authority to enter into any agreement for or on behalf of the other party or to incur otherwise any obligation or liability on behalf of or against the other party. Neither party shall be liable for the debts of the other party unless agreed to in writing by the party sought to be bound.

10.9 Binding Effect.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that nothing contained in this Section 10.9 shall be construed to permit any attempted assignment or other transfer which would be prohibited or void pursuant to any other provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Administrative Services Agreement on the date first written above.

BARTON INCORPORATED	[COMPANY]

By:	By:
Name:	Name:
Title:	Title:

The Registrant has omitted from this filing the Schedules and Exhibits listed below. The Registrant will furnish supplementally to the Securities and Exchange Commission a copy of such Schedules and Exhibits upon request.

A	Services
B	Company Space

EXHIBIT G

GUARANTEE (this “Guarantee”) AGREEMENT dated as of [                    ], 200[    ] by CONSTELLATION BRANDS, INC., a corporation organized under the laws of the State of Delaware (the “Guarantor”) in favor of DIBLO, S.A. DE C.V., a sociedad anónima de capital variable organized under the laws of Mexico (“Diblo”), the Company (as such term is defined in the Joint Venture Agreement) (referred to herein as the “JV”), and the subsidiary of Diblo that becomes a member to the Company LLC Agreement (the “Modelo Party”).

PRELIMINARY STATEMENT

Reference is made to the Agreement to Establish Joint Venture dated as of July, 2006 (as amended, supplemented or otherwise modified from time to time, the “Joint Venture Agreement”), between Barton Beers, Ltd. (“Barton”) and Diblo.

Pursuant to the Joint Venture Agreement the obligation of Diblo to consummate the transactions contemplated by the Joint Venture Agreement and the Related Agreements are subject to, among other conditions, the execution and delivery by the Guarantor of this Guarantee.

Accordingly, the Guarantor hereto agrees as follows:

ARTICLE I

1.01 Joint Venture Agreement. (i) Capitalized terms used in this Guarantee and not otherwise defined herein have the meanings set forth in the Joint Venture Agreement.

(ii) The rules of construction specified in Section 1.2 of the Joint Venture Agreement also apply to this Guarantee.

1.02 Other Defined Terms. As used in this Guarantee, the following terms have the meanings specified below:

“Beneficiaries” means each of Diblo, the JV and the Modelo Party.

“Guarantee” has the meaning assigned to such term in the preliminary statement of this Guarantee.

“Guaranteed Obligations” has the meaning assigned to such term in Section 2.01 of this Guarantee.

“Guarantor” means Constellation Brands, Inc.

“Joint Venture Agreement” has the meaning assigned to such term in the preliminary statement of this Guarantee.

ARTICLE II

2.01 Guarantee. The Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Beneficiaries, as a primary obligor and not merely as a surety, the due and punctual performance and observance of, and compliance with, all covenants, agreements, obligations, liabilities, representations and warranties of (i) Barton under or pursuant to the Joint Venture Agreement and the Company LLC Agreement and (ii) BI under or pursuant to the Administrative Services Agreement (all such obligations being collectively referred to as the “Guaranteed Obligations”) The Guarantor further agrees that the Guaranteed Obligations may be amended, modified, extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding` any amendment, modification, extension or renewal of any of the Guaranteed Obligations, whether or not any of the foregoing would in any way increase the Guarantor’s obligations hereunder. The Guarantor irrevocably and unconditionally waives, and agrees that its liability under its guarantee shall be unaffected by, any act, omission, delay or other circumstance or election of remedies by the Beneficiaries that might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety. The Guarantor further agrees that its guarantee is a continuing guarantee of payment and performance of the Guaranteed Obligations when due (whether or not any bankruptcy, insolvency or similar proceeding under applicable law shall have stayed the accrual or collection of any of the Guaranteed Obligations or operated as a discharge thereof) and not of collection, and waives any right to require that resort be had by any Beneficiary to Barton or BI for the collection and performance of the Guaranteed Obligations.

The exercise or failure to exercise any right or remedy under the Joint Venture Agreement, the Company LLC Agreement or the Administrative Services Agreement, shall not affect, impair or discharge, in whole or in part, the liability of the Guarantor under this Article II. The obligations of the Guarantor shall not be released, limited or impaired or subject to any defense or setoff, other than a defense that payment or performance has been made by Barton or BI as applicable and except for defenses based on a final judicial determination by a court of competent jurisdiction that the Guarantor has a defense to performance based on Diblo’s, the JV’s or the Modelo Party’s breach of the Joint Venture Agreement, the Company LLC Agreement or the Administrative Services Agreement. The Guarantor’s obligations under this Article II shall not be affected by any claim by Barton, BI or the Guarantor that the Administrative Services Agreement is invalid or unenforceable.

2.02 Release of Guarantee. The Guarantor agrees that its obligations under this Article II shall remain in full force and effect until the termination of the Joint Venture Agreement and Related Agreements; provided, however, that the Guarantor shall not be released from its obligations hereunder so long as any claim of a Beneficiary against Barton or BI, or any claims of a Beneficiary against Barton or BI which arises out of, or relates to, directly or indirectly, the Joint Venture Agreement, any Related Agreement, or any other document related herewith or therewith, is not settled to the satisfaction of such Beneficiary or discharged in full. In addition, if at any time, any payment, or part thereof, by the Guarantor, BI or Barton is rescinded or must otherwise be returned upon the bankruptcy, insolvency, dissolution, liquidation or reorganization of the Guarantor, BI or Barton or otherwise, the obligations of the

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Guarantor under this Article II shall continue to be effective or shall be automatically reinstated, all as though such payment had not been made.

ARTICLE III

3.01 Representations and Warranties of the Guarantor. The Guarantor represents and warrants to the Beneficiaries and to the Company as follows:

(a) It is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation and it and has the power and authority to enter into and perform its obligations under this Guarantee.

(b) This Guarantee has been duly authorized, executed and delivered by it and will constitute a legal, valid and binding obligation of it or enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

(c) The execution, delivery and performance of this Guarantee does not and will not violate or conflict with (i) its certificate of incorporation, (ii) provisions of any indenture, agreement or other instrument to which it is a party or by which its assets may be bound or (iii) any Law applicable to it or its assets, except in the case of clauses (ii) and (iii) above, where any such violation or conflict would not have a material adverse effect on its ability to consummate the transactions contemplated by this Guarantee.

(d) No Authorization of any Governmental Authority or any other Person is required in connection with the execution or delivery of this Guarantee or the consummation of the transactions contemplated hereby.

(e) There are no Claims pending by or against and, to its knowledge, threatened against it or affecting any of its assets, at law or in equity, or before or by any Governmental Authority, which would prevent, inhibit or restrain the consummation of the transactions contemplated by this Guarantee or its ability to perform its obligations hereunder, except where any such Claim would not have a material adverse effect on its ability to perform its obligations under this Guarantee.

ARTICLE IV

Governing Law, Choice of Forum. This Guarantee shall be governed by and construed in accordance with the laws of the State of New York, without reference to its principles of conflicts of law that would require application of the substantive laws of any other jurisdiction. The Guarantor irrevocably consents to the exclusive personal jurisdiction and venue of the courts of the State of New York or the federal courts of the United States, in each case sitting in New York County, in connection with any action or proceeding arising out of or relating to this Guarantee. The Guarantor hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of

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such action or proceeding brought in such a court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum. The Guarantor irrevocably consents to the service of process with respect to any such action or proceeding in the manner provided for the giving of notices under Section 5.01, provided, the foregoing shall not affect the right of each Beneficiary to serve process in any other manner permitted by law. The Guarantor hereby agrees that a final judgment in any suit, action or proceeding shall be conclusive and may be enforced in any jurisdiction by suit on the judgment or in any manner provided by applicable law.

ARTICLE V

5.01 Notices. Any notice, claims, request, demands, or other communication required or permitted to be given to the Guarantor hereunder shall be in writing and will be duly given if: (a) personally delivered, (b) sent by facsimile or (c) sent by Federal Express or other reputable overnight courier (for next business day delivery), shipping prepaid as follows:

If to the Guarantor:	Constellation Brands, Inc. One South Dearborn Street Suite 1700 Chicago, IL 60603 Attention: General Counsel Telephone: (312) 346-9200 Facsimile: (312) 346-7488

With a copy to:	Nixon Peabody LLP 1300 Clinton Square Rochester, NY 14604 Attention: James A. Locke III Telephone: (585) 263-1000 Facsimile: (585) 263-1600

5.02 Facsimile Signatures. A signature on this Guarantee sent by facsimile shall constitute and be binding to the same extent as an original.

5.03 Assignment. The Guarantor shall not assign this Guarantee (except by operation of law) without the prior written consent of each Beneficiary. The Beneficiaries shall not assign the Guarantee (by operation of law or otherwise) to a party other than a Permitted Transferee in connection with a transfer of the Modelo Party’s membership interest in the JV without the prior written consent of the Guarantor.

5.04 Severability. The provisions of this Guarantee shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Guarantee. If any provision of this Guarantee, or the application thereof to any Person or in any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, as far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and

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(b) the remainder of this Guarantee and the application of all its provisions to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

5.05 Parties in Interest; No Third Party Rights. This Guarantee is binding upon Beneficiaries and the Guarantor and its successors and permitted assigns. This Guarantee shall inure to the benefit of the Beneficiaries and their successors and permitted assigns.

5.06 Amendment. No amendment or waiver of this Agreement shall be binding unless executed in writing by the Beneficiaries.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Guarantor has executed this Guarantee on the date first written above.

CONSTELLATION BRANDS, INC.

By:
Name:
Title:

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